As filed with the Securities and Exchange Commission on February 24, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ISC8 INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7373	33-0280334
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

151 Kalmus Dr., Suite A-203
Costa Mesa, California 92626
(714) 444-8753
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John Vong
Chief Financial Officer
151 Kalmus Dr., Suite A-203
Costa Mesa, California 92626
 (714) 444-8753
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Daniel W. Rumsey, Esq.
Disclosure Law Group
One American Plaza
600 West Broadway, Suite 700
San Diego, CA 92101
(619) 795-1134

From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(do not check if a smaller reporting company )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)		Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	244,228,141	(1)	$9,769,125.64	$1,258.26

(1)
Consists of up to (i) 195,382,505 shares of common stock issuable upon conversion of shares of Series D Convertible Preferred Stock (“Series D Preferred”) issued in a series of private placement transactions, first consummated on October 30, 2013 (the “Private Placements”) and/or in exchange for certain of the Registrant’s outstanding convertible debt (the “Note Exchanges”); and (ii) 48,845,636 shares of common stock issuable upon exercise of warrants issued in connection with the Private Placements and Note Exchanges.

(2)
In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”).

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the common stock on February 19, 2014 as reported on the OTCQB.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(Subject to Completion)

Dated ____________, 2014

244,228,141 Shares of Common Stock

ISC8 INC.

We are registering 244,228,141 shares of our common stock, $0.01 per share, of ISC8 Inc. (“we,” “us,” or the “Company”), by selling stockholders listed beginning on page 37 of this prospectus (“Selling Stockholders”).  All of the shares being offered, when sold, will be sold by the Selling Stockholders.  The shares of common stock registered for resale under this registration statement include:

•
up to 195,382,505 shares of common stock, par value $0.01 per share (“Common Stock”) issuable upon conversion of shares of Series D Convertible Preferred Stock (“Series D Preferred”) issued in a series of private placement transactions, first consummated on October 30, 2013 (the “Private Placements”) and/or in exchange for certain of the Registrant’s outstanding convertible debt (the “Note Exchanges”); and

•	up to 48,845,636 shares of Common Stock issuable upon exercise of warrants issued in connection with the Private Placements and Note Exchanges;

We will not receive any proceeds from the sale of the shares by the Selling Stockholders; however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the Selling Stockholders. See “Selling Stockholders” beginning on page 37 of this prospectus for a list of the Selling Stockholders.

The shares of Common Stock are being registered to permit the Selling Stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The Selling Stockholders may sell the shares of our Common Stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 40 of this prospectus.

Our Common Stock is quoted on the OTCQB under the symbol “ISCI.” The last reported sale price of our Common Stock on February 21, 2014 was $0.04 per share.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Investing in our Common Stock involves a high degree of risk, including the risk that we may not be able to continue as a going concern in the event we are unable to obtain adequate financing necessary to satisfy our working capital requirements. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ __, 2014.

ISC8 INC.

-i-

FORWARD-LOOKING STATEMENTS

    This prospectus, including the information incorporated by reference, contains forward-looking statements. The use of any statements containing the words “intend,” “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “should” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in demand for our products and services, changes in the level of operating expenses, our ability to execute our business and operating plan, changes in general economic conditions that impact government spending, regulatory issues, dependence on third party suppliers, and other risks detailed in this prospectus under the heading “Risk Factors” and in our periodic report filings with the Securities and Exchange Commission (the “SEC”).

    Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements may not meet the safe harbor for forward-looking statements pursuant to Sections 21E or 27A of the Securities Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes, and our risk factors beginning on page 2, before deciding whether to purchase shares of our common stock.

As used in this Annual Report, “we”, “us”, “our”, “ISC8”, “Company” or “our Company” refers to ISC8 Inc. and all of its subsidiaries, unless the context requires otherwise.  We are a holding company and conduct no operating business, except through our subsidiaries.

Overview

 We are actively engaged in the design, development, and sale of cyber-security products and solutions for government and commercial enterprises. We provide hardware, software and service offerings for web filtering, deep packet inspection with big data analytics, and malware threat detection for advanced persistent threats (“APTs”).  Our products are installed in nation-wide deployment within the Middle East, and in mobile operators in Europe and Asia Pacific.  We are focused on delivering comprehensive security solutions, with strategic emphasis on cybersecurity, in order to provide complete visibility on mission-critical networks, and mitigation of new threats as they emerge.

 We have a broad global distribution capability through offices in the U.S., Asia, the Middle East, and Europe, and work directly with customers and key strategic partners in order to support our customers. In addition, we offer professional installation to help customers deploy advanced services. This service provides design support for cybersecurity solutions, systems integration and configuration, end-to-end testing for system acceptance by the customer, and solution training.

 We were incorporated in California in December 1974 and were reincorporated in Delaware in January 1988.  Our principal executive offices are located at 151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626. Our telephone number is (714) 444-8753, and our website address is www.ISC8.com. The inclusion of our website address in this report does not include or incorporate by reference into this report any information contained in, or that can be accessed through, our website.

THE OFFERING

Securities Offered by the Selling Stockholders	244,228,141 shares of Common Stock.

Common Stock Outstanding as of February 19, 2014	231,681,176 shares.

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the warrants, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the conversion of securities issued by us.

Risk Factors
Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 2.

Trading Symbol	ISCI

RISK FACTORS

Risks Related to the Company

 We will need to raise capital to fund our operations and service our debt in addition to capital received from recent financings. If such capital is not available to us on a timely basis, on acceptable terms or at all, we will not be able to continue as a going concern.

 Despite capital received from recent debt and equity financings, we will require additional capital to meet our working capital needs, fund our operations and meet our debt service obligations. No assurances can be given that any additional capital from financings or other sources will be available on a timely basis, on acceptable terms, or at all, or that the proceeds from any financings will be sufficient to address our near term liquidity requirements. If we are unable to obtain needed additional capital, our business, financial condition and results of operations will be materially and adversely affected, and we will not be able to continue as a going concern.

 We anticipate that our future capital requirements will depend on many factors, including but not limited to:

•	our ability to meet our current obligations, including trade payables, payroll and fixed costs;

•	our required service and settlement on our debt and capital leases payable over the next twelve months;

•	our ability to obtain revenue, and the timing of our deliverables to earn the revenue;

•	our ability to attract investors by demonstrating our technology’s proof point through the generation of sales revenue;

•	the timing of payments from our customers;

•	our ability to control costs;

•	our ability to commercialize our technologies and achieve broader market acceptance for those technologies;

•	our ability to divest assets as we deem necessary;

•	technological advancements and competitors’ responses to our products;
•	our relationships with customers and suppliers;
•	general economic conditions including the effects of potential future economic slowdowns, acts of war or terrorism and the current international conflicts; and

•	general regulatory conditions that can impact our ability to sell cyber security technologies.

    Our ability to raise additional capital may be limited because, as a company that is quoted on the OTCQB marketplace (“OTCQB”), we are no longer eligible to use Form S-3 to register the resale of securities issued in private financings. Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, or substantial transaction costs or break-up fees in certain instances. Financings may also involve substantial dilution to existing stockholders, and may cause additional dilution through adjustments to certain of our existing securities under the terms of their anti-dilution provisions. If adequate funds are unavailable on a timely basis on acceptable terms, or at all, our business and revenues may be adversely affected and we may be unable to continue our operations at current levels, develop or enhance our products, expand our sales and marketing programs, capitalize on our future opportunities or respond to competitive pressures.

    We are currently in breech of a contract with a vendor, which could, in turn, have a materially adverse effect on our business, financial condition and results of operation. Although we have negotiated a repayment plan, no assurances can be given that we can cure the breach or otherwise satisfy our remaining obligation.

    On November 15, 2013, we failed to satisfy a first year minimum payment obligation of $100,000 under a contract with a certain vendor, resulting in a contractual breach and a requirement that we immediately pay all fees and a guarantee payment of $1.8 million (the “Guarantee Payment”). We have not cured this breach of contract, but have successfully negotiated a payment plan with this vendor (the “Payment Plan”) of four equal monthly payments of $25,000, plus interest, beginning February 2014. Due to our anemic working capital, if we are unable to make payments under the Payment Plan as they come due we will be required to pay the Guarantee Payment in full and our business, financial condition and results of operations could be materially and adversely affected.

    Certain holders of the Company’s senior subordinated debt in the principal amount of approximately $1.0 million have notified the Company that such debt was due and payable as of November 1, 2013. Although the Company disputes this position, in the event the Company cannot successfully defend its position, the Company may be considered in default on such debt.

    On December 6, 2013, a certain holder of Senior Subordinated Convertible Promissory Notes (the “Notes”) who chose not to convert into the Series D Offering (the “Non-Converting Note Holder”), totaling approximately $1.0 million, notified the Company that they interpreted the Notes to require the Company to use the net proceeds from the Series D Offering to repay certain outstanding debts.  In August 2013, however, the Company and the Non-Converting Note Holder amended the terms of the Notes to extend the maturity date of the Notes to January 31, 2014 (the “Amendment”).  The Non-Converting Note Holder has objected to the Company’s interpretation of the Amendment, and has taken the position that the Notes are currently due and payable from proceeds of the Series D Offering, notwithstanding the Company’s position that Amendment extended the maturity date of the Notes to January 31, 2014.  Although the Company disputes the Non-Converting Note Holder's position, and believes that the Amendment extended the maturity date of the Notes to January 31, 2014, we may not prevail.

    As of February 19, 2014, the Notes remained due and payable, and the Company is continuing negotiations with the Non-Converting Note Holder to extend the maturity date of the Notes. In the event we are unable to reach an accommodation or negotiated settlement with the Non-Converting Note Holders, and are otherwise unsuccessful in defending our position, the Notes may become immediately due and payable, in which case we may be considered in default on the Notes.

 In the event that we are unable to repay our debt when due, we may have to seek additional financing, and no assurances can be given that such financing would be available on a timely basis, on terms that are acceptable or at all.

 Failure to meet the repayment or other obligations of our existing debt upon demand by any of our creditors on or before its due date could have a material adverse affect our business, results of operations and financial condition and threaten our financial viability.

 We may consider divesting certain assets in the future to improve our liquidity to focus our business operations.

 To address our working capital needs, we sold a large portion of our patent portfolio in 2009 and assets relating to our former thermal imaging business (the “Thermal Imaging Business”) in January 2012. We may enter into agreements to sell other assets in the future. We also may wish to divest assets to focus our resources on selected business opportunities, as we did in March 2013 with the cessation of our government-focused business (the “Government Business”), and focus on our cyber-security business. We may not be able to complete other divestitures, if any, on acceptable terms, on a timely basis or at all, and such sales, if any, could materially adversely affect our future revenues. Furthermore, we have lenders with security interests in substantially all of our assets, and such sales would therefore require such lenders’ consent and are unlikely to generate any direct benefits to stockholders and could materially impair our ability to maintain our current operations.

 We have historically generated substantial losses, which, if continued, could make it difficult to fund our operations or successfully execute our business plan, and could adversely affect our stock price.

 Since our inception, we have generated net losses in most of our fiscal periods. We experienced a net loss of approximately $28.0 million in fiscal 2013 and $513,000 during the three-months ended December 31, 2013. We can provide no assurance that we will be able to achieve or sustain profitability in the future. In addition, because we have significant expenses that are fixed or difficult to change rapidly, we are generally unable to reduce expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. We are dependent on support from subcontractors to meet our operating plans and susceptible to losses when such support is delayed or withheld. These factors could cause us to continue to experience net losses in future periods, which would make it difficult to fund our operations and execute our business plan, and could cause the market price of our common stock to decline.

We are currently under audit of final indirect rates for fiscal years 2005 through 2012, related to our legacy government businesses.

We are currently under audit by the Defense Contract Audit Agency (“DCAA”) for our final indirect rate submissions for fiscal years 2005 through 2012. We believe the indirect costs have been properly recorded for the outstanding audit years. If the outcome of the outstanding audits results in unfavorable adjustments, there could be a material adverse effect on our results of operation and cash flow.

 As a result of the discontinuation of our Government and Thermal Imaging Businesses, we are dependent on our cyber-security business. If we are unable to commercialize our technology, we may not be able to generate or increase our revenues or achieve or sustain profitability.

 As a result of the discontinuance of our Government and Thermal Imaging Businesses, we are now dependent on our cyber security business for future revenue growth. No assurances can be given that our cyber security business will be successful, or if successful, that we will derive sufficient revenue to generate positive cash flow from operations. In prior years, we have made significant investments to commercialize our technologies without significant success. Furthermore, a majority of our historical total revenues have been generated directly or indirectly from U.S. government customers.

 Our ability to raise capital to fund continuing operations will be negatively impacted if we are unable to successfully develop our cyber security products.

 Our ability to raise additional capital to fund our continuing operations and continue as a going concern will be negatively affected if we are unable to successfully develop our cyber security products. Additionally, our goodwill and intangible assets will be subject to impairment if we are unable to successfully develop our cyber security products.

 We have engaged in multiple financings, which have significantly diluted existing stockholders and will likely result in substantial additional dilution in the future.

Assuming conversion or exercise of all of our existing convertible securities currently authorized and outstanding, approximately 244.2 million additional shares of Common Stock would be outstanding, a 105% increase from the 231,681,176 shares of Common Stock currently issued and outstanding. Between October 30, 2013 and February 19, 2014, the Company issued approximately: (i) 2,782.10 shares of Series D Convertible Preferred Stock (“Series D Preferred”), convertible into approximately 662.4 million shares of Common Stock; (ii) warrants to purchase approximately 165.6 million shares of Common Stock; and (iii) 101.4 million shares of restricted Common Stock. Conversion of all or a portion of the shares of Series D Preferred, convertible promissory notes and/or exercise of all or a portion of the recently issued warrants would have a substantial and material dilutive effect on the Company’s existing stockholders and on the Company’s earnings per share. In addition, the sale of Common Stock issuable upon conversion of shares of Series D Preferred and/or exercise warrants by the Selling Stockholders could have a materially adverse impact on the price of the Company’s Common Stock, as reported on the OTCQB.

Through participation in our debt financings, our primary investors obtained majority control over stockholder voting and substantial control over Board decisions.

As of February 19, 2014, Costa Brava and Griffin, our largest stockholders and debt holders, collectively controlled approximately 53% of our issued and outstanding Common Stock and have the ability, following conversion of certain derivative securities, to substantially increase their aggregate percentage ownership. In addition, certain stockholders, including Griffin, have nominated three of the four directors that presently serve on our Board of Directors. Accordingly, Costa Brava and Griffin have significant influence over the outcome of matters that require a stockholder vote or actions by our Board of Directors, and the ability of other stockholders to influence such outcomes has been correspondingly diminished.

If we fail to scale our operations adequately, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

 Our consolidated total revenues in fiscal 2013 and the three months ended December 31, 2013 were $501,000 and $93,000, respectively. To become and remain profitable, we need to materially grow our total revenues or substantially reduce our operating expenses. Such challenges are expected to place a significant strain on management, personnel, infrastructure and resources. To implement our current business and product plans, we need to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial additional capital and considerable effort by our management. If we are unable to effectively manage changes in our operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

 We are subject to risk of misuse of our technologies by our employees and related partners, which may materially affect our competitiveness in the marketplace.

 We treat technical data as confidential and generally rely on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets, to protect our proprietary information and maintain barriers to competition. However, we cannot assure you that these measures will adequately protect the confidentiality of our proprietary information, or that others will not independently develop products or technology that are equivalent or superior to ours.

 Our ability to exploit our own technologies may be constrained by the rights of third parties who could prevent us from selling our products in certain markets or could require us to obtain costly licenses.

 Other companies may hold or obtain patents or inventions, or may otherwise claim proprietary rights to technology useful or necessary to our business. We cannot predict the extent to which we may be required to seek licenses under such proprietary rights of third parties and the cost or availability of these licenses. While it may be necessary or desirable in the future to obtain licenses relating to one or more proposed products or relating to current or future technologies, we cannot assure you that we will be able to do so on commercially reasonable terms, if at all. If our technology is found to infringe upon the rights of third parties, or if we are unable to obtain sufficient rights to use key technologies, our ability to compete would be harmed and our business, financial condition and results of operations would be materially and adversely affected.

 Producing, enforcing, and protecting patents and other proprietary information can be costly. If we are unable to adequately protect or enforce our proprietary information or if we become subject to infringement claims by others, our business, results of operations and financial condition may be materially adversely affected.

 We may need to engage in future litigation to enforce our intellectual property rights or the rights of our customers, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. No assurances can be given that, in the future, we will be able to continue to pursue patents to protect our various cyber security technologies from infringement by our competitors. We may also need to engage in litigation to enforce patent rights with respect to future patents, if any. In addition, we may receive communications from third parties asserting that our products infringe the proprietary rights of third parties. We cannot assure you that any such claims would not result in protracted and costly litigation. Any such litigation could result in substantial costs and diversion of our resources and could materially and adversely affect our business, financial condition and results of operations. Furthermore, we cannot assure you that we will have the financial resources to vigorously defend our proprietary information.

 We are subject to significant competition that could harm our ability to obtain new business or attract strategic partnerships and could increase the price pressure on our products.

 We face strong competition from a wide variety of competitors, including large cyber-security and security technology firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult for us to win new customers or to attract strategic partners. This competition impacts our ability to increase the average selling prices for our products. We cannot assure you that we will be able to compete successfully with these companies. Certain of our competitors have a presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, distribution, technical and other resources than us. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Increased competition has, in the past, resulted in price reductions, reduced gross margins and loss of market share. This trend may continue in the future. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

 We must continually adapt to unforeseen technological advances, or we may be unable to successfully compete with our competitors.

 We operate in industries characterized by rapid and continuing technological development and advancements. Accordingly, we anticipate that we will be required to devote substantial resources to improve already technologically complex products. Many companies in these industries devote considerably greater resources to research and development than we do. Developments by any of these companies could have a materially adverse effect on us if we are unable to keep up with the same developments. Our future success will depend on our ability to successfully adapt to any new technological advances in a timely manner.

 If we are not able to attract and retain key personnel as required, we may be unable to implement our business plan and our results of operations could be materially and adversely affected.

 We depend to a large extent on the abilities and continued participation of our key employees, including our executive officers. The loss of any key employee could have a material adverse effect on our business. While we have adopted employee equity incentive plans designed to attract and retain key employees, our stock price has declined in recent periods, and no assurances can be given that options or non-vested stock granted under our plans will be effective in retaining key employees. We believe that, as our activities increase and change in character, additional experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them.

USE OF PROCEEDS

We will not receive any of the proceeds of the shares offered by the Selling Stockholders. We may receive proceeds upon exercise of the Series D Warrants (defined below), if they are exercised. The shares that will be resold under this prospectus are issuable upon the conversion of certain securities issued by us during the Private Placements and Note Exchanges. The funds that may be received by us upon exercise of the Series D Warrants, estimated to be approximately $4.1 million if all Series D Warrants are exercised, will be used for general working capital purposes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to implement our business strategy, including the transition from a hardware storage company to a software solutions and services provider;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our expected future financial performance;

•	our expectations regarding our operating expenses;

•	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

•	our ability to expand into other sectors of the storage market, beyond protection storage;

•	our expectations regarding market acceptance of our products;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to protect our confidential information and intellectual property rights;

•	our ability to successfully identify and manage any potential acquisitions;

•	our ability to manage expansion into international markets;

•	our ability to remediate the material weakness in our internal controls identified by our independent registered public accounting firm;

•	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

•	our ability to recruit and retain qualified sales, technical and other key personnel;

•	our ability to obtain additional financing; and

•	our ability to manage growth.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

BUSINESS

Overview

 We are actively engaged in the design, development, and sale of cyber-security products and solutions for government and commercial enterprises. We provide hardware, software and service offerings for web filtering, deep packet inspection with big data analytics, and malware threat detection for advanced persistent threats (“APTs”).  Our products are installed in nation-wide deployment within the Middle East, and in mobile operators in Europe and Asia Pacific.  We are focused on delivering comprehensive security solutions, with strategic emphasis on cybersecurity, in order to provide complete visibility on mission-critical networks, and mitigation of new threats as they emerge.

 We have a broad global distribution capability through offices in the U.S., Asia, the Middle East, and Europe, which work directly with customers and key strategic partners in order to support our customers. In addition, we offer professional installation to help customers deploy advanced services. This service provides design support for cybersecurity solutions, systems integration and configuration, end-to-end testing for system acceptance by the customer, and solution training.

 We were incorporated in California in December 1974 and were reincorporated in Delaware in January 1988.  Our principal executive offices are located at 151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626. Our telephone number is (714) 444-8753, and our website address is www.ISC8.com. The inclusion of our website address in this report does not include or incorporate by reference into this report any information contained in, or that can be accessed through, our website.

Products and Technologies

    We are actively engaged in the design, development, and sale of cyber-security products and solutions for government and commercial enterprises. We provide hardware, software and service offerings for web filtering, deep packet inspection with big data analytics, and malware threat detection for advanced persistent threats (“APTs”).  Our products are installed nation-wide within the Middle East, and in mobile operators in Europe and Asia Pacific.  We are focused on delivering comprehensive security solutions, with strategic emphasis on cybersecurity, in order to provide complete visibility on mission-critical networks, and mitigation of new threats as they emerge.

We have a broad global distribution capability through offices in Asia, Middle East, Europe, and the U.S., which work directly with customers and key strategic partners to support the Company's customers. In addition, we offer professional installation to help customers deploy advanced services. This service provides design support for cybersecurity solutions, systems integration and configuration, end-to-end testing for system acceptance by the customer, and solution training.

 We presently offer or will offer products in the following areas:

 Cyber Advance Threat Detection. During the last two years, our cyber-security technology has evolved into the Cyber adAPT® product suite focused on detecting advanced persistent threats (“Advanced Persistent Threats”). The Cyber adAPT® system identifies data exfiltration or modification due to sophisticated attacks by leveraging knowledge of tactics of advanced malware actions across the monitored network.  The Advanced Persistent Threats products have a number of potential government and commercial applications globally, including network and electronic security.  While this product will be generally available in the future, it is currently in limited release.

 Cyber Forensic Investigations. Our Cyber NetFalcon® provides long-term tracking of user applications, networks and devices to strengthen cyber-security operation.  Users of this product include but are not limited to commercial enterprises, network operators and government agencies. This product provides the data/information required for forensic examination or incident response upon detection of malicious activity. This product is currently generally available to end-users. In addition, NetFalcon® can also be used to augment packet capture devices to help increase the speed of access to critical data.

 Web-Filtering for Service Providers. Our Cyber NetControlTM product allows service providers and enterprises to protect their users from accessing inappropriate content on a network-wide or per-user basis.  This product is currently generally available to end-users.

Manufacturing

 We use commercial off the shelf (“COTS”) hardware for all our products. Given our current level of product sales, we source our technologies from suppliers that are not single sourced and, as such, are not vulnerable to supply disruptions. Product manufacturing consists of loading software on the various platforms and performing integration testing. This may be performed at ISC8 facilities and shipped to the customer site or, alternatively, completely integrated at the customer site.

Customers and Marketing

 We market our cybersecurity products to both government and commercial customers globally. To date, we have achieved modest success in receiving commercial orders for our cyber security products. We have expressions of interest from some potential new customers for government applications. We have marketing staff with relevant industry experience for these products.

 We focus marketing in specific areas of interest in order to best use our relatively limited marketing resources. We are managing our marketing through centralized coordination of the lead individuals with specific responsibilities for our various cyber security technologies.

Competition

 The market for products that address the security requirements of electronic data transmission and storage is both large and diverse. As such, the competition to serve this market is similarly diverse and consists of a wide variety of competitors. Our competitors include Fidelis (recently acquired by General Dynamics), SAIC, Boeing, Arbor Networks, Damballa, Inc., FireEye, Inc., Trend Micro Incorporated, Bluecoat, Websense, Procera, Netsweeper, Palo Alto Networks and Fortinet, Inc.

Patents, Trademarks and Licenses

    We protect our proprietary technology by seeking to obtain, where practical, patents on the inventions made by our employees. As of September 30, 2013 we had a combined total of 100 issued U.S. patents and pending U.S. patent applications consisting of:

●	14 issued U.S. patents,
●	75 U.S. non-provisional patent applications; and
●	11 U.S. provisional patent applications.

Research and Development

Our consolidated research and development expenses for the year ended September 30, 2013 ("Fiscal 2013") were approximately $7.6 million. We expect to continue to allocate significant resources to the development of our cyber security products in future periods, which may result in further increases in research and development expense as compared to prior fiscal periods. We expend significant resources related to continued research and development efforts of our cyber security technologies, and anticipate continuing to do so.

Employees

We had 34 full-time and three part-time employees as of February 19, 2014.

Compliance with Environmental Laws

Our business does not require us to comply with any particular environmental regulations.

Description of Property

Our headquarters are located in Plano, Texas, but we maintain and our executive office in Costa Mesa, California. We currently lease both offices. Our Plano, Texas office lease is set to expire on June 15, 2018 and our Costa Mesa, California office lease is set to expire on September 15, 2014.  Total rent expense for the year ended September 30, 2013 and the three months ended December 31, 2013 was approximately $43,000 and $53,000, respectively.  Total remaining payments on both leases are approximately $820,000.

Legal Proceedings

 The Company has been, and may from time to time, become a party to legal proceedings arising in the ordinary course of its business. The Company does not presently know of any matters that could have a materially adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Reports to Security Holders

The Company is required to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Section 15(d) of the Exchange Act. The Company is required to file annual, quarterly and other reports with the SEC and, accordingly, must furnish an annual report with audited financial statements to its stockholders.  Copies of this registration statement and all subsequent filings the Company makes with the SEC may be inspected, without charge, at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. and 3 p.m.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of this material also should be available through the Internet by using the SEC’s EDGAR Archive, which is located at http://www.sec.gov.  We will also make such material available on our own website, which is located at http://www.isc8.com.

MARKET PRICE OF COMMON STOCK AND OTHER STOCKHOLDER MATTERS

Market Information

Our Common Stock is traded on the OTCQB marketplace under the name ISC8 Inc., and quoted on the OTCQB marketplace under the symbol ISCI.

The following table sets forth high and low bid prices for our Common Stock for the calendar quarters indicated as reported by the OTCQB.  These prices represent quotations between dealers without adjustment for retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
2014
First Quarter	$0.05	$0.01

2013
First Quarter	$0.13	$0.06
Second Quarter	$0.13	$0.08
Third Quarter	$0.12	$0.05
Fourth Quarter	$0.07	$0.02

2012
First Quarter	$0.12	$0.07
Second Quarter	$0.20	$0.08
Third Quarter	$0.16	$0.10
Fourth Quarter	$0.14	$0.07

2011
First Quarter	$0.15	$0.08
Second Quarter	$0.32	$0.12
Third Quarter	$0.18	$0.10
Fourth Quarter	$0.16	$0.07

Holders

At February 19, 2014, there were 231,681,176 shares of our Common Stock outstanding, and approximately 380 shareholders of record of our Common Stock.  At February 19, 2014, there were 866 shares of our Series B Convertible Preferred Stock outstanding held by approximately 18 shareholders of record, and 2,804.03 shares of our Series D Preferred outstanding held by approximately 39 shareholders of record.

Dividends

We have never declared or paid cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Our Board of Directors does not intend to distribute dividends in the near future. Instead, we plan to retain any earnings to finance the development and expansion of our business.  The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant.  There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Transfer Agent

Our Transfer Agent and Registrar for our Common Stock is ComputerShare, located in Golden, Colorado.

SELECTED CONSOLIDATED FINANCIAL DATA

A smaller reporting company is not required to provide the information required by this item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this Registration Statement. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and in the audited consolidated financial statements and related notes included elsewhere in this Prospectus.

Overview

ISC8 Inc. (the “Company”) is engaged in the design, development, and sale of a family of security products, consisting of cyber security solutions for government and commercial applications. Our current operations are located in California, Texas, Dubai, Italy, Malaysia, Singapore, and the United Kingdom. Our operations in Dubai, Italy, Singapore, and the United Kingdom were acquired in connection with our acquisition of certain software assets of Bivio Software in October 2012.

Critical Accounting Polices and Estimates

Discussion and analysis of our financial condition and results of operations are based upon financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates; including those related to collection of receivables, inventory obsolescence, sales returns and non-monetary transactions such as stock and stock options issued for services.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

 Revenue Recognition. Our cyber-security business derives revenue from three principal sources, hardware, software, and maintenance, as follows:

 We generate revenue from the sale of licensing rights to its software products directly to end-users and through value-added resellers (“VARs”). We also generate revenue from sales of hardware, installation, and post contract support (maintenance), performed for clients who license its products. A typical system contract contains multiple elements of the above items. Revenue earned on software arrangements involving multiple elements is allocated to each element based on the fair values of those elements. The fair value of an element is based on vendor-specific objective evidence (“VSOE”). We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. VSOE calculations are updated and reviewed quarterly or annually depending on the nature of the product or service. When evidence of fair value exists for the delivered and undelivered elements of a transaction, then discounts for individual elements are aggregated and the total discount is allocated to the individual elements in proportion to the elements’ fair value relative to the total contract fair value. When evidence of fair value exists for the undelivered elements only, the residual method is used. Under the residual method, we defer revenue related to the undelivered elements based on VSOE of fair value of each of the undelivered elements and allocates the remainder of the contract price net of all discounts to revenue recognized from the delivered elements. If VSOE of fair value of any undelivered element does not exist, all revenue is deferred until VSOE of fair value of the undelivered element is established or the element has been delivered.

 For arrangements that include both software and non-software elements, we allocate revenue to the software deliverables and non-software deliverables based on their relative selling prices. In such circumstances, the accounting principles establish a hierarchy to determine the selling price to be used for allocating revenue to deliverables as follows:

(i)	VSOE;
(ii)	third-party evidence of selling price (“TPE”); and
(iii)	best estimate of the selling price (“ESP”).

 When we are unable to establish a selling price using VSOE, or TPE, we use ESP to allocate the arrangement fees to the deliverables.

 Provided the fees are fixed or determinable and collection is considered probable, revenue from licensing rights and sales of hardware and third-party software is generally recognized upon physical or electronic shipment and transfer of title. In certain transactions where collection risk is high, the revenue is deferred until collection occurs or becomes probable. If the fee is not fixed or determinable, then the revenue recognized in each period (subject to application of other revenue recognition criteria) will be the lesser of the aggregate of amounts due and payable or the amount of the arrangement fee that would have been recognized on a straight line basis over the contractual period.

 Valuation Allowances. We maintain allowances for doubtful accounts for estimated losses resulting from a deterioration of a customer’s ability to make required payments to the point where we believe it is likely that there has been an impairment of the customer's ability to make payments. Such allowances are established, maintained or modified at each reporting date based on the most current available information. We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.

 Goodwill and Other Intangible Assets. We acquired goodwill as a result of our purchase of Bivio Software.  As a result, we tested goodwill for impairment at the end of the third fiscal quarter ended June 30, 2013.  Our annual test date is at the end of the third fiscal quarter, however we will also test for impairment between annual test dates if an event occurs or circumstances arise that would indicate the carrying amount may be impaired.  Goodwill impairment testing is performed as a single reporting unit.

 We have two approaches to evaluate the impairment of goodwill.  The first approach is a qualitative assessment.  The Company accumulates the relevant events and circumstances for each reporting unit subject to the qualitative assessment.  If the Company determines it is more likely than not that the fair value is higher than the carrying value, no additional evaluation is necessary. If the goodwill evaluation does not pass the qualitative assessment, we are required to use the quantitative measurement of the fair value of the reporting unit. Under this approach, the first step of the impairment test involves comparing the fair values of the single reporting unit with its carrying value.  If the carrying amount of the single reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the single reporting unit’s goodwill with the carrying value of that goodwill. Any amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. Based on the results of our qualitative assessment, we do not believe goodwill or intangible assets are currently impaired.

 Our intangible assets with definite lives currently consist of software technology, trade names, and customer relationship, which were acquired as a result of the business combination with Bivio Software or developed internally.  These assets are amortized on a straight-line basis over their estimated useful lives. We will test for impairment between annual test dates if an event occurs or circumstances arise that would indicate the carrying amount may be impaired.  There was no impairment to our definite lived intangible assets as of February 19, 2014.

 We do not believe there is a reasonable likelihood that there will be a material change in the future estimates and assumptions we use to test for impairment losses on goodwill and intangible assets. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to future impairment charges that could be material.

 Stock-Based Compensation. We calculate stock option-based compensation by estimating the fair value of each option using the Black-Scholes option-pricing model. Our determination of fair value of stock option-based payment awards is made as of their respective dates of grant using the Black-Scholes option-pricing model and is affected by our stock price, as well as assumptions regarding a number of other variables, including the expected stock price volatility over the term of the awards, the portion of stock options granted that will ultimately vest, and the periods from the grant date until the options vest and expire. The Black-Scholes option-pricing model was developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, the existing valuation models may not provide an accurate measure of the fair value of our outstanding employee stock options. We recognize compensation expense on a straight-line basis over the requisite service period of the option after consideration of the estimated forfeiture rate.

 We calculate compensation expense for both vested and nonvested stock awards by determining the fair value of each such grant as of their respective dates of grant using the closing sales price of our common stock on the OTCQB at such dates without any discount. We recognize compensation expense for nonvested stock awards on a straight-line basis over the requisite service period.

 Executive Salary Continuation Plan Liability. We have estimated liability related to our Executive Salary Continuation Plan (the “ESCP”) based upon the expected lifetime of participants using Social Security mortality tables and discount rates comparable to rates of return on high quality investments providing yields in amount and timing equivalent to expected benefit payments. At the end of each fiscal year, we determine the assumed discount rate to be used to discount ESCP liability. We considered various sources in making this determination, including the Citigroup Pension Liability Index, which was 4.92% at September 30, 2013. Based upon this review, we used a 4.92% discount rate for determining ESCP liability at September 30, 2013.

 Derivatives. A derivative is an instrument, the value of which is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, we do not invest in separable financial derivatives or engage in hedging transactions. However, we have entered into complex financing transactions, including certain convertible debt transactions in fiscal 2013 and fiscal 2012 and certain warrant grants in fiscal 2013 and fiscal 2012, that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. We may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice pricing model and marked to market through earnings. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

Results of Operations

Comparison of the Fiscal Year Ended September 30, 2013 to the Fiscal Year Ended September 30, 2012

Results of Continuing Operations

 The continuing operating results of our business for fiscal 2013 and fiscal 2012 are as follows:

	September 30, 2013	September 30, 2012 (1)	Change	Change (%)
Revenues	$501,000	$-	$501,000	100%
Cost of revenues	169,000	-	169,000	100%
Gross profit	332,000	-	332,000	100%
Operating expenses
General and administrative expense	7,774,000	5,115,000	2,659,000	52%
Research and development expense	7,597,000	4,063,000	3,534,000	87%
Total operating expenses	15,371,000	9,178,000	6,193,000	67%
Loss from operations	(15,039,000)	(9,178,000)	(5,861,000)	64%
Interest and other (income) expenses
Interest expense	14,121,000	6,581,000	7,540,000	115%
(Gain) loss from change in fair value of derivative liability	(4,602,000)	4,822,000	(9,424,000)	(195%)
Other expense, net	62,000	113,000	(51,000)	(45%)
Total interest and other expenses	9,581,000	11,516,000	(1,935,000)	(17%)
Loss from continuing operations	(24,620,000)	(20,694,000)	(3,926,000)	19%
Provision for income taxes	46,000	3,000	43,000	1433%
Net loss from continuing operations	(24,666,000)	(20,697,000)	(3,969,000)	19%
Loss from discontinued operations (net of $0 tax)	(3,050,000)	(6,719,000)	3,669,000	(55%)
Gain (loss) on disposal of discontinued operations (net of $0 tax)	(309,000)	7,748,000	(8,057,000)	(104%)
Net loss	$(28,025,000)	$(19,668,000)	$(8,357,000)	42%

Basic and diluted income (loss) per share:	September 30, 2013	September 30, 2012	Change	% of Change
Net loss from continuing operations	$(0.15)	$(0.17)	$0.02	(12	% )
Net income (loss) from discontinued operations	$(0.02)	$0.01	$(0.03)	(300	% )
Net income (loss)	$(0.17)	$(0.16)	$(0.01)	6%
Weighted average number of common shares outstanding, basic and diluted	163,042,000	123,624,000	39,418,000	32%

(1)
In March 2013, we ceased operations associated with our Government Business, and in January 2012 we ceased operations associated with our Thermal Imaging Business. In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification ("ASC"), the results of operations related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements. See Note 13 of the Notes to the Condensed Consolidated Financial Statements.

 Total Revenues. Total revenues for fiscal 2013 were $501,000 compared to $0 during fiscal 2012. Revenue was generated from sales and support of cyber security products primarily resulting from the acquisition of Bivio Software and its software maintenance revenue. Effective March 19, 2013, we discontinued our Government Business and completed our goal of transforming the Company into a pure cyber security company. We are continuing to focus on the development of the Cyber adAPT® product suite and are currently promoting sales of our other recently introduced products, Cyber NetFalcon® and Cyber NetControlTM. We believe these products could become a material contributor to our total revenue, however no assurances can be given that such outcome will materialize during fiscal 2014, or at all.

 Cost of Revenues. Cost of revenue includes wages and related benefits of our personnel, as well as independent consultant and vendor expenses directly incurred in the manufacture, delivery and installation of products sold, plus related overhead expenses. For fiscal 2013, cost of revenue was $169,000 compared to $0 for fiscal 2012.

 General and Administrative Expense. General and administrative expense largely consists of wages and related benefits for our executive, financial, administrative and marketing staff, as well as professional fees, primarily legal and accounting fees and other costs, plus various fixed costs such as rent, utilities and telephone. For fiscal 2013 general and administrative expenses increased $2.7 million to $7.8 million or 52% from $5.1 million in fiscal 2012.  The increase for fiscal 2013 consisted of a combination of increased stock-based compensation expense, marketing and legal fees, severance and other expenses.

 Research and Development Expense. Research and development expense primarily consists of wages and related benefits for our research and development staff, independent contractor fees and vendor expenses directly incurred in support of internally funded research and development projects, plus associated overhead expenses. For fiscal 2013 research and development expense increased $3.5 million to $7.6 million or 87% from $4.1 million in fiscal 2012. The increase is largely related to the development expense of our Texas-based cyber security office, which we opened and began staffing in April 2011, and the acquisition of a research facility in Italy in connection with the acquisition of Bivio Software. Many of those expenses relate to the hiring of highly-skilled developers and support staff, software licensing expense, independent contractor fees and various operating leases of facilities and equipment to support product development. We expect to continue to allocate significant resources to the development of our cyber security products in future periods, which may result in further increases in research and development expense as compared to prior fiscal periods. However, no assurances can be given that we will capitalize on our research and development initiatives.

 Interest Expense. Interest expense consists mainly of amortization of our debt discount and financing related costs. For Fiscal 2013, interest expense increased $7.5 million to $14.1 million or 115% from $6.6 million in fiscal 2012. The increase in interest expense for fiscal 2013 was primarily due to the issuance of additional debt to fund working capital expenses.

 Change in Fair Value of Derivative Liability. We revalued our embedded derivatives contained in certain convertible notes and warrants as of September 30, 2013.  For fiscal 2013, our change in fair value of derivative liability changed by $9.4 million to a gain of $4.6 million or 195% from a loss of $4.8 million in fiscal 2012. This gain from change in fair value of derivative liability for fiscal 2013 was mainly the result of quarterly fluctuations in our stock price. Given the price volatility of our Common Stock, there could be additional substantial changes in the fair value of our derivative liability that we will be required to record in future reporting periods, unless and until our convertible debt instruments mature, are repaid, or are converted into preferred or Common Stock, and/or the warrants expire or are exercised for the purchase of Common Stock pursuant to their respective terms. Although no assurances can be given, in the event of such conversion or exercise, the derivative liability associated with these instruments would be eliminated.

 Provision for Income Taxes. Our provision for income taxes on continuing operations for fiscal 2013 increased approximately $43,000 to $46,000 or 1,433% from $3,000 in fiscal 2012. The increase in income taxes expense is due to foreign taxes paid from our foreign subsidiaries.

 Net Loss from Continuing Operations. Our net loss from continuing operations increased $4.0 million to $24.7 million, or 19% for fiscal 2013, compared to a net loss of $20.7 million for fiscal 2012, largely due to insufficient revenues to support our operations as well as a loss from change in fair value of derivative instruments. The net loss from continuing operations was increased further as a result of an increase in total costs and expenses and interest expenses in the comparable period.

 Net Income (Loss) from Discontinued Operations. Loss from discontinued operation for fiscal 2013 decreased $3.7 million to $3.1 million, or 55% from $6.7 million in fiscal 2012. The decrease was related to losses associated with the Government Business, which ceased in March 2013.  In fiscal 2012, the loss from discontinued operations resulted from a combination of the Government Business and the Thermal Imaging Business, which was sold and ceased operation in fiscal 2012.

 Loss per Share. Basic loss per share from continuing operations decreased $0.02 to $0.15 for fiscal 2013, from $0.17 in fiscal 2012. The change in basic loss per share was due to the changes in net loss.

Comparison of the Three Months Ended December 31, 2013 to the Three Months Ended December 30, 2012.

Overview of Results of Continuing Operations for Three Months Ended December 31, 2013 and December 30, 2012

Condensed Consolidated Results of Continuing Operations

The continuing operating results of our business for the three months ended December 31, 2013 and December 30, 2012 are as follows:

	December 31,	December 30,	Increase	% of Increase
	2013	2012 (1) (2)	(Decrease)	(Decrease)
Revenues	$93,000	$93,000	$-	-%
Cost of revenues	48,000	48,000	-	-%
Gross profit	45,000	45,000	-	-%
Operating expenses
General and administrative expense	2,375,000	2,368,000	7,000	-%
Research and development expense	1,898,000	1,968,000	(70,000)	(4)%
Total operating expenses	4,273,000	4,336,000	(63,000)	(1)%
Operating loss	(4,228,000)	(4,291,000)	(63,000)	(1)%
Interest and other (income) expenses
Interest expense	3,928,000	1,987,000	1,941,000	98%
Gain from change in fair value of derivative liability	(7,334,000)	(4,947,000)	2,387,000	48%
Gain on extinguishment of debt	(316,000)	-	(316,000)	100%
Other (income) expense, net	4,000	(1,000)	5,000	500%
Total interest and other expenses	(3,718,000)	(2,961,000)	(757,000)	(26)%
Income (loss) from continuing operations	(510,000)	(1,330,000)	(820,000)	(62)%
Provision for income taxes	3,000	-	3,000	100%
Net income (loss) from continuing operations	(513,000)	(1,330,000)	(817,000)	(61)%
(Loss) from discontinued operations (net of $0 tax)	-	(834,000)	834,000	100%

Net income (loss)	$(513,000)	$(2,164,000)	$(1,651,000)	(76)%

	December 31,	December 30,	Increase	% of Increase
Basic and diluted income (loss) per share:	2013	2012	(Decrease)	(Decrease)
Basic income (loss) from continuing operations	$-	$(0.01)	$0.01	100%
Basic income (loss) from discontinued operations	-	$(0.01)	$0.01	100%
Basic net income (loss) per share	$-	$(0.02)	$0.02	100%

Weighted average number of common shares outstanding	224,816,000	141,394,000	83,422,000	59%

(1)
In March 2013, we ceased operations of its Government Business, and in January 2012 we ceased operations of its thermal imaging products business (the “Thermal Imaging Business”).  In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the ASC, the assets and liabilities related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements.  See Note 15 of the Notes to the Condensed Consolidated Financial Statements.

(2)
On June 28, 2013, we changed our fiscal year end-date from the last Sunday of September to September 30. Accordingly, fiscal 2013 will end on September 30, 2013, rather than September 29, 2013.  Although the first quarter of fiscal 2013 was previously reported as December 30, 2012, we did not change our prior period presentation reflecting our change of fiscal year because the difference is immaterial.

     The following discussions relate to our results of continuing operations after reclassifying the operations of our Thermal Imaging Business and Government Business as discontinued operations upon the sale of the Thermal Imaging Business on January 31, 2012, and the discontinuance of the Government Business on March 19, 2013.

Total Revenues. Total revenues for the three months ended December 31, 2013 and 2012 was $93,000. The revenue was generated from software maintenance revenue of our cyber security products primarily resulting from the acquisition of Bivio Software. Effective March 19, 2013, we discontinued our Government Business and completed our goal of transforming the Company into a pure cyber security company.   We are continuing to focus on the development of the Cyber adAPT® product suite and are currently promoting sales of our other recently introduced products, Cyber NetFalcon® and Cyber NetControlTM. We believe these products could become a material contributor to our total revenue; however, no assurances can be given that such outcome will materialize during the year ended September 30, 2014, or at all.

Cost of Revenues. Cost of revenue includes wages and related benefits of our personnel, as well as subcontractor, independent consultant and vendor expenses directly incurred in the manufacture of products sold, plus related overhead expenses. For the three months ended December 31, 2013 and 2012 cost of revenue was $48,000.

General and Administrative Expense. General and administrative expense largely consists of wages and related benefits for our executive, financial, administrative and marketing staff, as well as professional fees, primarily legal and accounting fees and costs, plus various fixed costs such as rent, utilities and telephone. For the three months ended December 31, 2013 general and administrative expense was comparable to the prior year period at approximately $2.4 million.

Research and Development Expense. Research and development expense primarily consists of wages and related benefits for our research and development staff, independent contractor consulting fees and subcontractor and vendor expenses directly incurred in support of internally funded research and development projects, plus associated overhead expenses. For the three months ended December 31, 2013, research and development expense was comparable to the prior year’s period at approximately $2.0 million.

Interest Expense. For the three months ended December 31, 2013 interest expense increased $1.9 million to $3.9 million, or 98%, from $2.0 million for the three months ended December 31, 2012. The increase in interest expense for the three months end December 31, 2013 was primarily due to warrants issued to extend the maturity date of certain senior debt to January 31, 2014 of approximately $2.2 million.

Change in Fair Value of Derivative Liability. For the three months ended December 31, 2013, our gain from the change in fair value of derivative liability increased $2.4 million to $7.3 million, or 48%, from $4.9 million during the same period in 2012. On October 31, 2013 we completed certain Private Placements, which transactions constituted a qualified financing and fixed the conversion price of certain convertible notes and warrants, and, in turn, eliminated the embedded derivative therein. As a result these Private Placements, we revalued our embedded derivatives contained in the Senior Subordinated Convertible Notes issued during Fiscal 2013 (the “2013 Notes”), Senior Subordinated Notes cancelled during the Note Exchanges and warrants as of October 31, 2013. We recognized a $6.8 million gain associated with the change in fair value related to these derivatives due to our lower stock price. The resulting fair value of these derivatives as of October 31, 2013 was extinguished in one of two methods.  For the portion of the derivative securities held by parties related to the Company, we recognized the balance as contributed capital.  For the portion of the derivative securities held by parties not otherwise related to the Company, we recognized the balance as a gain on extinguishment of debt. However, the conversion price of the Senior Subordinated Notes remaining after the Note Exchanges (the “Remaining Notes”) will be based on the price of the Company’s next qualified financing.  Therefore, we revalued the embedded derivative on the Remaining Notes as of December 31, 2013.  The difference in the fair value resulted in a $0.6 million gain due to a lower trading price of our Common Stock, as quoted on the OTCQB.  The Remaining Notes continue to have derivative features that may result in additional changes to the fair value of our derivative liability in future reporting periods until our convertible debt instruments mature, are repaid, or are converted into Common Stock or preferred stock.

Extinguishments of Debt. For the three months ended December 31, 2013, our gain on extinguishment of debt was $0.3 million.  All notes held by parties otherwise unrelated to the Company and canceled during the Note Exchanges were treated as an extinguishment of debt.  As such, the aggregate principal balance, accrued interest, unamortized discount, deferred cost, and respective derivative liability was compared to the fair value of the shares of Series D Preferred received in exchange for such cancelled debt, and resulted in a $0.3 million gain on extinguishment of debt.

 Net Loss from Continuing Operations. Our net loss from continuing operations decreased $0.8 million to approximately $0.5 million for the three months ended December 31, 2013, compared to $1.3 million for the three month period ended December 31, 2012, largely due to a gain from change in fair value of derivative instruments and gain in extinguishment of debt offset by higher interest expense of $1.9 million associated the Note Exchanges.

    Loss per Share. Basic and diluted loss per share from continuing operations decreased by $0.01 to $0.00 for the three months ended December 31, 2013, from $0.01 for the same period in 2012. Basic and diluted loss per share from discontinued operations decreased by $0.01 to $0.00 for the three months ended December 31, 2013, from $0.01 for the same period in 2012. Basic and diluted loss per share decreased by $0.02 to $0.00 for the three months ended December 31, 2013, from $0.02 for the same period in 2012.

Liquidity and Capital Resources

 Our liquidity in terms of both cash and cash equivalents decreased in during fiscal 2013, but increased during the three months ended December 31, 2013, largely as a result of the timing of payments on our current payables and cash generated from our equity and debt financing. We continued to have a working capital deficit for the current period because we continued to generate losses as shown in the following table and discussed more fully below:
	Fiscal 2013	Fiscal 2012
Cash used in operating activities — continuing operations	$(16,352,000)	$(7,397,000)
Cash provided by (used in) investing activities — continuing operations	475,000	(98,000)
Cash provided by financing activities — continuing operations	16,157,000	3,523,000
Cash provided by (used in) continuing operations	$280,000	$(3,972,000)

Cash used in operating activities — discontinued operations	$(1,912,000)	$(5,690,000)
Cash provided by investing activities — discontinued operations	174,000	8,665,000
Cash provided by (used in) discontinued operations	$(1,738,000)	$2,975,000

	Cash and Cash Equivalents	Working Capital (Deficit)
September 30, 2013	$136,000	$(29,713,000)
Net Dollar increase as of December 31, 2013	239,000	22,944,000

December 31, 2013	$375,000	$(6,769,000)
Percentage increase as of December 31, 2013	176%	77%

 Cash and Cash Equivalents. The $1.6 million use of cash during the year ended September 30, 2013 is a result of the following components: (i) cash used in operating activities of $16.4 million; (ii) cash provided by investing activities of $0.5 million; and (iii) cash provided by financing activities of $16.2 million.  Cash used in operating activities of $16.4 million was a result of the $28.0 million net loss from continuing operations, offset by $4.6 million non-cash gain in fair value of derivative liability, $11.7 million in non-cash interest expense, and other less significant factors related to various timing and cash deployment effects.  Cash provided by investing activities of $0.5 million was a result of $1.2 million in proceeds from sale of Thermal Imaging Division, partially offset by $0.6 million used in the acquisition of Bivio and property and equipment expenditures.  Cash provided by financing activities of $16.2 million was a result of $17.8 million in proceeds from the issuance of the 2013 Notes, offset by related principal payments of notes, debt issuance costs and payments of capital lease obligations totaling $1.6 million. Cash used in discontinued operations of $1.7 million was mainly a result of $1.9 million in operations of discontinued operations, offset by the sale and disposal of discontinued operation fixed assets of $0.2 million.

The $0.2 million increase in cash during the three month period ended December 31, 2013 was a result of the following components: (i) cash used in operating activities of $2.6 million offset by proceeds from the Private Placements and Note Exchanges of $2.9 million,  (ii) cash used in operating activities of $0.5 million, (iii) $3.4 million in non-cash interest expense, (iv) $1.5 million in stock based compensation expense and (v) a net change in operating assets and liabilities of $0.3 million, offset by $7.3 million change in fair value of derivative liability, and other less significant factors related to various timing and cash deployment effects. Cash provided by financing activities was a result of $4.4 million in proceeds from the sale of shares of Series D Preferred during the Private Placements and $0.2 million in proceeds from the issuance of the Senior Subordinated Secured Convertible Promissory Notes, partially offset by $2.0 million of principle payments on the $5.0 million revolving credit facility issued by Partners for Growth III, L.P. (“PFG”) to the Company in December 2011 (the “Revolving Credit Facility”).

As of February 19, 2014 we have used substantially all of the cash obtained from the sale of the Thermal Imaging Division, proceeds from the Revolving Credit Facility, 2013 Notes and sale of Series D Preferred to fund our operations, and have been unable to maintain positive cash flow due to insufficient revenues.  However, our loss from continuing operations during the three months ended December 31, 2013 was reduced as a result of various non-cash transaction associated with the change in fair value of the derivative for $7.3 million, gain on extinguishment of debt of $0.3 million, and included non-cash stock options expense of $1.5 million, and non-cash interest expense of $3.4 million. We had approximately $0.4 million of cash on hand as of December 31, 2013. Our operating expenses during the quarter ended December 31, 2013 were approximately $4.3 million. In order to satisfy our continuing operating expenses and debt obligations, we are currently seeking additional financing. However, no assurances can be given that such financing will be available on a timely basis, on terms that are acceptable, or at all. Failure to meet the repayment or other obligations of our existing debt could result in default and acceleration of debt maturity, which could materially adversely affect our business, and financial condition, and threaten our viability as a going concern.

 Loss from Continuing Operations. Our loss from continuing operations during fiscal 2013 was $24.7 million, as compared to a loss from continuing operations of $20.7 million for fiscal 2012.  As of September 30, 2013, we had negative working capital and stockholders’ deficit of approximately $29.7 million and $55.6 million, respectively, compared to negative working capital and stockholders’ deficit of $10.1 million and $35.4 million, respectively, as of September 30, 2012.

For the three months ended December 31, 2013, our loss from continuing operations was $0.5 million, as compared to a $1.3 million for the three months ended December 30, 2012. As of December 31, 2013 we had negative working capital and stockholders’ deficit of approximately $6.8 million and $6.4 million as compared to $29.7 million and 55.6 million, respectively, at September 30, 2013. The increases in working capital and stockholders’ deficit was the due to the shares of Series D Preferred and shares of restricted Common Stock issued during the Note Exchanges, and the elimination of the related derivative liability resulting from the cancellation of certain notes during the Note Exchanges.

Off-Balance Sheet Items

We had no off-balance sheet items as of February 19, 2014.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

 The Board of Directors and executive officers consist of the persons named in the table below.  Vacancies on the Board may only be filled by a majority vote of the Board, or at a stockholder's meeting at which stockholders holding a majority of the issued and outstanding shares of capital stock are present.  The directors are elected annually by the stockholders at the annual meeting.  Each director shall be elected for the term of one year, and until his or her successor is elected and qualified, or until earlier resignation or removal.  The bylaws provide for at least one director.  The directors are as follows:

Name	Age	Director/Officer Since	Position
Bill Joll	51	2010	Chief Executive Officer and President
John Vong	40	2013	Chief Financial Officer
Scott Millis	59	2013	Chief Security Strategy Officer
Simon Williams(3)	45	2013	Chairman of the Board
Alexander Awan(1)(2)	54	2013	Director
Theodore Lanes(1)	50	2010	Director
Chester P. White(2)	49	2010	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The following is a summary of our executive officers’ and directors’ business experience.

Bill Joll became our Chief Executive Officer and President in December 2010, and, until November 2013, also served as on the Company’s Board of Directors. From October 2009 to June 2010, Mr. Joll was President of Velocitude, a mobile web services platform, until its acquisition by Akamai Technologies, Inc., a provider of cloudbased services for Web and mobile content and applications. From June 2010 through December 2010, Mr. Joll was involved with the integration of Velocitude into Akamai. From July 2008 through September 2009, Mr. Joll was an independent management consultant. From May 2006 through June 2008, Mr. Joll served as the President and Chief Executive Officer of On2 Technologies, a company focused on advanced video compression. From May 2005 to February 2006, Mr. Joll served as Vice President of Marketing for RealNetworks, a company focused on management and sharing of digital media. From October 2002 to May 2005, Mr. Joll was President and Chief Executive Officer of Threshold Networks, a company focused on enterprise application management. Mr. Joll holds BSEE and MScEE degrees from the University of Manitoba.

John Vong was appointed our Chief Financial Officer in April 2013.  Prior to joining the Company, Mr. Vong served as the vice-president and corporate controller for Spectrum Group International, Inc., a publicly traded company, from 2010 to 2013. Prior to Spectrum Group International, Inc., Mr. Vong was the Vice President of Finance for Clean Energy Fuels Corp. and the corporate controller for Fuel Systems Solutions, Inc., both publicly traded companies. Mr. Vong holds a B.S. in Business Administration from the University of California, Riverside, and a M.B.A from the University of California, Irvine. Mr. Vong is also a California Certified Public Accountant.

Scott Millis was appointed our Chief Security Strategy Officer in May 2013. Mr. Millis is a senior IT executive and industry pioneer with an exceptional talent for aligning IT security with business objectives. Formerly the chief IT strategy officer at McAfee, Mr. Millis brings years of experience and a deep understanding of all aspects of IT to the Company, including cybersecurity, application development, networking, computers, governance and data centers across diverse sectors including manufacturing, distribution, large enterprises and professional services. Previous positions include CTO at Courtlink and SVP, Data Processing at Foundation Health Corp.  Mr. Millis studied Computer Science at the University of California at Irvine.

    Simon Williams became Chairman of the Board in November 2013, and has served as a director since September 2013. Mr. Williams currently serves as Chief Technical Officer and Head of Products for GroundCntrl, Inc., a silicon valley based startup that builds solutions for Enterprise Process Analysis leveraging mobile devices, cloud computing and big data analytics. Mr. Williams also serves on the board of Byogy Renewables Inc., a biofuels organization that produces advanced biofuels from any source of bio ethanol. Prior to GroundCntrl, Mr. Williams was Senior Vice President of Product Management at Metaswitch Networks, Chief Technical Officer of Ericsson's IP and Broadband divisions, and held various senior-level sales and product management positions including Senior Vice President of Products, Marketing and Strategy for Redback Networks, which was acquired by Ericsson in 2007. Mr. Williams holds a B.Sc. in Electrical Engineering from Queen's University in Kingston, Ontario Canada.

 We believe Mr. Williams’s qualifications to serve on our Board include his extensive experience with startup technology companies in senior executive roles.

 Alexander Awan became a director in November 2013. Mr. Awan currently serves as President of McKinley Investments, Inc., and President of GTS Investments, Inc. Prior to McKinley Investments and GTS Investments, Mr. Awan served as President of PT. Extertainment Indonesia, a health and fitness club based in Indonesia, and President and Director of PT. Bayu Buana Tbk, a publicly listed travel service company based in Indonesia. Mr. Awan holds an M.B.A in industrial marketing from Loyola Marymount University, and a B.S. in accounting from the University of Southern California.

    We believe Mr. Awan’s qualifications to serve on our Board include his extensive business and investment experience, as well as his accounting background.

    Theodore Lanes became a director in November 2013. Theodore Lanes is the founder and owner of Lanes Management Services, a Los Angeles based consulting firm specializing in interim management and a project consultant to a wide range of clients. Through Lanes Management Services, Mr. Lanes has served as interim CFO for a NASDAQ listed developer of luxury skin care products. Prior to founding Lanes Management Services, Mr. Lanes served as a Board member and Chief Financial Officer for a NASDAQ listed software developer, where he led the IPO and sale of the company. Mr. Lanes holds an M.B.A from the University of Southern California and a B.S. in business administration and finance from California State University, Long Beach.

    We believe Mr. Lanes’ qualifications to serve on our Board include his public company board experience, and extensive business experience with high technology companies.

 Chester P. White became a director in December 2010. He is the Managing Partner of Griffin Partners, LLC and The Griffin Fund (“Griffin”), which he founded in April 2008. Mr. White served as a Managing Director of Technology Investment Banking at MCF & Company, an investment banking firm, from October 2002 to March 2008. Prior to this period, Mr. White held a number of executive positions with various investment banking firms, culminating with a position as Senior Vice President of Emerging Technology Equity Research at Wells Fargo Investment. In his career, Mr. White has focused on investing in and advising small capitalization technology companies and identifying and directing institutional capital towards many emerging technology investments. Mr. White received a B.S. degree in Finance from the University of Maryland and an MBA degree from the University of Southern California.

    We believe Mr. Whites’ qualifications to serve on our Board include his extensive emerging technology advisory and investment experience, and strong financial background.

 There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any officer or director during the past ten years.  There are no family relationships between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or other key personnel.

Compliance with Section 16(a)

               Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a class of our equity securities registered under the Exchange Act, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

               Based solely on a review of these forms, we believe that each of our executive officers, directors and holders of ten percent or more of our Common Stock filed all reports required to be filed pursuant to Section 16(a) of the Exchange Act during the year ended September 30, 2013, but had one or more late filings related to the acquisition and/or disposition of securities.

Code of Ethics and Business Conduct

               We have adopted a code of ethics and conduct that applies to all of our employees including our principal executive officer, our principal financial and accounting officer, and all members of our finance department performing similar functions. The full text of our code of ethics and conduct is posted on our web site at http://www.isc8.com under the Investors/Regulatory Filings. We intend to disclose future amendments to certain provisions of our code of ethics and conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above.

Committees of the Board of Directors

               The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee each of which has the composition and responsibilities described below.

Audit Committee

               The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, preapproval of any nonaudit services to be performed by and all fees to be paid to our independent auditors, the performance of our accountants, our accounting practices and internal accounting controls. The Audit Committee is responsible for establishing, and has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related person transactions are reviewed and approved by the Audit Committee. The Audit Committee currently consists of two directors, Mr. Lanes (Chairman) and Mr. Awan.

               The Board has determined that Mr. Lanes and Mr. Awan are “independent” as that term is defined under the NASDAQ listing standards and under the rules established by the SEC. Each member of the Audit Committee can read and has an understanding of fundamental financial statements. Mr. Lanes, the Audit Committee’s Chairman, has been designated by the Board as the Audit Committee’s financial expert as that term is described in Item 407(d)(5) of Regulation SK. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002 and the current rules and regulations of the SEC.

Compensation Committee

               This Committee reviews and approves our general compensation policies, makes recommendations to the Board as to the salaries of our officers and executive bonuses and makes or recommends to the Board the award of stock options and restricted stock grants to employees, officers and directors. The Compensation Committee consists of two directors, Mr. White, who serves as its Chairman, and Mr. Awan.

Nominating and Corporate Governance Committee

               The Nominating and Corporate Governance Committee identifies, screens and reviews potential directors and makes recommendations to the Board for management nominees for election to the Board at each annual meeting of stockholders and candidates to fill any vacancies on the Board. All director nominees are either selected or recommended for the Board’s selection by this Committee. This Committee also reviews and recommends our policies and procedures regarding corporate ethics and other corporate governance matters. The Nominating and Corporate Governance Committee consists of Mr. Williams, who serves as its Chairman. We believe that the members of our Nominating and Corporate Governance Committee are "independent" as defined under the NASDAQ listing standards.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid to the Company’s Chief Executive Officer, and the Company’s two most highly compensated executive officers other than its chief executive officer, who were serving as executive officers as of September 30, 2013 and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Bill Joll	2013	299,998	167	—	—	—	—	68,258	368,423
Chief Executive Officer (1)	2012	303,461	—	—	—	—	—	25,772	329,233

John Vong	2013	80,432	—	—	128,000	—	—	2,770	211,202
Chief Financial Officer (4)	2012	—	—	—	—	—	—	—	—

Scott Millis	2013	65,772	—	—	40,000	—	—	2,703	108,475
Chief Security Strategy Officer (5)	2012	—	—	—	—	—	—	—	—

(1)	Mr. Joll became our principal executive officer in December 2010.
(2)
Nonqualified Deferred Compensation in our plan is derived from a market-based security, our Common Stock, and as such, does not contribute above-market earnings to the accounts of the named individuals.

(3)	Amounts in this column include the value of shares contributed to the named individual’s account in the Employee Stock Bonus Plan. See “Employee Stock Bonus Plan”.
(4)	Mr. Vong joined the Company as its Chief Financial Officer on April 3, 2013.
(5)	Mr. Millis joined the Company as its Chief Security Strategy Officer on May 20, 2013.

Narrative Discussion of Philosophy and Principal Elements of Executive Compensation

 The primary goal of the executive compensation program is to provide meaningful incentives that motivate our executive officers to achieve revenue growth, profitability and deliver stockholder value. To achieve these goals, the Compensation Committee has designed the executive compensation program to (i) pay for performance; and (ii) deliver rewards in ways that encourage executive officers to think and act in both the near- and long-term interests of our stockholders.

 A summary of the primary elements of our executive compensation program, further discussed below, are as follows:

Near-Term Compensation, Paid in Cash

 Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the Company and stockholders, and not to promote excessive risk-taking by our executive officers.

Element	Purpose	Strategy	Terms
Base Salary	Basic, least variable form of compensation.	Pay at market median or above in order to attract qualified talent.	Paid bi-weekly.

Discretionary Performance Bonus	To motivate executive officers and reward them according to our relative and absolute performance, and the executive officer’s individual performance.
Bonus is set to bring total cash compensation (base salary and bonus) to an appropriate level.  The appropriate level for total cash compensation is determined primarily on our annual performance, based on certain operating results. These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term stockholder value.
Determined annually by the Compensation Committee and paid in cash or a combination of cash and equity.

Long-Term Compensation, Awarded in Equity

Element	Purpose	Strategy	Terms
Non-qualified or Incentive Stock Options and Restricted Stock Units	Alignment with stockholders; long-term focus; retention, particularly with respect to restricted stock units.	We grant a combination of non-qualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executive officers.	The terms and conditions of stock options and restricted stock units are discussed throughout this Annual Report.

Total Compensation

 Before finalizing the compensation of the executive officers, the Compensation Committee reviews all elements of compensation. The information includes total cash compensation (salary and projected bonus) and the grant date fair value of equity compensation. This review enables the Compensation Committee to determine how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executive officers. In assessing the information, the Compensation Committee does not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it uses its judgment in assessing whether the total is consistent with the objectives of the executive compensation program. Based on this review, the Compensation Committee determines the appropriate level of executive compensation.

Base Salary

 Our Compensation Committee reviews all Named Executive Officer base salaries annually. Each of our Named Executive Officers undergoes an annual performance review with our Chief Executive Officer, and during that review develops an individual performance plan for the upcoming year. In reviewing past performance, the Chief Executive Officer and the Named Executive Officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the Chief Executive Officer and the Named Executive Officer will typically consider not only corporate objectives, but also the Named Executive Officer’s short- and long-term career objectives.

 Following this review for Fiscal 2013 and Fiscal 2012, there were no adjustments to the base salaries of the Named Executive Officers. In addition, the base salaries for Messrs. Joll, Vong and Millis were governed by the terms of their employment agreements.

Discretionary Bonus

 The Compensation Committee has the discretion under extraordinary circumstances to award bonuses to Named Executive Officers based, in part, upon the recommendation of the Chief Executive Officer. The Chief Executive Officer did not recommend any discretionary bonuses to Named Executive Officers and none were awarded for Fiscal 2013 or Fiscal 2012.

Annual Incentive Awards Plan

 During Fiscal 2013 and Fiscal 2012, the Compensation Committee awarded 2013 and 2012 incentive compensation for executive officers based on its assessment of 2013 and 2012 performance and to more closely align executive compensation with our annual operating plan as measured by financial results. The Compensation Committee determines incentive targets for each Named Executive Officer after considering the recommendation of our Chief Executive Officer. Annual incentive plan awards are designed to reward personal contributions to our success. The thresholds for executive officers to earn incentive awards for Fiscal 2013 and Fiscal 2012 were set at attaining target revenues or sales orders of the respective business unit for which the Named Executive Officer was responsible and, for the Chief Executive Officer, Chief Security Strategy Officer, and Chief Financial Officer, at attaining specified financing targets for the Company. Achievement of the threshold award level was to result in 100% of the target incentive award associated with each metric for each Named Executive Officer, with incentive awards increasing linearly as achievement exceeded threshold levels up to 150% of the target incentive awards being earned at 150% achievement of performance targets. For exceptional achievement above 150% of target, incentive awards were to be based on specified metrics for each Named Executive Officer and were to be paid in stock.

 For exceptional achievement in Fiscal 2013 and Fiscal 2012, performance-measured incentive award targets for Named Executive Officers were established, with payments to be made through a combination of stock awards and cash. Since both potential stock and cash awards for Fiscal 2013 and Fiscal 2012 were based on performance measurements within a twelve-month period, any such awards would not be considered long-term incentive awards as discussed below, even though a portion of such stock awards may not have become fully vested upon grant.

 No Named Executive Officer was paid an incentive award for Fiscal 2013 and Fiscal 2012. Mr. Joll waived potential incentive awards for Fiscal 2013 and Fiscal 2012.

Long-Term Equity-Based Incentive Awards

 The goal of our long-term, equity-based incentive awards is to serve as a long-term staff retention vehicle by aligning the interests of executive officers with stockholders and providing each executive officer with a significant incentive to manage our business from the perspective of an owner with an equity stake. The Compensation Committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s corporate position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance and his or her potential for future responsibility and promotion. Our Chief Executive Officer historically has made recommendations to our Board and Compensation Committee regarding the amount of stock, stock options and other compensation to grant to our other Named Executive Officers based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not make any determinations as to when grants are made of stock or stock options. We do not require a minimum stock ownership by our executive officers.

 We presently have our 2006 Omnibus Incentive Plan (the “2006 Plan”), approved by stockholders in June 2006, our 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) and our 2011 Omnibus Incentive Plan (the “2011 Plan”), approved by stockholders in March 2011, in effect to implement long-term equity-based incentive awards.  Under the 2006 Plan and the 2011 Plan, we have the ability to grant different forms of equity compensation, including stock options (including both incentive and non-qualified stock options), stock appreciation rights, non-vested stock and non-vested stock units, performance awards and other stock grants. Under the 2010 Plan, we may only grant non-incentive stock options to eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act of 1933, as amended.  In Fiscal 2013 and Fiscal 2012, the maximum permissible number of option grants were made to various officers and directors under the 2010 Plan, and no further grants may presently be made under that Plan. Of the various mechanisms available, we have historically focused on the use of stock options or grants of restricted stock as equity compensation for our employees, depending on our financial circumstances and then current employee perceptions as to the incentive value of such instruments. We believe both types of instruments can provide long-term incentives that are commensurate with total stockholder return and employee retention.

Stock Options

 For Fiscal 2013 and Fiscal 2012, we made stock option grants primarily to new employees who joined the Company. The compensation amounts shown for stock options in the Summary Compensation Table are calculated in accordance with ASC 718 Stock Compensation and represent the amount of compensation earned during Fiscal 2013 and Fiscal 2012 that is reflected in our financial statements. Actual compensation earned from stock options can be higher or lower than the compensation expense recognized for purposes of ASC 718.

 For Fiscal 2013, options to purchase 1,750,000 and 1,000,000 shares of Common Stock were granted to Mr. Vong and Mr. Millis, respectively.  These options were subsequently cancelled on October 21, 2013, and options to purchase 10,852,828 were issued to both Mr. Vong and Mr. Millis, respectively.

 Grants of Common Stock or options provided to executive officers are typically granted pursuant to action by the Compensation Committee of our Board either by unanimous written consent or at a duly constituted meeting of the Compensation Committee in person on the same day as a regularly scheduled meeting of the Board, in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our Compensation Committee during the course of the year. Such a Compensation Committee meeting is usually scheduled well in advance, without regard to earnings or other major announcements by us. We intend to continue this practice of generally approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes. In accordance with our 2006 Plan, our 2010 Plan and our 2011 Plan, the exercise price of all stock options must be at least equal to or greater than the closing price of our Common Stock on the date of the stock option grants.

    Outstanding equity awards held by named executive officers at the year ended September 30, 2013, are shown in the following table:

Outstanding Equity Awards at Year Ended September 30, 2013

		Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)

Bill Joll Chief Executive Officer and President (1)	825,000	175,000	0.11	12/24/2020	175,000
	9,250,000	750,000	0.15	6/15/2021	750,000
	4,917,000	83,000	0.09	3/10/2021	83,000

John Vong Chief Financial Officer (1)	437,000	1,313,000	0.09	4/11/2023	1,313,000

Scott Millis Chief Security Strategy Officer (1)	139,000	861,000	0.05	8/5/2013	861,000

(1)
On October 21, 2013 the Board approved the cancellation and reissuance of employee incentive stock options to purchase 145.0 million shares of Common Stock with a strike price of $0.042. As of September 30, 2013, Messrs. Joll, Vong, and Millis' outstanding stock options were cancelled, and, in turn, they received options to purchase 43,411,313 shares, 10,852,828 shares, and 10,852,828 shares, respectively.

Non-Qualified Deferred Compensation Plan.

 We maintain a deferred compensation plan (the “Non-Qualified Deferred Compensation Plan”), for certain key employees with long-term service with us, including three executive officers and other non-executive employees. This plan was established to recognize long-term service and to motivate such employees to continue their employment with us. Annual contributions are made at the discretion of our Board. All contributions under this plan are in the form of our Common Stock and are made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board has historically contributed 10,000 shares of Common Stock to the deferred compensation plan each fiscal year so long as such contribution does not exceed approximately $262,000 in value, but the Board did not make such a contribution for Fiscal 2013 or Fiscal 2012, and there is no assurance that this practice will be continued in the future. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against us. The Rabbi Trust was established by us and is subject to creditors’ claims. Shares in this plan are fully vested and may be distributed to each plan beneficiary when they retire or terminate from service with us.

ISC8 Inc. 401(k) and Stock Bonus Plan

 Our employees participate in the ISC8 Inc. 401(k) and Stock Bonus Plan (the "ESBP" or our "Employee Stock Bonus Plan"), a tax-qualified retirement plan established in Fiscal 1982 and funded annually with stock contributions to encourage employee retention and align employee interests with those of outside stockholders. Employees are enrolled in the ESBP as of the day following the date on which the employee completes at least one hour of work. In order to share in our contribution to the ESBP in any fiscal year of the ESBP (the "Plan Year"), an employee must have worked a minimum of 1,000 hours during the Plan Year, and be employed by us at the end of the Plan Year. To date, the ESBP has been funded only with previously unissued shares of our Common and Preferred Stock; thus, we have not contributed any cash to the ESBP. The ESBP’s assets are allocated annually to the participating employees’ accounts in the respective ratios that each participating employee’s compensation for that year bears to the total compensation of participating employees. An employee’s participation in the ESBP terminates on his retirement, disability or death, at which time the employee will receive that portion of his or her account that has vested. In the year ended September 30, 2013, an employee’s account vested at a rate of 20% per year and was 100% vested after five years of employment or upon attaining age 65, whichever comes first. Participants are allowed to diversify contributions made in shares of our Common Stock into other investment options after having attained three years of service. There are no special vesting rates for executives. All executive officers named in the Summary Compensation Table participate in the ESBP.

 During Fiscal 2013, we anticipated contributing 9,075,000 shares of Common Stock to the ESBP with an estimated valued of $272,000.  These shares will be contributed during November 2013. During Fiscal 2012, we contributed 6,000,000 shares of Common Stock to the ESBP valued at $600,000 as of the date of contribution. Historically, we have contributed approximately 10% of gross annual payroll to the ESBP, but there is no assurance that we will continue this practice in the future. The value of contributions to the accounts of the Named Executive Officers for Fiscal 2013 and Fiscal 2012 have been included in All Other Compensation in the Summary Compensation Table based on valuation at September 30, 2013 and September 30, 2012, the last dates of the respective fiscal years, the effective dates when allocations were made to participant accounts.

Perquisites.

 Our executives are entitled to the same perquisites as all employees and do not receive additional perquisites because they hold executive positions, except as described below. Our executive officers all participate in our ESBP, a tax-qualified retirement plan made available to all full-time employees. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

 We do not provide post-retirement health coverage for our executives or employees, except as may be specified in employment agreements. All full time employees, including our executives, are eligible to participate in our tax-qualified retirement plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

 Other than the transactions described below, since the beginning of Fiscal 2013, there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, (a) to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and (b) in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than as described above under the heading Executive Compensation. Each of the transactions described below was reviewed and approved or ratified by our Board of Directors, and were on terms no less favorable to us than could have been obtained from unaffiliated third parties. In addition, it is anticipated that any future such transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties and that such transactions will be reviewed and approved by our Board of Directors.

 Related to the recapitalization that took place on October 30, 2013, Costa Brava and Griffin, two of the largest shareholders and related parties of the Company, forgave approximately $14.4 million of Senior Subordinated Notes in exchange for approximately 101.4 million shares of restricted Common Stock, which shares vest if the daily closing price of the Company’s Common stock meets or exceeds $0.143 per share. Costa Brava and Griffin also canceled 2013 Notes in the aggregate principal amount of $15.7 million, including all accrued but unpaid interest, into approximately 1,589 shares of Series D Preferred and Series D Warrant to purchase approximately 94.4 million shares of Common Stock.

 Griffin Partners LP served as our placement agent for the Series D Offering.  In consideration for their services, Griffin Partners LP received $75,000 in fees.  Mr. White is the general partner of Griffin Partners LP, and is also a member of the Company’s Board of Directors.

Director Independence

 Although our Common Stock is no longer listed on a national securities exchange, we have elected to retain the NASDAQ listing standards to determine director independence. Four of our five directors are independent directors (as independence is defined under NASDAQ listing standards). They are Messrs. Awan, Lanes, and Williams.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 19, 2014, we had two classes of voting stock outstanding: (i) Common Stock; and (ii) Series D Preferred. The following tables sets forth information regarding shares of Series D Preferred and Common Stock beneficially owned as of February 19, 2014 by:

(i)	Each of our officers and directors;
(ii)	All officer and directors as a group; and
(iii)
Each person known by us to beneficially own five percent or more of the outstanding shares of our Series D Preferred and Common Stock.  Percent ownership is calculated based on 2,782.10 shares of Series D Preferred and 231,681,176 shares of Common Stock outstanding at February 19, 2014.

Beneficial Ownership of the Series D Preferred
Name (1)	Series D Convertible Preferred Stock(2)(3)	% Ownership of Class
Chester P. White (4)	746.15	26.82%
Simon Williams	21.55	*
All current directors and executive officers as a group (5)	767.7	27.59%
5% Stockholders Not Listed Above:
Master Fund, LP	167.5	6.02%
Diamond Millenium Limited	245.99	8.84%
Costa Brava Partnership III LP (6)	947.8	34.07%

*Less than 1%

(1)	Each of the Company’s officers and directors not identified herein were excluded from this table, as none of our officers or directors hold shares of Series D Preferred.
(2)
Subject to the limitations in the Certificate of Designation, each share of Series D Preferred is convertible into that number of shares of Common Stock equal to the Stated Value, divided by the Conversion Price, as defined in the Certificate of Designation. As of February 19, 2014, the Conversion Price was $0.042.

(3)
Each share of Series D Preferred votes, on an as converted basis, along with the Common Stock. The Certificate of Designation contains a provision preventing the conversion of shares of Series D Preferred if, as a result of such exercise, the holder would beneficially own, together with all other shares of Common Stock beneficially owned by such holder, in excess of 4.99% of the Company's Common Stock issued and outstanding.

(4)
Mr. White is the Managing Member of Griffin Partners LLC, which is the General Partner of The Griffin Fund LP. The securities reported are directly owned by The Griffin Fund LP, but may be deemed to be indirectly beneficially owned by Griffin Partners LLC, and Mr. White. Mr. White has sole voting control and investment power of shares of Common Stock. While Mr. White and Griffin Partners, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by The Griffin Fund LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(5)	Only those current directors and executive officers who hold shares of Series D Preferred are listed herein.
(5)
Seth W. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him. Mr. Hamot was a member of the Company’s Board of Directors until his resignation on November 21, 2013.

Beneficial Ownership of Common Stock

Name	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Beneficial Ownership	Percent of Beneficial Ownership(1)
Bill Joll	18,088,047		14,746,154	(10)(11)(12)	32,834,201	13.15%
John Vong	4,522,012	(3)	14,746,154	(10)(11)(12)	19,268,166	8.16%
Scott Millis	4,522,012	(4)	—		4,522,012	1.92%
Chester P. White	265,862,491	(5)(6)	—		265,862,491	18.89%	†
Simon Williams	7,594,700	(7)	—		7,594,700	3.19%
Alexander Awan	—		—		—	*
Theodore Lanes	—		—		—	*
All current directors and executive officers as a group (7 persons)	300,589,262		14,746,154	(10)(11)(12)	330,081,570	36.77%	†
5% Stockholders Not Listed Above:
Costa Brava Partnership III LP	361,915,587	(13)	—		361,915,587	34.48%	†
Principal Trust Company, TTEE ISC8 Inc. 401(K) and Stock Bonus Plan	—		14,746,154		14,746,154	5.52%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

†
Pursuant to the Certificate of Designation, shares Series B Preferred may not be converted or exercised, as applicable, to the extent that the holder and its affiliates would own more than 4.99% of the Company’s outstanding Common Stock after such conversion.

Although the percentage ownership for each stockholder reflects the limitations in the Certificate of Designation, the securities reported in this table show the number of shares of Common Stock that would be issuable upon full conversion of the Series D Preferred and full exercise of warrants held by each stockholder.  Therefore, the actual number of shares of Common Stock beneficially owned by each stockholder, after giving effect to the limitations in the Certificate of Designation, is less than the number of securities reported herein.

(1)
Shares owned and percentage ownership attributable to Messrs. Joll and Vong and all current directors and executive officers as a group are partially duplicative, since the voting or investment power over shares of Common Stock held by our Employee Stock Bonus Plan and our Deferred Compensation Plan are held by the respective administrative committees of those Plans of which Messrs. Joll and Vong are members, and by extension the group of all current directors and executive officers which includes Messrs. Joll and Vong, and are thereby deemed to each hold the voting or investment power of all shares of Common Stock held by those Plans.

(2)	All securities over which Mr. Joll has sole voting and investment power are issuable upon exercise of Common Stock options exercisable within sixty days of February 19, 2014.

(3)	All securities over which Mr. Vong has sole voting and investment power are issuable upon exercise of Common Stock options exercisable within sixty days of February 19, 2014.

(4)	All securities reported by Mr. Millis are issuable upon exercise of Common Stock options exercisable within sixty days of February 19, 2014.

(5)
Mr. White is the Managing Member of Griffin Partners LLC, which is the General Partner of The Griffin Fund LP. The securities reported are directly owned by The Griffin Fund LP, but may be deemed to be indirectly beneficially owned by Griffin Partners LLC, and Mr. White. Mr. White has sole voting control and investment power of shares of Common Stock. While Mr. White and Griffin Partners, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by The Griffin Fund LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him.

(6)
Includes 177,654,762 shares of Common Stock issuable upon conversion of 746.15 shares of Series D Preferred, 44,413,831 shares issuable upon exercise of Series D Warrants and 312,500 shares issuable upon exercise of Common Stock options held by Mr. White directly within sixty days of February 19, 2014.

(7)
Includes 5,131,443 shares of Common Stock issuable upon conversion of 21.55 shares of Series D Preferred, 1,282,862.00 shares issuable upon exercise of Series D Warrants, 416,667 shares issuable upon exercise of Common Stock options and 312,500 shares issuable upon exercise of other warrants within sixty days of February 19, 2014.

(8)
Includes 28,485,268 shares issuable upon exercise of options and warrants exercisable within sixty days of February 19, 2014, which represents the sum of all such shares issuable upon exercise of options held by all executive officers and directors as a group.

(9)
Seth W. Hamot is the President and sole member of Roark, Rearden & Hamot, LLC, which is the General Partner of Costa Brava Partnership III LP. The securities reported are directly owned by Costa Brava Partnership III LP, but may be deemed to be indirectly beneficially owned by Roark, Rearden & Hamot, LLC and Mr. Hamot. Mr. Hamot has sole voting control and investment power of these shares of Common Stock. While Mr. Hamot and Roark, Rearden & Hamot, LLC have elected to report the indirect beneficial ownership of the entire number of securities owned by Costa Brava Partnership III LP, each of them disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed its or his pecuniary interest therein and/or that are already distributed to it or him. Mr. Hamot was a member of the Company’s Board of Directors until his resignation on November 21, 2013.

(11)
The named individual is a member of the Administrative Committee and the Deferred Plan Administrative Committee, and has shared voting and investment power over all shares held by our Employee Stock Bonus Plan and Deferred Compensation Plan.

(11)
An Administrative Committee, comprised of Messrs. Joll and Vong during fiscal 2013, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the ISC8 Inc. 401(k) and Stock Bonus Plan, the Employee Stock Bonus Plan, for the benefit of our employees. The Administrative Committee has voting and investment power over all securities held under such Plan.

(12)
A Deferred Plan Administrative Committee, comprised of Messrs. Joll and Vong during fiscal 2013, has the right to receive and the power to direct the receipt of dividends from or the proceeds from the sale of the securities held by the ISC8 Inc. Deferred Compensation Plan, for the benefit of our key employees who are participants in such Plan. The Deferred Plan Administrative Committee has voting and investment power over all securities held under such Plan.

(13)
Includes 225,666,667 shares of Common Stock issuable upon conversion of 947.80 shares of Series D Preferred and 56,416,426.00 shares issuable upon exercise of Series D Warrants within sixty days of February 19, 2014.

DESCRIPTION OF SECURITIES TO BE REGISTERED

On October 30, 2013, the Company filed the Certificate of Designations of Rights, Preferences, Privileges and Limitations of the Series D Convertible Preferred Stock (the "Certificate of Designations") with the Delaware Secretary of State to designate 4,000 shares of the Company's preferred stock as Series D Preferred. The Series D Preferred votes alongside shares of the Company's Common Stock, on an as converted basis, and ranks junior to the Company's Series B Convertible Cumulative Preferred Stock, but is senior to all other classes of the Company's preferred stock. Each share of Series D Preferred has a stated value of $10,000 (the "Stated Value"), and is currently convertible, at the option of the holder, into that number of shares of Common Stock equal to the Stated Value divided by the Conversion Price set forth in the Certificate of Designations (the "Conversion Shares").

On October 31, 2013, the Company accepted subscription agreements from certain accredited investors (the "Investors") to purchase shares of Series D Preferred (the "Series D Offering") for $10,000 per share. As additional consideration, each Investor received one-year warrants to purchase 59,523 shares of Common Stock for $0.084 per share ("Warrant Shares") for every share of Series D Preferred purchased (the "Series D Warrants"). Through December 31, 2013, investors have purchased 452 shares of Series D Preferred, resulting in gross proceeds of approximately $4.52 million.

In connection with the offer and sale of the Series D Preferred, certain holders of the Company's outstanding senior convertible debt cancelled such debt, in the aggregate total of approximately $23.0 million in principal and accrued interest, for shares of Series D Preferred and Series D Warrants on substantially similar terms to the Series D Offering (the “Note Exchanges”). The Note Exchanges resulted in the issuance of approximately 2,305 shares of Series D Preferred and Series D Warrants to purchase approximately 137.2 million shares of Common Stock.

This Registration Statement registers for resale shares of Common Stock issuable as Conversion Shares, issuable upon conversion of the shares of Series D Preferred, and Warrant Shares issuable upon exercise of the Series D Warrants issued during the Series D Offering and Note Exchanges.

Transfer Agent

Our Transfer Agent and Registrar for our Common Stock is ComputerShare located in Golden, Colorado.

SELLING STOCKHOLDERS

The Company, each of the participants in the Series D Offering and the Note Exchanges signed Investor Rights Agreement (the “Investor Rights Agreement”), wherein we agreed to register the Warrant Shares issuable upon exercise of the Series D Warrants, and the Conversion Shares issuable upon conversion of the shares of Series D Preferred (collectively, the “Registerable Securities”), under the Securities Act. Accordingly, we filed a Registration Statement on Form S-1, of which this Prospectus forms a part, with respect to the resale of the Registerable Securities from time to time. In addition, we agreed in the Invesgtor Rights Agreement to use our best efforts to keep the registration statement effective until the Registerable Securities are sold or may be sold without registration or prospectus delivery requirements under the Securities Act, subject to certain restrictions.

Selling Stockholders Table

We filed a Registration Statement on Form S-1 with the SEC, of which this prospectus forms a part, with respect to the resale of the Registerable Securities from time to time under Rule 415 of the Securities Act. The Registerable Securities were registered to permit secondary public trading thereof. Subject to the restrictions described in this prospectus, the Selling Stockholders may offer the Registerable Securities for resale from time to time. In addition, subject to the restrictions described in this prospectus, the Selling Stockholders may sell, transfer or otherwise dispose of all or a portion of any Registerable Securities held in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” below for more information.

The table below presents information as of February 19, 2014, regarding the Selling Stockholders and the Registerable Securities the Selling Stockholders (and their donees, pledgees, assignees, transferees and other successors in interest) may offer and sell from time to time under this prospectus. More specifically, the following table sets forth as to the Selling Stockholders:

•
the number of shares of our Common Stock beneficially owned by each Selling Stockholders prior to the offering for resale of any of the shares of our Common Stock being registered by the registration statement of which this Prospectus is a part;

•	the number of shares of our Common Stock that may be offered for resale for the Selling Stockholders’ account under this Prospectus; and

•
the number and percent of shares of our Common Stock to be held by the Selling Stockholders after the offering of the resale securities, assuming all of the resale shares of Common Stock are sold by the Selling Stockholders and that the Selling Stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

The table is prepared based on information supplied to us by the Selling Stockholders. Although we have assumed for purposes of the table below that the Selling Stockholders will sell all Registerable Securities offered by this Prospectus, because the Selling Stockholders may offer from time to time all or some of the Registerable Securities, no assurances can be given as to the actual number of securities that will be resold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the resales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of the Registerable Securities in transactions exempt from the registration requirements of the Securities Act since the date the Selling Stockholders provided the information regarding their securities holdings. Information covering the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

Except as described above, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 231,681,176 shares of our Common Stock issued and outstanding on February 18, 2014. The number of shares beneficially owned by the Selling Stockholders is determined under rules promulgated by the SEC.

Name of Selling Security Holder (1)	Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Being Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering

			Number	Percent*
Thomas R. Stone (2)	–	31,755,988	–	–
Fundamental Master, LP (3)	–	49,851,186	–	–
Pargold, LP (4)	–	30,781,265	–	–
Ambassador Capital, LLC (5)	–	8,211,600	–	–
Ambassador Enterprises, LLC (6)	–	8,208,927	–	–
Southshore Capital Partners, LP (7)	–	7,997,990	–	–
ISC8 McHugh GRAT Holdings, LLC (8)	–	8,118,138	–	–
Alan Auerbach (9)	–	4,869,352	–	–
Robert E. Turner and Carolyn Turner, JTWROS (10)	–	8,113,113	–	–
Shekels Group Investments, LLC (11)	–	8,111,211	–	–
John W. Krieger (12)	–	3,254,625	–	–
J.Allen Kosowsky and Lenore M. Kosowsky, JTWROS (13)	–	1,595,239	–	–
Jellison Family Trust (14)	–	9,424,694	–	–
Larry G. Ehlers (15)	–	631,528	–	–
Apex Clearing Corp - Robert Guindi Simple IRA (16)	–	631,528	–	–
Kenneth R. Dallafior (17)	–	1,578,605	–	–
Apex Clearing Corp - Greg Coppola Rollover IRA (18)	–	789,290	–	–
Frederick R. Palmerton (19)	–	315,722	–	–
Michael S. Silverston Trust (20)	–	789,303	–	–
Richard Pastor Trust (21)	–	1,571,022	–	–
Martin Reddy (22)	–	315,722	–	–
William C. Smith (23)	–	315,722	–	–
Apex Clearing Corp - Robert D. Uhrin Traditional IRA (24)	–	433,670	–	–
Theodore Bintz (25)	–	312,689	–	–
Alvin Fund, LLC (26)	–	5,952,382	–	–
Stephen and Shannan Bishop Family Trust (27)	–	8,928,573	–	–
Partners for Growth III, LP (28)	–	2,976,192	–	–
KC Gama Opportunity Fund, LP (29)	–	1,190,477	–	–
Ray Markham (30)	–	3,571,429	–	–
Tallentyre S. Fletcher (31)	–	1,190,477	–	–
Pensco Trust Company fbo Tallentyre S. Fletcher A/C#080000003805 (32)	–	1,190,477	–	–
Pensco Trust Company fbo Tallentyre S. Fletcher A/C#080000003808 (33)	–	1,488,097	–	–
Slamet Santoso Gondokusumo (34)	–	14,880,953	–	–
Granite Point Capital Master Fund, Ltd (35)	–	11,904,763	–	–
John S. Hawley (36)	–	2,976,192	–	–

*	Beneficial ownership assumes the exercise of any Warrant Shares and the sale of all Registerable Securities by the Selling Stockholders.
**	Less than 1%.
(1)	Information concerning other Selling Stockholders will be set forth in one or more prospectus supplements from time to time, if required.
(2)	Includes 25,404,762 shares of Common Stock issuable upon conversion of 106.7 shares of Series D Preferred and 6,351,226 shares issuable upon exercise of Series D Warrants.
(3)	Includes 39,880,953 shares of Common Stock issuable upon conversion of 167.50 shares of Series D Preferred and 9,970,233 shares issuable upon exercise of Series D Warrants.
(4)	Includes 24,625,000 shares of Common Stock issuable upon conversion of 103.43 shares of Series D Preferred and 6,156,265 shares issuable upon exercise of Series D Warrants.
(5)	Includes 6,569,286 shares of Common Stock issuable upon conversion of 27.59 shares of Series D Preferred and 1,642,314 shares issuable upon exercise of Series D Warrants.
(6)	Includes 6,567,143 shares of Common Stock issuable upon conversion of 27.58 shares of Series D Preferred and 1,641,784 shares issuable upon exercise of Series D Warrants.
(7)	Includes 6,398,391 shares of Common Stock issuable upon conversion of 26.87 shares of Series D Preferred and 1,599,599 shares issuable upon exercise of Series D Warrants.
(8)	Includes 6,494,524 shares of Common Stock issuable upon conversion of 27.28 shares of Series D Preferred and 1,623,614 shares issuable upon exercise of Series D Warrants.
(9)	Includes 3,895,477 shares of Common Stock issuable upon conversion of 16.36 shares of Series D Preferred and 973,875 shares issuable upon exercise of Series D Warrants.
(10)	Includes 6,490,477 shares of Common Stock issuable upon conversion of 27.26 shares of Series D Preferred and 1,622,636 shares issuable upon exercise of Series D Warrants.
(11)	Includes 6,488,968 shares of Common Stock issuable upon conversion of 27.25 shares of Series D Preferred and 1,622,243 shares issuable upon exercise of Series D Warrants.
(12)	Includes 2,603,699 shares of Common Stock issuable upon conversion of 10.94 shares of Series D Preferred and 650,926 shares issuable upon exercise of Series D Warrants.
(13)	Includes 1,276,191 shares of Common Stock issuable upon conversion of 5.36 shares of Series D Preferred and 319,048 shares issuable upon exercise of Series D Warrants.
(14)	Includes 7,539,762 shares of Common Stock issuable upon conversion of 31.67 shares of Series D Preferred and 1,884,932 shares issuable upon exercise of Series D Warrants.
(15)	Includes 505,239 shares of Common Stock issuable upon conversion of 2.12 shares of Series D Preferred and 126,289 shares issuable upon exercise of Series D Warrants.
(16)	Includes 505,239 shares of Common Stock issuable upon conversion of 2.12 shares of Series D Preferred and 126,289 shares issuable upon exercise of Series D Warrants.
(17)	Includes 1,262,884 shares of Common Stock issuable upon conversion of 5.304 shares of Series D Preferred and 315,721 shares issuable upon exercise of Series D Warrants.
(18)	Includes 631,429 shares of Common Stock issuable upon conversion of 2.65 shares of Series D Preferred and 157,861 shares issuable upon exercise of Series D Warrants.
(19)	Includes 252,577 shares of Common Stock issuable upon conversion of 1.061 shares of Series D Preferred and 63,145 shares issuable upon exercise of Series D Warrants.
(20)	Includes 631,442 shares of Common Stock issuable upon conversion of 2.652 shares of Series D Preferred and 157,861 shares issuable upon exercise of Series D Warrants.
(21)	Includes 1,256,817 shares of Common Stock issuable upon conversion of 5.279 shares of Series D Preferred and 314,205 shares issuable upon exercise of Series D Warrants.
(22)	Includes 252,577 shares of Common Stock issuable upon conversion of 1.061 shares of Series D Preferred and 63,145 shares issuable upon exercise of Series D Warrants.
(23)	Includes 252,577 shares of Common Stock issuable upon conversion of 1.061 shares of Series D Preferred and 63,145 shares issuable upon exercise of Series D Warrants.
(24)	Includes 346,936 shares of Common Stock issuable upon conversion of 1.457 shares of Series D Preferred and 86,734 shares issuable upon exercise of Series D Warrants.
(25)	Includes 250,151 shares of Common Stock issuable upon conversion of 1.051 shares of Series D Preferred and 62,538 shares issuable upon exercise of Series D Warrants.
(26)	Includes 4,761,905 shares of Common Stock issuable upon conversion of 20 shares of Series D Preferred and 1,190,477 shares issuable upon exercise of Series D Warrants.
(27)	Includes 7,142,858 shares of Common Stock issuable upon conversion of 30 shares of Series D Preferred and 1,785,715 shares issuable upon exercise of Series D Warrants.
(28)	Includes 2,380,953 shares of Common Stock issuable upon conversion of 10 shares of Series D Preferred and 595,239 shares issuable upon exercise of Series D Warrants.
(29)	Includes 952,381 shares of Common Stock issuable upon conversion of four shares of Series D Preferred and 238,096 shares issuable upon exercise of Series D Warrants.
(30)	Includes 2,857,143 shares of Common Stock issuable upon conversion of 12 shares of Series D Preferred and 714,286 shares issuable upon exercise of Series D Warrants.
(31)	Includes 952,381 shares of Common Stock issuable upon conversion of four shares of Series D Preferred and 238,096 shares issuable upon exercise of Series D Warrants.
(32)	Includes 952,381 shares of Common Stock issuable upon conversion of four shares of Series D Preferred and 238,096 shares issuable upon exercise of Series D Warrants.
(33)	Includes 1,190,477 shares of Common Stock issuable upon conversion of five shares of Series D Preferred and 297,620 shares issuable upon exercise of Series D Warrants.
(34)	Includes 11,904,762 shares of Common Stock issuable upon conversion of 50 shares of Series D Preferred and 2,976,191 shares issuable upon exercise of Series D Warrants.
(35)	Includes 9,523,810 shares of Common Stock issuable upon conversion of 40 shares of Series D Preferred and 2,380,953 shares issuable upon exercise of Series D Warrants.
(36)	Includes 2,380,953 shares of Common Stock issuable upon conversion of 10 shares of Series D Preferred and 595,239 shares issuable upon exercise of Series D Warrants.

RELATIONSHIPS BETWEEN THE ISSUER AND THE SELLING SECURITY HOLDERS

None of the Selling Stockholders has at any time during the past three years acted as one of our employees, officers or directors or had a material relationship with us.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange, market or quotation service on which our Common Stock may be listed or quoted at the time of sale;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in put or call option transactions;

•	in transactions involving short sales through broker-dealers;

•	in transactions wherein the Selling Stockholder sells securities short themselves and delivers the securities to close out short positions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in transactions that may involve crosses or block transactions;

•	in transactions where broker-dealers may agree with the Selling Stockholders to sell a specified number of securities at a stipulated price per security;

•	a combination of any such methods of sale; or

•	in any other method permitted by applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

       The consolidated financial statements as of and for the years ending September 30, 2013 and 2012 appearing in this Prospectus and Registration Statement have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) and are included in reliance upon such report and upon the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Disclosure Law Group, San Diego, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to us and the shares of our Common Stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC’s website.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form S-1 of which this prospective is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ISC8 Inc.
Costa Mesa, California

 We have audited the accompanying consolidated balance sheets of ISC8 Inc. and subsidiaries as of September 30, 2013 and September 30, 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ISC8, Inc. and subsidiaries as of September 30, 2013 and September 30, 2012, and the results of their operations and their cash flows for the years then ended, in conformity with U. S. generally accepted accounting principles.

 The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6, as of September 30, 2013 the Company has negative working capital of $29.7 million and a stockholders’ deficit of $55.5 million. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 6 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
December 23, 2013

ISC8 Inc.
Consolidated Balance Sheets
	September 30, 2013	September 30, 2012 (1)
Assets
Current assets:
Cash and cash equivalents	$136,000	$1,738,000
Accounts receivable, net	119,000	-
Note receivable	-	1,200,000
Deposit on PFG credit line	1,000,000	-
Prepaid expenses and other current assets	561,000	59,000
Current assets of discontinued operations	-	499,000
Total current assets	1,816,000	3,496,000
Restricted cash	75,000	-
Property and equipment, net	753,000	121,000
Goodwill	393,000	-
Intangible assets, net	790,000	8,000
Deferred financing costs, net	715,000	963,000
Other assets	126,000	63,000
Non-current assets of discontinued operations	297,000	1,490,000
Total assets	$4,965,000	$6,141,000
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,024,000	$604,000
Accrued expenses	3,066,000	2,203,000
Deferred revenue	221,000	-
Senior secured revolving credit facility, net of discount	4,908,000	4,567,000
Senior subordinated secured convertible promissory notes, net of discount	15,793,000	1,119,000
Senior subordinated secured promissory notes	5,392,000	4,790,000
Capital lease obligations, current portion	447,000	-
Other current liabilities	-	34,000
Current liabilities from discontinued operations	678,000	819,000
Total current liabilities	31,529,000	14,136,000
Subordinated secured convertible promissory notes, net of discount	8,570,000	6,470,000
Capital lease obligations, less current portion	77,000	-
Derivative liability	19,245,000	19,925,000
Executive salary continuation plan liability	957,000	975,000
Other liabilities	139,000	65,000
Total liabilities	60,517,000	41,571,000
Commitments and contingencies (Note 16)
Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 shares authorized, Series B 900 shares issued and outstanding as of September 30, 2013 and 2012, liquidation preference of $866,000 and $926,000, respectively (2)	-	-
Common stock, $0.01 par value, 800,000,000 shares authorized; 205,581,000 and 131,559,000 shares issued and outstanding at September 30, 2013 and 2012, respectively (3)	2,056,000	1,316,000
Paid-in capital	181,443,000	174,157,000
Accumulated other comprehensive loss	(123,000)	-
Accumulated deficit	(239,252,000)	(211,227,000)
ISC8 stockholders’ deficit	(55,876,000)	(35,754,000)
Noncontrolling interest	324,000	324,000
Total stockholders’ deficit	(55,552,000)	(35,430,000)
Total liabilities and stockholders’ deficit	$4,965,000	$6,141,000

(1) The consolidated balance sheet as of September 30, 2012 has been derived from the audited consolidated financial statement included in the Company’s 2012 Annual Report on Form 10-K, adjusted to reflect discontinued operations. In March 2013, the Company ceased operations of its government focused business, including Secure Memory Systems, Cognitive Systems and Microsystems business units (the “Government Business”). In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”), the assets and liabilities related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements. See Note 13 of the Notes to the Consolidated Financial Statements.

(2) The number of shares of Preferred Stock issued and outstanding has been rounded to the nearest one hundred (100).

(3) The number of shares of Common Stock issued and outstanding has been rounded to the nearest one thousand (1000).

See Accompanying Notes to Consolidated Financial Statements.

ISC8 Inc.
Consolidated Statements of Operations

	Fiscal Years Ended
	September 30, 2013	September 30, 2012 (1)

Revenues	$501,000	$-
Cost of revenues	169,000	-
Gross profit	332,000	-
Operating expenses:
General and administrative expense	7,774,000	5,115,000
Research and development expense	7,597,000	4,063,000
Total operating expenses	15,371,000	9,178,000
Operating loss	(15,039,000)	(9,178,000)
Interest and other (income) expense
Interest expense	14,121,000	6,581,000
(Gain) loss from change in fair value of derivative liability	(4,602,000)	4,822,000
Other expense, net	62,000	113,000
Total interest and other expense	9,581,000	11,516,000
Loss from continuing operations before provision for income taxes	(24,620,000)	(20,694,000)
Provision for income taxes	46,000	3,000
Loss from continuing operations	(24,666,000)	(20,697,000)
Loss from discontinued operations (net of $0 tax)	(3,050,000)	(6,719,000)
Gain (loss) on disposal of discontinued operations (net of $0 tax)	(309,000)	7,748,000
Income (loss) from discontinued operations (net of $0 tax)	(3,359,000)	1,029,000
Net loss	$(28,025,000)	$(19,668,000)

Basic and diluted net loss per common share
Net loss from continuing operations	$(0.15)	$(0.17)
Net income (loss) from discontinued operations	$(0.02)	$0.01
Net loss	$(0.17)	$(0.16)

Basic and diluted weighted average number of common shares outstanding	163,042,000	123,624,000

(1) The consolidated statement of operations as of September 30, 2012 was derived from the audited consolidated financial statement included in the Company’s 2012 Annual Report on Form 10-K, adjusted to reflect discontinued operations. In March 2013, the Company ceased operations of its government focused business, including Secure Memory Systems, Cognitive Systems and Microsystems business units (the “Government Business”). In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”), the results of operations related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements. See Note 13 of the Notes to the Consolidated Financial Statements.

See Accompanying Notes to Consolidated Financial Statements

ISC8 INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

	Fiscal Years Ended
	September 30, 2013	September 30, 2012
Net loss	$(28,025,000)	$(19,668,000)
Other comprehensive loss before tax from continuing operations:
Foreign currency translation adjustments, net of $0 tax	(123,000)	-
Comprehensive loss attributable to ISC8	$(28,148,000)	$(19,668,000)

See Accompanying Notes to Consolidated Financial Statements

ISC8 Inc.
Consolidated Statements of Stockholders’ Deficit

	Series B Preferred Stock Shares Issued (1)(2)		Common Stock Shares Issued (1)		Paid-in Capital	Accumulated Deficit	Non-controlling Interest	Accumulated other Compre-hensive income	Total Stock- holders’ Deficit
	Number	Amount	Number	Amount
Balance at October 2, 2011	1,800	$-	113,696,000	$1,137,000	$171,385,000	$(191,558,000)	324,000	-	(18,712,000)
Common stock issued upon conversion of preferred stock	(900)	-	1,719,000	17,000	(17,000)	-	-	-	-
Common stock warrants issued for senior secured revolving credit facility	-	-	-	-	432,000	-	-	-	432,000
Common stock warrants issued for senior secured revolving credit facility reclassified to derivative liability					(1,049,000)		-	-	(1,049,000)
Common stock options exercised	-	-	2,541,000	25,000	218,000	-	-	-	243,000
Common stock issued to pay interest in lieu of cash to subordinated secured convertible promissory note holders	-	-	13,163,000	132,000	1,315,000	-	-	-	1,447,000
Common stock issued to pay operating expenses	-	-	292,000	3,000	31,000	-	-	-	34,000
Common stock warrants exercised	-	-	15,000	-	2,000	-	-	-	2,000
Stock-based compensation expense – vested stock	-	-	133,000	2,000	17,000	-	-	-	19,000
Stock-based compensation expense	-	-	-	-	1,820,000	-	-	-	1,820,000
Amortization of deferred stock-based compensation	-	-	-	-	2,000	-	-	-	2,000
Others					1,000	(1,000)	-	-	-
Net loss	-	-	-	-	-	(19,668,000)	-	-	(19,668,000)
Balance at September 30, 2012	900	$-	131,559,000	$1,316,000	$174,157,000	$(211,227,000)	$324,000	-	(35,430,000)
Common stock issued to employee retirement plans	-	-	6,000,000	60,000	540,000	-	-	-	600,000
Common stock issued upon conversion of preferred stock	-	-	120,000	1,000	(1,000)	-	-	-	-
Common stock issued upon conversion of debt	-	-	438,000	4,000	26,000	-	-	-	30,000
Common stock options exercised	-	-	1,132,000	11,000	92,000	-	-	-	103,000
Common stock issued to pay interest in lieu of cash to subordinated secured convertible promissory note holders	-	-	22,079,000	221,000	1,706,000	-	-	-	1,927,000
Common stock issued to pay operating expenses	-	-	1,126,000	11,000	173,000	-	-	-	184,000
Common stock warrants issued to investment banking firm	-	-		-	745,000	-	-	-	745,000
Common stock issued to noteholders	-	-	43,130,000	431,000	2,968,000	-	-	-	3,399,000
Stock-based compensation expense	-	-	-	-	1,038,000	-	-	-	1,038,000
Accumulated other comprehensive loss	-	-	-	-	-	-	-	(123,000)	(123,000)
Others	-	-	(3,000)	1,000	(1,000)	-	-	-	-
Net loss	-	-	-	-	-	(28,025,000)	-	-	(28,025,000)
Balance at September 30, 2013	900	$-	205,581,000	$2,056,000	$181,443,000	$(239,252,000)	$324,000	$(123,000)	(55,552,000)

(1)	Amounts of Preferred Stock, Common Stock and warrants issued have been rounded to nearest one hundred (100).
(2)	On September 6, 2013, the Company filed Certificates of Elimination with the Delaware Secretary of State eliminating the Series A-1, Series A-2 and Series C Preferred Stock.

See Accompanying Notes to Consolidated Financial Statements

ISC8 Inc.
Consolidated Statements of Cash Flows

	Fiscal Years Ended
	September 30, 2013	September 30, 2012(1)
Cash flows from operating activities:
Net loss	$(28,025,000)	$(19,668,000)
(Income) loss from discontinued operations	3,359,000	(1,029,000)
Loss from continuing operations	(24,666,000)	(20,697,000)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	402,000	42,000
Non-cash interest expense	11,652,000	5,878,000
Change in fair value of derivative liability	(4,602,000)	4,822,000
Non-cash stock-based compensation	812,000	471,000
Changes in assets and liabilities:	-	-
Increase in accounts receivable	(119,000)	-
Prepaid expenses and other current assets	(184,000)	55,000
Other assets	(108,000)	(33,000)
Accounts payable and accrued expenses	497,000	2,095,000
Deferred revenue	(18,000)	-
Executive Salary Continuation Plan liability	(18,000)	(30,000)
Net cash used in operating activities	(16,352,000)	(7,397,000)

Cash flows from investing activities:
Property and equipment expenditures	(180,000)	(98,000)
Proceeds from sale of Thermal assets	1,200,000	-
Net cash paid related to acquisition of Bivio	(569,000)	-
Principal payments on note receivable	24,000	-
Net cash provided by (used in) investing activities	475,000	(98,000)

Cash flows from financing activities:
Proceeds from unsecured convertible promissory notes	17,831,000	1,200,000
Proceeds from revolving credit line	-	5,000,000
Proceeds from options exercised	103,000	245,000
Debt issuance costs paid	(440,000)	(180,000)
Deposit on PFG credit line	(1,000,000)	-
Principal payments of notes payable	(200,000)	(2,729,000)
Principal payments of capital leases	(137,000)	(13,000)
Net cash provided by financing activities	16,157,000	3,523,000

Cash flows from discontinued operations:
Net cash used in operating activities	(1,912,000)	(5,690,000)
Net cash used in Investing activities	174,000	8,665,000
Net cash (used in) provided by discontinued operations	(1,738,000)	2,975,000
Effect of exchange rate changes on cash	(144,000)	-
Net decrease in cash and cash equivalents	(1,602,000)	(997,000)
Cash and cash equivalents at beginning of period	1,738,000	2,735,000
Cash and cash equivalents at end of period	$136,000	$1,738,000

Non-cash investing and financing activities:
Non-cash conversion of preferred stock to common stock	$60,000	$785,000
Non-cash conversion of 2012 Notes to 2013 Notes, including paid in kind interest	$5,571,000	$-
Equipment financed with capital leases	$582,000	$-
Conversion of notes and accrued interest to common stock	$30,000	$-
Common stock issued to pay accrued interest	$1,927,000	$1,447,000
Common stock issued to pay operating expenses	$-	$32,000
Issuance of common stock as debt discount	$3,401,000	$-
Warrants issued for senior secured revolving credit facility	$1,965,000	$682,000
Common stock warrants issued for senior secured revolving credit facility reclassified to derivative liability	$-	$1,049,000
Senior Subordinated Note issued to settle accrued interest	$601,000	$394,000
Issuance of note receivable for sale of property and equipment	$200,000	$-
Employee stock based plan contribution	$600,000	$800,000

Supplemental cash flow information:
Cash paid for interest	$1,412,000	$973,000
Cash paid for income taxes	$3,000	$3,000

(1) The condensed consolidated statement of operations as of September 30, 2012 was derived from the audited consolidated financial statement included in the Company’s 2012 Annual Report on Form 10-K, adjusted to reflect discontinued operations. In March 2013, the Company ceased operations of its government focused business, including Secure Memory Systems, Cognitive Systems and Microsystems business units (the “Government Business”). In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”), the assets and liabilities related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements. See Note 13 of the Notes to the Condensed Consolidated Financial Statements.

See Accompanying Notes to Consolidated Financial Statements

ISC8 Inc.
Notes to Consolidated Financial Statements

Note 1 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Summary of Significant Accounting Policies

    Consolidation. The consolidated financial statements include the accounts of ISC8 and its subsidiaries, Novalog, Inc. (“Novalog”), MicroSensors, Inc. (“MSI”), RedHawk Vision Systems, Inc. (“RedHawk”) and iNetWorks Corporation (“iNetWorks”), ISC8 Europe Limited (“ISC8 Europe”). Of the Company’s subsidiaries, only ISC8 Europe presently has operating activities and assets, separate employees and facilities. All significant intercompany transactions and balances have been eliminated in the consolidation. None of the Company’s subsidiaries accounted for more than 10% of the Company’s total assets at September 30, 2013 or September 30, 2012.

    Reclassifications. Certain amounts in the consolidated financial statements have been reclassified in order to conform to the current year presentation.

    Reportable Segments. The Company is presently managing its continuing operations as a single business segment. The Company is continuing to evaluate the current and potential business derived from sales of its products and, in the future, may present its consolidated statement of operations in more than one segment if the Company segregates the management of various product lines in response to business and market conditions.

    Acquisition of Bivio Software. On October 12, 2012, pursuant to the terms of the Foreclosure Sale Agreement between the Company and GF Acquisition Co. 2012, LLC (“GFAC”), dated October 4, 2012 (the “Foreclosure Sale Agreement”), the Company acquired substantially all of the assets of the NetFalcon® and the Network Content Control System Business of Bivio Networks, Inc. and certain of its subsidiaries, an international provider of cyber-security solutions and products (“Bivio” or “Bivio Software”). The purchase price was $600,000 payable in cash to GFAC, and the issuance to GFAC of a warrant to purchase 1,000,000 shares of the Company’s common stock, par value $0.01 per share ("Common Stock"), at the lower of $0.12 or the price of a future equity financing (“Bivio Warrant”). In addition, the Company assumed certain liabilities, including accounts payable, contractual obligations, and other liabilities related to Bivio Software. See Note 12 of these Notes to the Consolidated Financial Statements.

    Discontinued Operations. On January 31, 2012, the Company sold its Thermal Imaging Business, consisting of the Company’s business of researching, developing, designing, manufacturing, producing, marketing, selling and distributing thermal camera products, including clip-on thermal imagers, thermal handheld and mounted equipment devices, other infrared imaging devices and thermal cameras, and in all cases, related thermal imaging products, to Vectronix, Inc. (“Vectronix”) (the “Thermal Imaging Asset Sale”), pursuant to an Asset Purchase Agreement dated October 17, 2011 between the Company and Vectronix (the “Thermal Imaging APA”).

    On March 19, 2013, the Company discontinued its government-focused business, including the Secure Memory Systems, Cognitive and Microsystems business units (the “Government Business”), to focus on the Company’s cyber-security business. The Company's former Vice Chairman and Chief Strategist, John Carson, who originally founded the Government Business, has formed Irvine Sensors Corporation, an unrelated entity, to continue the Government Business.

    The results of operations and the assets of both the Thermal Imaging Business and Government Business are now presented as discontinued operations in the consolidated financial statements through the date of dissolution, as applicable, in accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”). To provide comparability between the periods, the consolidated financial information for all periods presented has been reclassified to reflect the Company’s results of continuing operations. See Note 13 of these Notes to the Consolidated Financial Statements.

    Change in Fiscal Year End-Date. On June 28, 2013, the Company’s Board of Directors unanimously approved a change to the Company’s fiscal year end-date from the last Sunday of September to September 30. Accordingly, Fiscal 2013 ended on September 30, 2013, rather than September 29, 2013. The Company did not change its prior period presentation reflecting the current change in fiscal year because the difference is immaterial.

    Use of Estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management prepares estimates for a number of factors, including derivative liability, stock-based compensation, warrants valuation, revenue recognition, valuation of goodwill and other intangible assets, allowance for doubtful accounts and notes receivable, and deferred tax assets and liabilities. The Company believes its estimates of derivative liabilities, and warrants valuation to be the most sensitive estimates impacting financial position and results of operations in the near term.

    Revenue Recognition. The Company’s cyber-security business derives revenue from three principal sources, hardware, software, and maintenance, as follows:

    The Company generates revenue from the sale of licensing rights to its software products directly to end-users and through value-added resellers (“VARs”). The Company also generates revenue from sales of hardware, installation, and post contract support (maintenance), performed for clients who license its products. A typical system contract contains multiple elements of the above items. Revenue earned on software arrangements involving multiple elements is allocated to each element based on the fair values of those elements. The fair value of an element is based on vendor-specific objective evidence (“VSOE”). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. VSOE calculations are updated and reviewed quarterly or annually depending on the nature of the product or service. When evidence of fair value exists for the delivered and undelivered elements of a transaction, then discounts for individual elements are aggregated and the total discount is allocated to the individual elements in proportion to the elements’ fair value relative to the total contract fair value. When evidence of fair value exists for the undelivered elements only, the residual method is used. Under the residual method, The Company defers revenue related to the undelivered elements based on VSOE of fair value of each of the undelivered elements and allocates the remainder of the contract price net of all discounts to revenue recognized from the delivered elements. If VSOE of fair value of any undelivered element does not exist, all revenue is deferred until VSOE of fair value of the undelivered element is established or the element has been delivered.

    For arrangements that include both software and non-software elements, the Company allocates revenue to the software deliverables and non-software deliverables based on their relative selling prices. In such circumstances, the accounting principles establish a hierarchy to determine the selling price to be used for allocating revenue to deliverables as follows:

(i)	VSOE;
(ii)	third-party evidence of selling price (“TPE”); and
(iii)	best estimate of the selling price (“ESP”).

    When the Company is unable to establish a selling price using VSOE, or TPE, the Company uses ESP to allocate the arrangement fees to the deliverables.

    Provided the fees are fixed or determinable and collection is considered probable, revenue from licensing rights and sales of hardware and third-party software is generally recognized upon physical or electronic shipment and transfer of title. In certain transactions where collection risk is high, the revenue is deferred until collection occurs or becomes probable. If the fee is not fixed or determinable, then the revenue recognized in each period (subject to application of other revenue recognition criteria) will be the lesser of the aggregate of amounts due and payable or the amount of the arrangement fee that would have been recognized on a straight line basis over the contractual period.

    Until March of 2013, the Company derived revenue from the Government Business, which is reported as part of the results of discontinued operations. The Government Business revenue consists of cost reimbursement plus fixed fee, fixed price level of effort or occasionally firm fixed price contracts. The Company’s cost reimbursement plus fixed fee research and development contracts require the Company’s good faith performance of a statement of work within overall budgetary constraints, but with latitude as to resources utilized. The Company’s fixed price level of effort research and development contracts require the Company to deliver a specified number of labor hours in the performance of a statement of work. The Company’s firm fixed price research and development contracts require the Company to deliver specified items of work independent of resources utilized to achieve the required deliverables. Revenues for all types of research and development contracts are recognized as costs are incurred and include applicable fees or profits primarily in the proportion that costs incurred bear to estimated final costs. Costs and estimated earnings in excess of billings under U.S. government research and development contracts are accounted for as unbilled revenues on uncompleted contracts stated at estimated realizable. Billings in excess of costs and estimated earnings under U.S. government research and development contracts are accounted for as advanced billings on uncompleted contracts.

    The Government Business contract costs, including indirect costs, are subject to audit and adjustment from time to time by negotiations between the Company and U.S. government representatives. The U.S. government has approved of the Company’s indirect contract costs through the 53 weeks ended October 3, 2004 (“Fiscal 2004”) and has notified the Company of its plan to audit its indirect contract costs for the 52 weeks ended October 2, 2005 (“Fiscal 2005”). The government has not yet scheduled audit of the Company’s indirect contract costs for the 52 weeks ended October 1, 2006 (“Fiscal 2006”), the 52 weeks ended September 30, 2007 (“Fiscal 2007”), the 52 weeks ended September 28, 2008 (“Fiscal 2008”), the 52 weeks ended September 27, 2009 (“Fiscal 2009”), the 52 weeks ended October 3, 2010 (“Fiscal 2010”), the 53 weeks ended October 2, 2011 (“Fiscal 2011”) or Fiscal 2012. Research and development contract revenues have been recorded in amounts that are expected to be realized upon final determination of allowable direct and indirect costs for the affected contracts.

    Warrant Valuation. The Company calculates the fair value of warrants issued with debt or preferred stock and not accounted for as derivatives using the Black-Scholes valuation method. The total proceeds received in the sale of debt or preferred stock and related warrants is allocated among these financial instruments based on their relative fair values. The discount arising from assigning a portion of the total proceeds to the warrants issued is recognized as interest expense for debt from the date of issuance to the earlier of the maturity date of the debt or the conversion dates using the effective yield method.

    Derivatives. A derivative is an instrument whose value is “derived” from an underlying instrument or index such as a future, forward, swap, option contract, or other financial instrument with similar characteristics, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. As a matter of policy, the Company does not invest in financial derivatives or engage in hedging transactions. However, the Company has entered into complex financing transactions, including the debt transactions entered into in Fiscal 2013 and Fiscal 2012, that involve financial instruments containing certain features that have resulted in the instruments being deemed derivatives or containing embedded derivatives. The Company may engage in other similar complex debt transactions in the future, but not with the intention to enter into derivative instruments. Derivatives and embedded derivatives, if applicable, are measured at fair value using the binomial lattice- (“Binomial Lattice”) pricing model and marked to market through earnings. However, such new and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation of derivatives often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. Furthermore, depending on the terms of a derivative or embedded derivative, the valuation of derivatives may be removed from the financial statements upon conversion of the underlying instrument into some other security.

    Accounts Receivable. Accounts receivable consists of amounts billed and currently due from customers and do not bear interest. The Company monitors the aging of its accounts receivable and related facts and circumstances to determine if an allowance should be established for doubtful accounts.

    Allowance for Doubtful Accounts. The Company’s allowance for doubtful accounts is management’s best estimate of losses resulting from the inability of the Company’s customers to make their required payments. The Company maintains an allowance for doubtful accounts based on a variety of factors, including historical experience, length of time receivables are past due, current economic trends and changes in customer payment behavior. Also, the Company records specific provisions for individual accounts when management becomes aware of a customer’s inability to meet its financial obligations to the Company, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to a customer change, the Company’s estimates of the recoverability of the receivables would be further adjusted, either upward or downward.

    Research and Development Costs. The Company’s research and development costs related to the development of our cyber security technologies. Such cost include but are not limited to wages and related benefits, consulting fees, third party licensing fees, depreciation, rent, and expenses associated with the development of our cyber security technologies.

    Property and Equipment. The Company capitalizes costs of additions to property and equipment, together with major renewals and betterments. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation for such assets are removed from the accounts and any resulting gain or loss is recognized. Depreciation of property and equipment is provided over the estimated useful lives of the assets, primarily using the straight-line method. The useful lives of such assets are typically three to five years. Leasehold improvements are amortized over their useful lives or, if shorter, the terms of the leases.

    Deferred Costs. The Company capitalizes issuance costs incurred with third parties in connection with various debt financings, which are amortized over the term of the related debt instruments using the effective interest method.

    Accounting for Stock-Based Compensation. The Company accounts for stock-based compensation under ASC 718, Compensation — Stock Compensation, which requires the fair value of all option grants or stock issuances made to employees or directors to be recorded as an expense. These amounts are expensed over the requisite service periods of each award using the straight-line attribution method, after consideration of the estimated forfeiture rate. The Company calculates stock based compensation by estimating the fair value of each option as of its date of grant using the Black-Scholes option pricing model. In the event of a modification of an option grant, the Company calculates a fair value based on the modified terms, and immediately records this value as an expense.

    The Company has historically issued stock options and vested and non-vested stock grants to employees and outside directors whose only condition for vesting has been continued employment or service during the related vesting or restriction period. Typically, the vesting period for such stock option grants has been three to four years for non-officer employee awards, and either two-year or immediate vesting for officers and directors, although options have sometimes been granted with other vesting periods. In some fiscal years, the Company has also issued non-vested stock grants to new employees and outside directors, typically with vesting periods of three years.

    For stock and warrants issued to non-employees in exchange for services, the Company records expense based on the fair value of common stock and warrants issued to service providers at the date of such issuance or the fair value of the services received, whichever is more reliably measurable, and is recognized over the requisite service period.

    During Fiscal 2013 and Fiscal 2012, the Company granted options to purchase 6,985,000 and 7,765,000 shares of its Common Stock, respectively. The following assumptions were used for the valuation of the grants in Fiscal 2013 and Fiscal 2012.

	Fiscal 2013	Fiscal 2012
Risk free interest rate	0.13 – 1.77%	0.29% -3.24%
Expected life	6.5 - 7.0 years	5.0 - 7.0 years
Expected volatility	66.8 – 99.5%	49.8% - 77.2%
Expected dividend yield	None	None

    Expected life of options granted is computed using the mid-point between the requisite service period and contractual life of the options granted (the “simplified method”). Expected volatilities are based on the historical volatility of the Company’s stock price and other factors.

    Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows. There are no tax benefits resulting from the exercise of stock options for Fiscal 2013 and Fiscal 2012.

    Long-Lived Assets. The Company frequently monitors events or changes in circumstances that could indicate that the carrying amount of long-lived assets to be held and used may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a long-lived asset, the amount of impairment loss is the excess of net book value of the asset over its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. At September 30, 2013, management believed no indications of impairment existed.

    Income Taxes. The Company provides for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. To the extent net deferred tax assets are not realizable on a more likely than not basis, a valuation allowance is provided against such net deferred tax assets. An individual tax position has to meet the more likely than not standard for some or all of the benefits of that position to be recognized in the Company’s financial statements. (See Note 17).

    The Company provides tax contingencies, if any, for federal, state, local and international exposures relating to potential audits, tax planning initiatives and compliance responsibilities. The development of these reserves requires judgments about tax issues, potential outcomes and timing. Although the outcome of these tax matters is uncertain, in management’s opinion adequate provisions for income taxes have been made for potential liabilities emanating from these reviews. If actual outcomes differ materially from these estimates, they could have a material impact on our results of operations. The Company is not currently under examination by any taxing authority.

    Basic and Diluted Net Loss per Share. Basic net loss per share is based upon the weighted average number of shares of common stock outstanding. Diluted net loss per share is based on the assumption that options, warrants and other instruments convertible into common stock are included in the calculation of diluted net loss per share, except when their effect would be anti-dilutive. For instruments in which consideration is to be received for exercise, such as options or warrants, dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of actual issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Cumulative dividends on the Company’s cumulative convertible preferred stock, although not declared, constitute a preferential claim against future dividends, if any, and are treated as an incremental decrease in net income from continuing operations or increase in net loss from continuing operations for purposes of determining basic net loss from continuing operations per common share. Such preferred dividends, if dilutive, are added back to the net income or loss from continuing operations as it is assumed that the preferred shares were converted to common shares as of the beginning of the period for purposes of determining diluted net loss from continuing operations per common share. (See Note 11). For instruments such as convertible debt and convertible preferred stock, dilution is computed using the if-converted method.

    Cash and Cash Equivalents. For purposes of the Consolidated Financial Statements, the Company considers all demand deposits and certificates of deposit with original maturities of 90 days or less to be cash equivalents.

    Fair Value of Financial Instruments. Financial instruments include cash and cash equivalents, notes receivable, accounts receivable and payable, other current liabilities and long-term debt. The carrying amounts reported on the balance sheet for cash and cash equivalents, accounts receivable and payable and other current liabilities approximate fair value due to the short-term nature of these items. Because of the substantial initial debt discounts involved in the debt transactions discussed further in Note 3, management believes that it is not practicable to estimate the fair value of the remaining principal balance due under existing debt instruments at September 30, 2013 without incurring unreasonable costs. Furthermore, because of the scale of the discounts already recorded, management does not believe that an estimation of the fair value of the debt instruments would result in a materially different result than what the Company has already recorded.

    Concentration of Credit Risk. The Company does not typically have a significant amount of accounts receivable at any given time, and therefore does not believe the concentration of receivables across our customers to pose any significant credit risk. At times, the Company has cash deposits at U.S. banks and financial institutions, which exceed federally insured limits. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such loss.

    Subsequent Events. Management has evaluated events subsequent to September 30, 2013 through the date the accompanying consolidated financial statements were filed with the Securities and Exchange Commission for transactions and other events that may require adjustment of and/or disclosure in such financial statements. See Note 20 for a discussion of events occurring subsequent to September 30, 2013.

Note 2 – Notes Receivable

    On January 31, 2012, the Company sold its Thermal Imaging Business (see Note 13) and as of September 30, 2012, had a balance of $1.2 million as the final receivable associated with the sale. On February 1, 2013, the final payment was received.

Note 3 – Deposit on PFG Credit Line

    During July 2013, Costa Brava deposited $1.0 million in an escrow account held by PFG (the “PFG Guarantee Fund”), which will be used for the repayment of the Revolving Credit Facility. Costa Brava irrevocably transferred the rights, title and interest of this PFG Guarantee Fund account to the Company. In exchange for such rights received, the Company issued a $1.0 million Senior Secured Convertible Note to Costa Brava.

Note 4 – Restricted Cash

    On May 23, 2013, the Company obtained a letter of credit as part of the new operating lease requirement (the “Plano Lease”) to its new facility in Plano, Texas. To establish a letter of credit, the Company’s bank required a deposit of $75,000 in an escrow account, which has been classified as restricted cash in the accompanying condensed consolidated balance sheet. The Plano Lease allows the Company to reduce the amount held in escrow when certain financial milestones are met.

Note 5 – Recent Accounting Pronouncements

    In July 2013, the FASB issued ASU No 2013-11, Income Taxes. This amendment clarifies ASC Topic 740 Income Taxes by explicitly providing guidance on the financial statement presentation of an unrecognized tax benefit (“UTB”) when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists. Prior to ASU No 2013-11, there was diversity in the presentation of the UTB. ASU No 2013-11 requires the Company to present a UTB, or a portion of a UTB, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or if the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the UTB should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the UTB and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. The amendments in this update do not require new recurring disclosures. ASU No 2013-11 is effective for fiscal year and interim periods within those years beginning after December 15, 2013 and early adoption is permitted. ASU No 2013-11 is applied prospectively to all UTBs that exist at the effective date. The adoption of the accounting principles of this update is not anticipated to have a material impact on the Company’s consolidated financial position or results of operations.

    In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this update require an entity to disclose significant amounts reclassified out of accumulated other comprehensive income into net income by the respective line items of net income in its entirety in the same reporting period. These amendments are effective for the Company prospectively for reporting periods beginning after December 15, 2012. The adoption of this accounting update did not have a material impact on the Company's consolidated financial position or results of operations.

Note 6 – Going Concern

    The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company generated significant net losses in previous fiscal years. In Fiscal 2013, the Company has a loss from continuing operations of $24.7 million. As of September 30, 2013, the Company also had negative working capital and stockholders’ deficit of approximately $29.7 million and $55.5 million, respectively.

    Management believes that the Company’s losses in recent years have primarily been the result of increased research and development expenditures related to the cyber technology and efforts to productize those technologies and bring them to market. These losses were augmented by insufficient revenue to support the Company’s skilled and diverse technical staff, who are considered necessary to support commercialization of the Company’s technologies. Unsuccessful commercialization efforts in past fiscal years have contributed to the stockholders’ deficit as of September 30, 2013.

    Management is focused on managing costs in line with estimated total revenues, including contingencies for cost reductions if projected revenues are not fully realized. However, there can be no assurance that anticipated revenues will be realized or that the Company will be able to successfully implement its plans. Accordingly, the Company will need to raise additional funds to meet its continuing obligations in the near future and may incur additional future losses. However, there can be no assurance that suitable financing will be available on acceptable terms, on a timely basis, or at all.

    The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 7 — Goodwill and Other Intangible Assets

    The Company acquired goodwill as a result of its purchase of Bivio Software. As a result, the Company tested goodwill for impairment at the end of the third fiscal quarter ended June 30, 2013. The Company’s annual test date is at the end of the third fiscal quarter, however the Company will also test for impairment between annual test dates if an event occurs or circumstances arise that would indicate the carrying amount may be impaired. Goodwill impairment testing is performed as a single reporting unit.

    The Company has two approaches to evaluate the impairment of goodwill. The first approach is a qualitative assessment. The Company accumulates the relevant events and circumstances for each reporting unit subject to the qualitative assessment. If the Company determines it is more likely than not that the fair value is higher than the carrying value, no additional evaluation is necessary. If the goodwill evaluation does not pass the qualitative assessment, the Company is required to use the quantitative measurement of the fair value of the reporting unit. Under this approach, the first step of the impairment test involves comparing the fair values of the single reporting unit with its carrying value. If the carrying amount of the single reporting unit exceeds its fair value, the Company performs the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the single reporting unit’s goodwill with the carrying value of that goodwill. The amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. Based on the results of the Company’s qualitative assessment, the Company does not believe its goodwill or intangible assets to be impaired as of June 30, 2013.

    Intangible assets with definite lives at September 30, 2013 consist principally of software technology, trade names, and customer relationship, which were acquired as a result of the business combination with Bivio Software. These assets are amortized on a straight-line basis over their estimated useful lives. The Company will test for impairment between annual test dates if an event occurs or circumstances arise that would indicate the carrying amount may be impaired. There were no indications of impairment through September 30, 2013.

    We do not believe there is a reasonable likelihood that there will be a material change in the future estimates and assumptions we use to test for impairment losses on goodwill and intangible assets. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to future impairment charges that could be material.

Note 8 — Debt Instruments

    As of September 30, 2013, the Company had the following outstanding debt instruments:

	Principal balance at issuance date	Principal balance at September 30, 2013	Unamortized Debt Discount balance at September 30, 2013	Net Balance
Senior Secured Revolving Credit Facility	$5,000,000	$5,000,000	$(92,000)	$4,908,000
Senior Subordinated Secured Convertible Promissory 2013 Notes	17,831,000	17,375,000	(1,582,000)	15,793,000
Senior Subordinated Secured Promissory Notes	4,000,000	5,392,000	-	5,392,000
Subordinated Secured Convertible Promissory Notes	15,051,000	16,092,000	(7,522,000)	8,570,000

Senior Secured Revolving Credit Facility

    In December 2011, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Partners for Growth III, L.P. (“PFG”) pursuant to which the Company obtained a two-year, $5.0 million revolving credit facility from PFG (the “Revolving Credit Facility”). As additional consideration for entering into the Revolving Credit Facility, the Company issued to PFG and two PFG affiliated entities 7-year warrants to purchase, for $0.11 per share, an aggregate of 15.0 million shares of the Company’s common stock (the “PFG Warrants”).

    The maturity date for the Revolving Credit Facility is December 14, 2013 (the “Maturity Date”). Interest on the loan accrues at the rate of 12% per annum, payable monthly, with the principal balance payable on the Maturity Date.

    Both Costa Brava Partnership III L.P. (“Costa Brava”) and The Griffin Fund LP (“Griffin”) have unconditionally guaranteed repayment of $2.0 million of the Company’s monetary obligations under the Loan Agreement with PFG, and are jointly and severally responsible. As discussed in Note 3, Costa Brava deposited $1.0 million in an escrow account. As of September 30, 2013, Costa Brava and Griffin are still contractually bound to guarantee an additional $1.0 million of the PFG line of credit. See Note 20 for further discussion of events subsequent to the reporting date related to the Senior Secured Revolving Credit Facility.

    To secure the payment of the Company’s obligations under the Loan Agreement, the Company granted to PFG a first position, continuing security interest in substantially all of the Company’s assets, including substantially all of its intellectual property. In addition, Costa Brava, Griffin and certain other existing creditors of the Company have agreed that, while any obligations remain outstanding by the Company to PFG under the Loan Agreement, their security interests in and liens on the Company’s assets shall be subordinated and junior to those of PFG.

    The Company was not in compliance with certain debt convenants. As such, the table below summarizes the various waiver and forbearance extensions and all warrants issued to PFG. The exercise price of the Waiver Warrants is equal to the lower of the Next Equity Financing Effective Price (the "NEFEP") or a stated price per share determined at the date of issue of each forbearance extension. Since the conversion price through the eighth forbearance extension was not fixed, each waiver warrant was considered to be a derivative liability and the Company recorded $1.7 million in derivative liability related to these instruments.

Forbearance	Extension Through Date	Exercise Price per share	Exercisable Share
Waiver	September 30, 2012	Lower of NEFEP or $0.11	2,045,455
Forbearance Extension	October 31, 2012	Lower of NEFEP or $0.11	2,045,455
Second Forbearance Extension	December 15, 2012	Lower of NEFEP or $0.11	2,045,455
Third Forbearance Extension	January 31, 2013	Lower of NEFEP or $0.11	2,045,455
Fourth Forbearance Extension	February 28, 2013	Lower of NEFEP or $0.11	2,045,455
Fifth Forbearance Extension	March 31, 2013	Lower of NEFEP or $0.11	2,045,455
Sixth Forbearance Extension	April 30, 2013	Lower of NEFEP or $0.11	2,045,455
Seventh Forbearance Extension	May 31, 2013	Lower of NEFEP or $0.11	2,045,455
Eighth Forbearance Extension	June 30, 2013	Lower of NEFEP or $0.11	2,045,455
Ninth Forbearance Extension	October 28, 2013	$0.01	2,232,143
Total			20,641,238

    As of September 30, 2013, no shares have been exercised by PFG related to any of the shares issuable under the warrants related to the forbearance extensions.

Senior Subordinated Secured Convertible Notes

    During Fiscal 2012 and Fiscal 2013, we issued Senior Subordinated Secured Convertible Promissory Notes (the “Senior Subordinated Convertible Notes”) in the aggregate principal amount of $17.8 million to certain accredited investors, including Griffin. The Senior Subordinated Convertible Notes accrue interest at a rate of 12% per annum, and are secured by all of the Company’s assets. The Senior Subordinated Convertible Notes issued during Fiscal 2012 (the “2012 Notes”) were originally set to mature on November 31, 2012, while Senior Subordinated Convertible Notes issued during Fiscal 2013 (the “2013 Notes”) were originally set to mature on November 30, 2013. As additional consideration, each purchaser of Senior Subordinated Convertible Notes received shares of Common Stock equal to 25% of the principal amount notes purchased, resulting in the issuance of an aggregate total of 43,130,000 shares of Common Stock. During Fiscal 2013, $200,000 in principal was repaid.

    During the year ended September 30, 2013, J.P. Turner & Company, L.L.C. (“J.P. Turner”) (the "Placement Agent") acted as placement agent for the sale of Senior Subordinated Convertible Notes in the principal amount of $2.5 million. As consideration for is services as Placement Agent, J.P. Turner received (i) cash commissions totaling $285,000, (ii) an expense allowance of $55,000, and (iii) warrants to purchase up to 707,000 shares of Common Stock for $0.09 per share.

    The Senior Subordinated Convertible Notes are convertible, at the option of each respective holder, into that number of shares of Common Stock equal to the outstanding principal and accrued interest of the Senior Subordinated Notes, divided by $0.12 per share (the “Conversion Price”). However, the 2012 Notes had a Conversion Price of $0.12 per share, or the price of shares sold by us to one or more investors in a subsequent financing resulting in gross proceeds in excess of $1.0 million. As the 2012 Notes had a floating conversion price, they were considered derivative liabilities and the Company recorded $237,000 as a derivative liability and related debt discount. The 2013 Notes also had a floating conversion price, and $2.1 million was recorded as a derivative liability and related debt discount.

    During Fiscal 2013, in order to extend the maturity date of the 2012 Notes to November 30, 2013, all 2012 Notes were cancelled and exchanged for 2013 Notes. Also during Fiscal 2013, the Company and each respective holder of remaining Senior Subordinated Convertible Notes, including notes sold to clients of the Placement Agent, entered into an amendment to extend the maturity date of the notes to January 31, 2014 (the “Amended Senior Subordinated Convertible Notes”). As additional consideration for this extension, the Company issued warrants to those holders of the Amended Senior Subordinated Convertible Notes to purchase an aggregate total of 9.3 million shares of Common Stock for $0.042 per share. On December 6, 2013, holders of Amended Senior Subordinated Convertible Notes in the aggregate principal amount of approximately $1.0 million notified the Company of their position that the Series D Offering meets the definition of a Qualified Financing, as such term is defined in the Amended Senior Subordinated Convertible Notes, and, as a result, the Amended Senior Subordinated Convertible Notes matured on November 1, 2013, a position the Company disputes. For further information regarding this dispute, please see the risk factors in Item 1A of this Annual Report on Form 10-K and Note 20 herein.

    As of September 30, 2013, $14.0 million of the Company’s debt had matured, and the remaining $3.4 million will mature between October 2013 and January 2014. The Company is in the process of working with the respective lenders of the debt to extend the maturity dates, however no assurances can be given that the Company will be successful in this effort. Subsequent to September 30, 2013, the Company was successful in negotiating a commitment from these lenders to convert this indebtedness into shares of Series D Preferred and Warrants on substantially the same terms offered in the Series D Offering. See Note 20 herein for further information regarding subsequent events relating to the Senior Subordinated Secured Convertible Notes.

Senior Subordinated Secured Promissory Notes

    In March 2011, the Company issued and sold to two accredited investors, Costa Brava Partnership III L.P. (“Costa Brava”) and The Griffin Fund LP (“Griffin”) 12% Senior Subordinated Secured Promissory Notes due July 31, 2013 (the “Senior Subordinated Notes”) in the aggregate principal amount of $4.0 million. In July 2011, the Senior Subordinated Notes were amended to permit the holders to demand repayment any time on or after July 16, 2012, in partial consideration for permitting the issuance of additional Subordinated Secured Convertible Promissory Notes. The owners of the Senior Subordinated Notes have not demanded payment as of September 30, 2013 and through the date of the filing of these financial statements with the Securities and Exchange Commission. See Note 20 for further discussion of events subsequent to the reporting date related to the Senior Subordinated Secured Promissory Notes.

    Interest is calculated by adding the amount of such interest to the outstanding principal amount of the Senior Subordinated Notes as paid-in-kind interest. As a result of the addition of such interest, the outstanding principal amount of the Senior Subordinated Notes at September 30, 2013 was $5.4 million.

    The Senior Subordinated Notes are secured by substantially all of our assets pursuant to Security Agreements dated March 16, 2011 and March 31, 2011 between the Company and Costa Brava as representative of the Senior Subordinated Note holders. However, the liens securing the Senior Subordinated Notes are subordinate to the liens securing the indebtedness of us to PFG under the Revolving Credit Facility.

Subordinated Secured Convertible Promissory Notes

    In December 2010, the Company entered into a Securities Purchase Agreement with Costa Brava and Griffin, pursuant to which the Company issued and sold to Costa Brava and Griffin 12% Subordinated Secured Convertible Notes due December 23, 2015 (the “Subordinated Notes”), in the aggregate principal amount of $7.8 million and, in March 2011, the Company sold additional Subordinated Notes to Costa Brava and Griffin for an aggregate purchase price of $1.2 million. In July 2011, the Company sold Subordinated Notes to five accredited investors, including Costa Brava and Griffin, in the aggregate principal amount of $5.0 million. In addition, holders of existing notes with a principal balance of $1.1 million converted certain other notes outstanding at the time into Subordinated Notes during the year ended September 30, 2011. See Note 20 for further discussion of events subsequent to the reporting date related to the Subordinated Secured Convertible Promissory Notes.

The Subordinated Notes bear interest at a rate of 12% per annum, due and payable quarterly. For the first two years of the term of the Subordinated Notes, the Company has the option to pay all or a portion of the interest due on each interest payment date in shares of Common Stock, with the price per share calculated based on the weighted average price of the Common Stock over the last 20 trading days ending on the second trading day prior to the interest payment date. While the Revolving Credit Facility is outstanding, interest on the Subordinated Notes that is not paid in shares of Common Stock must be paid by adding the amount of such interest to the outstanding principal amount of the Subordinated Notes as PIK interest. During Fiscal 2013, the Company paid approximately $1.9 million of interest costs in the form of 22,079,000 shares of Common Stock.

The principal and accrued, but unpaid interest under the Subordinated Notes is convertible at the option of the holder into shares of the Common Stock at an initial conversion price of $0.07 per share. The conversion price is subject to a full price adjustment feature for certain price dilutive issuances of securities by the Company, and proportional adjustment for events such as stock splits, dividends, combinations, etc.; as such, they are considered to be derivatives. Beginning after the first two years of the term of the Subordinated Notes, the Company may force the conversion of the Subordinated Notes into Common Stock if certain customary equity conditions have been satisfied and the volume weighted average price of the Common Stock is $0.25 or greater for 30 consecutive trading days. As of September 30, 2013, the Company has not met the equity conditions to force the conversion of the Subordinated Notes.

The Subordinated Notes are secured by substantially all of the assets of the Company pursuant to a Security Agreement dated December 23, 2010 and July 1, 2011, as applicable, between the Company and Costa Brava as the representative of the Subordinated Note holders. However, the liens securing the Senior Subordinated Notes are subordinate to the liens securing the indebtedness of us to PFG under the Revolving Credit Facility.

    As a result of the issuances of Subordinated Notes, including the 2013 Notes discussed above, the conversion of existing notes to Subordinated Notes and the application of PIK interest, the aggregate principal balance of the Subordinated Notes at September 30, 2013, exclusive of the effect of debt discounts, was $16.1 million. During the year ended September 30, 2013, approximately $30,000 in principal of Subordinated Notes was converted into approximately 438,000 shares of Common Stock. The balance of the Subordinated Notes, net of unamortized discounts comprised of derivative liability, at September 30, 2013 was $8.6 million. The debt discounts will be amortized over the term of the Subordinated Notes, unless such amortization is accelerated due to earlier conversion of the Subordinated Notes pursuant to their terms.

Omnibus Amendments and Priority of Outstanding Debt

    As of September 30, 2013, following the execution of the Fifth, Sixth and Seventh Omnibus Amendments on February 12, 2013, April 22, 2013 and August 7, 2013, respectively, our outstanding debt is ranked as follows: (i) the Revolving Credit Facility is senior to all other debt; (ii) the Senior Subordinated Convertible Notes and Subordinated Secured Notes rank pari passu with one another; and (iii) the Subordinated Notes rank junior to all other debt.

Derivative Liability

    Certain instruments, including debt and warrants, contain provisions that adjust the conversion or exercise price in the event of certain dilutive issuances of securities, or exercise/conversion prices that are not fixed. These provisions required the Company to book a derivative liability upon issuance and re-measured the fair value of the derivative liability to be $19.2 million as of September 30, 2013 and $19.9 million as of September 30, 2012.

    The Company estimated the fair value of the derivative liability using the Binomial Lattice pricing model with the following significant inputs, as outlined below, to estimate the fair value of the derivative liability as of September 30, 2013 and September 30, 2012:

	September 30, 2013	September 30, 2012
Risk free interest rate	0.40%	0.35%
Expected volatility	94.8%	92.8%
Expected dividends	None	None

Note 9 — Preferred Stock

    In Fiscal 2010, the Company sold and issued an aggregate of 3,490 preferred stock units (the “Series B Stock”) at a purchase price of $700 per preferred stock unit ("Preferred Stock Units"). Each share of Series B Stock is convertible at any time at the holder’s option into 2,000 shares of common stock at a conversion price per share of Common Stock equal to $0.50. During Fiscal 2010, Fiscal 2011, and Fiscal 2012, 2,564 shares of Preferred Stock Units were converted into approximately 5,127,000 shares of the Company’s Common Stock. During Fiscal 2013, approximately 60 shares of the Company’s Series B Stock were converted into 120,000 shares of the Company’s Common Stock. As a result of such conversions, approximately 866 shares of Series B Stock were outstanding at September 30, 2013, convertible into approximately 1,732,000 shares of the Company’s Common Stock.

    The Series B Stock is non-voting, except to the extent required by law. With respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, the Series B Stock ranks senior to the Common Stock. The liquidation preference per share of Series B Stock equals its stated value, $1,000 per share. The Series B Stock is not entitled to any preferential cash dividends; however, the Series B Stock is entitled to receive, pari passu with the Company’s Common Stock, such dividends on the Common Stock as may be declared from time to time by the Company’s Board of Directors.

Note 10 — Common Stock Warrants and Stock Based Compensation

    Common Stock Warrants. As of September 30, 2013, warrants to purchase a total of 71,194,000 shares of the Company’s Common Stock were outstanding, with a weighted average exercise price of $0.10 per share and exercise prices ranging from $0.001 per share to $0.55 per share, of which:

•	17,363,000 warrants expire in Fiscal 2014;
•	15,653,000 warrants expire in Fiscal 2015;
•	2,367,000 warrants expire in Fiscal 2016;
•	250,000 warrants expire in Fiscal 2017;
•	6,152,000 warrants expire in Fiscal 2018;
•	4,091,000 warrants expire in Fiscal 2019;
•	14,318,000 warrants expire in Fiscal 2020; and
•	1,000,000 warrants expire in Fiscal 2023.

    Stock Incentive Plans. The Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, non-vested stock and non-vested stock units, performance awards of cash, stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan, the Company’s 2003 Stock Incentive Plan (the “2003 Plan”), 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”), 2001 Stock Option Plan (the “2001 Plan”) and 2000 Non-Qualified Stock Option Plan (the “2000 Plan”) (collectively, the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants. See Note 20 for a discussion of events subsequent to the reporting date related to the Company’s Stock Incentive Plans.

As of September 30, 2013, there are no outstanding and exercisable options to purchase the Company’s Common Stock under the 2001 Plan or the 2001 Non-Qualified Option Plan. As of September 30, 2013, options to purchase 132,000 shares of the Company’s Common Stock were outstanding and exercisable under the 2003 Plan at exercise prices ranging from $13.20 to $36.20 per share, which prices reflect the one-for-ten reverse stock split of the Company’s Common Stock on August 26, 2008.

Pursuant to an amendment of the 2006 Plan by stockholders in March 2009, the number of shares of Common Stock reserved for issuance under the 2006 Plan shall automatically increase at the beginning of each subsequent fiscal year by the lesser of 1,250,000 shares or 5% of the common stock of the Company outstanding on the last day of the preceding fiscal year. As a result, the number of shares issuable under the 2006 Plan increased by 485,000 shares in Fiscal 2010, by 1,250,000 shares in Fiscal 2011 and by 1,250,000 shares in Fiscal 2012. As of September 30, 2013, there were options to purchase 621,000 shares of the Company’s common stock outstanding and exercisable under the 2006 Plan, at exercise prices ranging from $0.09 to $13.00 per share.

    In December 2010, the Company’s Board adopted the Company’s 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) under which the Company’s eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act, may be granted non-incentive stock options. 18,500,000 shares of the Company’s Common Stock were reserved for issuance under the 2010 Plan, and options to purchase 18,500,000 shares of the Company’s Common Stock at an exercise price of $0.09 per share were issued to certain of the Company’s officers and directors in December 2010 pursuant to the 2010 Plan. As of September 30, 2013, there were options to purchase 15,500,000 shares of the Company’s Common Stock outstanding under the 2010 Plan, of which options to purchase 15,250,000 shares were exercisable, at an exercise price of $0.09 per share. No further grants may presently be made under the 2010 Plan. In March 2011, the Company’s stockholders approved the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and reserved 46,500,000 shares of Common Stock of the Company for potential issuance pursuant to the 2011 Plan. The 2011 Plan is designed to promote the interests of the Company and its stockholders by serving as a comprehensive equity incentive program to attract and retain the services of individuals capable of assuring the future success of the Company and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The 2011 Plan permits grants of stock options (including both incentive and non-qualified stock options), stock-only appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards of cash, stock or property, other stock grants and other stock-based awards. As of September 30, 2013, there were options to purchase 35,499,000 shares of the Company’s Common Stock outstanding under the 2011 Plan, at exercise prices ranging from $0.05 to $0.155 per share, of which options to purchase 27,306,000 shares were exercisable at September 30, 2013. The aggregate number of shares of Common Stock issuable under all stock-based awards that may be made under the 2011 Plan at September 30, 2013 is 11,001,000 shares.

    The exercise prices of stock options granted during Fiscal 2013 and Fiscal 2012 were equal to the closing price of the Company’s Common Stock at the date of grant. The following table summarizes stock options outstanding as of September 30, 2013 as well as activity during the two-fiscal year period then ended:

	No. of Shares	Weighted Average Exercise Price
Options outstanding at October 2, 2011	57,984,000	$0.26
Granted	7,765,000	0.12
Exercised	(2,541,000)	0.10
Expired	(8,451,000)	0.32

Options outstanding at September 30, 2012	54,757,000	$0.24
Granted	6,985,000	0.08
Exercised	(1,131,000)	0.09
Expired	(8,859,000)	0.35

Options outstanding at September 30, 2013	51,752,000	$0.20

Options exercisable at September 30, 2013	43,309,000	$0.22

    For Fiscal 2013 and Fiscal 2012, the weighted-average grant-date fair value of options granted was $0.08 for both fiscal years. At September 30, 2013, the aggregate intrinsic value of non-vested options outstanding and options exercisable was $0 and $0, respectively. For Fiscal 2013, options to purchase 1,131,000 shares were exercised with an aggregate intrinsic value of $17,000. The intrinsic value of a stock option was the amount by which the market value of the underlying stock exceeds the exercise price of the option, determined as of the date of the option exercise. At September 30, 2013, the weighted-average remaining contractual life of options outstanding and exercisable was 7.7 years and 7.4 years, respectively.

    A summary of outstanding options and exercisable options under the Company’s 2001, 2003, 2006, 2010 and 2011 Qualified and Non-Qualified Plans at September 30, 2013 is shown below.

	Outstanding Options				Exercisable Options
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.05 to 0.16	51,432,000	7.7	$0.12	$-	42,989,000	$0.12	$-
0.17 to 1.70	127,000	5.0	0.42	-	127,000	0.42	-
1.71 to 14.10	62,000	4.3	13.00	-	62,000	13.00	-
14.11 to 22.5	45,000	1.7	21.83	-	45,000	21.83	-
22.51 to 36.2	86,000	1.1	31.13	-	86,000	31.13	-
	51,752,000				43,309,000

    The aggregate intrinsic values set forth in the above table, which represent the total pre-tax intrinsic values, are based on the closing stock price of the Company’s common stock of $0.05 as of September 30, 2013, the last trading date prior to September 30, 2013, and assuming all the optionees had exercised their options as of that date.

    At September 30, 2013 the total compensation costs related to non-vested option awards not yet recognized was $409,000 and the weighted-average remaining vesting period of non-vested options at September 30, 2013 was approximately one year. Such amounts do not include the cost of new options that may be granted in future periods or any changes in the Company’s forfeiture rate.

Previously granted options to purchase 8,443,000 shares of the Company’s Common Stock with a weighted average exercise price of $0.10 per share and a weighted average fair value of $0.07 per share were non-vested as of September 30, 2013. Total stock-based compensation expense for continuing operations during Fiscal 2013 was approximately $629,000, of which $118,000 was charged to research and development expense and $511,000 was charged to general and administrative expense. Total stock-based compensation expense continuing operations during Fiscal 2012 was approximately $471,000, of which $12,000 was charged to research and development expense and $459,000 was charged to general and administrative expense.

    The total amount of compensation expense related to option awards not yet recognized at September 30, 2013 was $409,000. The amount of compensation expense related to such existing option awards expected to be recognized is as follows:

FY 2014	$275,000
FY 2015	111,000
FY 2016	23,000
Total	$409,000

    However, such amounts do not include the cost of new options that may be granted in future periods.

    Employee Stock Benefit Plan. In Fiscal 1982, the Company established an employee retirement plan, the ESBP, which is effective for Fiscal 1982 and thereafter. This plan provides for annual contributions to the Company’s Employee Stock Bonus Trust (“SBT”) to be determined by the Board of Directors and which will not exceed 15% of total payroll. At the discretion of the Trustee, the SBT will purchase Common Stock at fair market value or other interest-bearing securities or investments for the accounts of individual employees who, as of September 30, 2013, will gain a vested interest of 20% in their accounts after their first year of service, and 20% each year of service thereafter, until fully vested after five years of service. Employees who attain age 65 will be fully vested in contributions to their account regardless of years of service. Pursuant to the ESBP provision, vesting requirements are met as services are performed and fulfilled at each fiscal year end. That portion of cash or stock held in an employee’s account and not vested at termination of employment will be redistributed in accordance with a prearranged formula. Management believes that the contributions made by the Company to the SBT, to the extent they relate to U.S. government cost-plus-fixed-fee contracts, will be reimbursable by the U.S. government. Relating to Fiscal 2013 the Company anticipated making a contribution of 9.1 million shares of Common Stock with an estimated market value of $272,000, which will be contributed in Fiscal 2014. Relating to Fiscal 2012 the Company anticipated making a contribution of 6.0 million shares of Common Stock with an estimated market value of $600,000, which was contributed in Fiscal 2013.

    Deferred Compensation Plan. In September 2002, the Company established a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with the Company. Annual contributions of Common Stock of the Company were made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board of Directors did not authorize a contribution to the Non-Qualified Deferred Compensation Plan for Fiscal 2012. During Fiscal 2013 the Board of Directors authorized a contribution of 14,000 shares to the Non- Qualified Deferred Compensation Plan. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditors’ claims. Shares in this plan may be distributed to each plan beneficiary when they retire from service with the Company. At September 30, 2013, 44,000 shares of the Company’s Common Stock were in the Rabbi Trust.

    Executive Salary Continuation Plan. In February 1996, the Company established a deferred compensation plan (the “ESCP”) for select key employees of the Company. Benefits payable under the ESCP are established on the basis of years of service with the Company, age at retirement and base salary, subject to a maximum benefits limitation of $137,000 per year for any individual. The ESCP is an unfunded plan. The recorded liability for future expense under the ESCP is determined based on expected lifetime of participants using Social Security mortality tables and discount rates comparable to that of rates of return on high quality investments providing yields in amount and timing equivalent to expected benefit payments. At the end of each fiscal year, the Company determines the assumed discount rate to be used to discount the ESCP liability. The Company considered various sources in making this determination for Fiscal 2013, including the Citigroup Pension Liability Index, which at September 30, 2013 was 4.92%. Based on this review, the Company used a 4.92% discount rate for determining the ESCP liability at September 30, 2013. There are presently two retired executives of the Company who are receiving lifetime benefits aggregating $185,000 per annum under the ESCP. The current and long-term portions of the ESCP liability at September 30, 2013 are $185,000 and $957,000, respectively, for an aggregate liability of $1,142,000. The current and long-term portions of the ESCP liability at September 30, 2012 were $185,000 and $975,000, respectively, for an aggregate liability of $1,160,000.

Note 11 — Loss per Share

    Since the Company had a net loss from continuing operations for both Fiscal 2013 and Fiscal 2012, there was no difference between basic and diluted loss per share in each of these fiscal years.

    The following table sets forth the computation of basic and diluted loss per common share:

	Fiscal Years Ended
	September 30, 2013	September 30, 2012
Basic and Diluted Net Loss Numerator:
Loss from continuing operations	$(24,666,000)	$(20,697,000)
Income (loss) from discontinued operations	(3,359,000)	1,029,000

Net loss	$(28,025,000)	$(19,668,000)

Basic and Diluted Net Loss Denominator:
Weighted average number of common shares outstanding	163,042,000	123,624,000

Basic and diluted loss per common share:
Loss from continuing operations	$(0.15)	$(0.17)
Net earnings from discontinued operations	$(0.02)	$0.01
Net loss attributable to ISC8 per common share	$(0.17)	$(0.16)

    Options, warrants and convertible instruments outstanding at September 30, 2013 and September 30, 2012 to purchase approximately 594,951,000 and 325,327,000 shares of the Company’s Common Stock, respectively, were not included in the above computation because they were anti-dilutive.

Note 12 — Bivio Acquisition

    The Bivio Transaction has been accounted for under purchase accounting. Accordingly, the Company has estimated the purchase price allocation based on the fair values of the assets acquired and liabilities assumed.

    The preparation of the valuation required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows, including projected revenues and expenses, and applicable discount rates. These estimates were based on assumptions that the Company believes to be reasonable. However, actual results may significantly differ from these estimates.

    The following table presents the calculation of the purchase price:

Cash	$600,000
Fair value of warrants issued	85,000
Total purchase price	$685,000

    The following outlines the significant inputs the Company used to estimate the fair value of the warrants using the Binomial Lattice pricing model as of the acquisition date on October 12, 2012:

Risk free interest rate	1.69%
Expected volatility	92.20%
Expected dividends	None

    The purchase price is allocated between the tangible and intangible assets and assumed liabilities based on their estimated fair values at October 12, 2012. Based on the Company’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, the purchase price is allocated as follows:

Tangible Current Assets	$142,000
Tangible Non-Current Assets	48,000
Liabilities assumed	(798,000)
Amortizable intangible assets	900,000
Goodwill	393,000
Total fair value of net assets acquired	$685,000

    The following table presents amortizable intangible assets acquired and their amortization periods:

	Estimated	Amortization
	fair value	period
Customer relationships	$100,000	5.0 years
Trade name	300,000	10.0 years
Software	500,000	7.0 years
Total	$900,000

Note 13 — Discontinued Operations

    In October 2011, the Company entered into the Thermal Imaging APA with Vectronix, pursuant to which Vectronix agreed to acquire substantially all of the assets used or held for use in connection with, necessary for or relating to the Thermal Imaging Business. The Thermal Imaging Asset Sale was approved by the Board and was subject to customary conditions to closing, including regulatory approvals and the approval of the Company’s stockholders. On January 19, 2012, the Company’s stockholders approved the Thermal Imaging Asset Sale, which was consummated on January 31, 2012.

    Under the terms of the Thermal Imaging APA, (i) Vectronix paid $10.0 million in cash to the Company for the purchased assets, subject to certain adjustments, and assumed certain liabilities of the Company; and (ii) subject to the satisfaction of certain thresholds, Vectronix shall, on a semi-annual basis over a five year period following the closing of the transaction, pay to the Company commissions for core engines and certain existing products sold by Vectronix or its commercial business units. $1.5 million of the upfront cash purchase price was paid into escrow. $300,000 of this escrow amount was released on the six-month anniversary of the closing of the Thermal Imaging Asset Sale and the balance was released on the first anniversary of such closing. In addition, pursuant to the Thermal Imaging APA the Company’s existing obligation to repay to a subsidiary of Vectronix an outstanding advance of approximately $340,000 was cancelled.

    As a result of the Thermal Imaging Asset Sale, the Company’s Thermal Imaging Business has been classified as a discontinued operation in the consolidated financial statements of the Company. The following summarized financial information relates to the Thermal Imaging Business and is segregated from continuing operations and reported as discontinued operations.

    On March 19, 2013, the Company announced that it had discontinued the Government Business, and instead focus on the Company’s cyber-security business. As a result of the Company’s decision, the Company’s Government Business is classified as a discontinued operation in the consolidated financial statements of the Company.

    The following summarized financial information relates to discontinued operations, consisting of the Thermal Imaging Business and the Government Business:
	Fiscal Years Ended
	September 30, 2013	September 30, 2012
Total revenues	$2,069,000	$6,173,000

Cost and expenses
Cost of revenues	3,456,000	8,750,000
General and administrative expense	983,000	1,660,000
Research and development expense	680,000	2,482,000

Total costs and expenses	5,119,000	12,892,000
Loss from operations	(3,050,000) (309,000)	(6,719,000 7,748,000)
Gain (loss) on disposal (net of $0 tax)
Net income (loss) from discontinued operations (net of $0 tax)	$(3,359,000)	$1,029,000

    Included in the consolidated balance sheets are the following major classes of assets and liabilities associated with the Government Business as of September 30, 2013 and September 30, 2012:

	September 30, 2013	September 30, 2012
Accounts receivable, net	-	445,000
Prepaid expenses and other current assets	-	54,000
Current assets of discontinued operations	$-	499,000
Unbilled revenues on uncompleted contracts	290,000	549,000
Property and equipment, net	$7,000	824,000
Other assets	-	117,000
Non-current assets of discontinued operations	$297,000	1,490,000
Accounts payable	$141,000	211,000
Accrued expenses	438,000	311,000
Advance billings on uncompleted contracts	99,000	297,000
Current liabilities from discontinued operations	$678,000	819,000

Note 14 — Composition of Certain Financial Statement Captions

    The Company’s prepaids and other assets at September 30, 2013 and September 30, 2012 are shown below.
	September 30,	September 30,
	2013	2012
Prepaid expenses and other current assets:
Note receivable	$177,000	$-
Inventory, net	149,000	-
Other assets	153,000	43,000
Prepaid legal expenses	82,000	16,000
	$561,000	$59,000

    On June 21, 2013, the Company sold assets associated with the discontinued Government Business (see Note 13) and received as consideration a note for $200,000, with $50,000 principal payable quarterly plus interest of prime plus 2% per annum. The balance of this note as of September 30, 2013 is $177,000, and is included in prepaid expenses and other current assets. Under the terms of the Senior Revolving Credit Facility with PFG, the proceeds from this note receivable will be used to reduce the outstanding balance under the Senior Revolving Credit Facility or used to settle legal fees related to patent support. This note is entered into with Irvine Sensors Corporation, an unrelated entity, whose Chief Executive Officer is ISC8’s former Vice Chairman and Chief Strategist, John Carson.

    The Company’s property and equipment at September 30, 2013 and September 30, 2012 is shown below.

	September 30, 2013	September 30, 2012
Property and equipment:
Engineering and production equipment	$773,000	$96,000
Furniture and fixtures	69,000	36,000
Leasehold improvements	70,000	27,000
Software	200,000	32,000
Less accumulated depreciation and amortization	(359,000)	(70,000)
	$753,000	$121,000

    The net book value of assets under capital leases at September 30, 2013 and September 30, 2012 was approximately $482,000 and $77,000, respectively, which amounts are net of accumulated depreciation of approximately $210,000 and $77,000, respectively.

    Accrued expenses as of September 30, 2013 and September 30, 2012 consisted of the following:

	September 30, 2013	September 30, 2012
Accrued expenses:
Salaries and wages	$450,000	$398,000
Vacation	65,000	209,000
Interest	1,490,000	534,000
Deferred compensation (current ESCP liability)	185,000	185,000
Professional fees	197,000	168,000
Accrued ESBP contribution	296,000	527,000
Other accrued expenses	383,000	182,000
	$3,066,000	$2,203,000

Note 15 — Concentration of Revenues and Sources of Supply

    The following represents customers providing 10% or more of the Company’s continuing revenue for Fiscal 2013:

	September 30, 2013	Percentage
Customer Concentrations
Customer A	$205,000	41%
Customer B	161,000	32%
Customer C	120,000	24%
Total	486,000	97%

Note 16 — Commitments and Contingencies

    The Company leases certain facilities and equipment under cancelable and non-cancelable operating leases, with escalating rent provisions for facility leases. Future minimum payments under capital lease obligations and operating lease commitments for the next five years as of September 30, 2013 are as follows:

Fiscal Year	Capital Leases	Operating Leases
2014	458,000	271,000
2015	$103,000	$245,000
2016	17,000	238,000
2017	-	145,000
2018	-	75,000
2019 and beyond	-	104,000
Less amounts representing interest	(54,000)

Future minimum lease payments	$524,000	$1,078,000

    Total rent expense for operating leases amounted to $1.1 million and $1.0 million for Fiscal 2013 and Fiscal 2012, respectively. Rent expense is recognized on a straight-line basis over the lease period. Deferred rent amounts are immaterial.

Litigation

    The Company has been, and may from time to time, become a party to various other legal proceedings arising in the ordinary course of its business. The Company does not presently know of any such other matters, the disposition of which would be likely to have a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Disputes

    On December 6, 2013, a certain holder of Senior Subordinated Convertible Promissory Notes (the “Notes”) who chose not to convert into the Series D Offering (the “Non-Converting Note Holder”), totaling approximately $1.0 million, notified the Company that they interpreted the Notes to require the Company to use the net proceeds from the Qualified Financing dated November 1, 2013, to repay certain outstanding debts. In August 2013, however, the Company and the Non-Converting Note Holder amended the terms of the Notes to extend the maturity date of the Notes to January 31, 2014 (the “Amendment”), regardless of the consummation of the Qualified Financing. The Non-Converting Note Holder has objected to the Company’s interpretation of the Amendment, and has taken the position that the Notes are currently due and payable from proceeds of the Qualified Financing, notwithstanding the Company’s position that Amendment extended the maturity date of the Notes to January 31, 2014.

Note 17 — Income Taxes

    The income tax provision is based on management's review of the Company's estimated annual tax rate, including state taxes. The tax provision for Fiscal 2013 and Fiscal 2012 consists of state minimum taxes currently payable, as well as foreign taxes payable. In addition to the U.S. federal return and California and Texas state returns, the Company files tax returns internationally in Dubai, Italy, Singapore, and the United Kingdom, and the Company's returns are currently open for examination by taxing authorities for the standard statutory periods of time.

The provision for income taxes from continuing operations is comprised of:
	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Current:
Federal	$—	$—
State	3,000	3,000
Foreign	42,000	—

Provision for income taxes	$46,000	$3,000

    The provision for income taxes from continuing operations differs from the amount computed by applying the statutory federal income tax rate to loss before provision for income taxes. The sources and tax effects of the differences are as follows:

	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Income tax benefit at the federal statutory rate of 34%	$(8,371,000)	$(6,783,000)
State income tax provision, net of federal benefit	2,000	2,000
Non-cash charges	-	4,000
Other	902,000	16,000
Valuation allowance changes affecting the provision for income taxes	7,513,000	6,764,000

Provision for income taxes	$46,000	$3,000

Loss before income taxes consisted of the following components:
	Fiscal Year Ended
	September 30, 2013	September 30, 2012
United States	$(22,642,000)	$(20,694,000)
Foreign	(1,978,000)	-

Total	$(24,620,000)	$(20,694,000)

    The tax effect of significant temporary items comprising the Company’s deferred taxes as of September 30, 2013 and September 30, 2012, are as follows:

	September 30, 2013	September 30, 2012
Current deferred tax assets:
Reserves not currently deductible	$384,000	$626,000
Current deferred tax liabilities:
Valuation allowance	(384,000)	(626,000)

Net current deferred tax assets (liabilities)	$—	$—

Non-current deferred tax assets:
Stock-based compensation	$1,405,000	$1,086,000
Debt discount & derivative liability	3,183,000	3,925,000
Operating loss carry forwards	25,842,000	15,378,000
Other	692,000	336,000
Non-current deferred tax liabilities:
Valuation allowance	(31,122,000)	(20,725,000)

Net non-current deferred tax assets (liabilities)	$—	$—

As of September 30, 2013, the Company had federal and California net operating loss (“NOL”) carryover of $65.7 million and $63.6 million, respectively. As a result of the ownership change that occurred during the year ended September 27, 2009, the Company’s pre-September 27, 2009 NOLs are subject to the annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, of approximately $105,000 per annum. Various equity transactions have occurred since the ownership change in Fiscal 2009 that may have resulted in a subsequent section 382 limitation, which may further limit the use of the Company’s NOL’s.

    As the realization of the tax benefit of deferred tax assets is uncertain, the Company has provided a 100% valuation allowance against such assets as of September 30, 2013 and September 30, 2012.

    The Company concluded that no additional accrual for taxes, penalty or interest is required for uncertain tax positions. Interest and penalties related to uncertain tax positions will be reflected in income tax expense.

Note 18 — Fair Value Measurements

    The Company measures the fair value of applicable financial and non-financial assets and liabilities based on the following levels of inputs.

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

    The hierarchy noted above requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. There were no transfers between Level 1, Level 2 and/or Level 3 during Fiscal 2013. Financial liabilities carried at fair value as of September 30, 2013 are classified below:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$-	$-	$19,245,000	$19,245,000

    The table below sets forth a summary of changes in the fair value of our Level 3 financial instruments for the year ended September 30, 2013:

	September 30, 2012	Recorded New Derivative Liabilities	Reclass from equity to derivative liability	Change in estimated fair value recognized in results of operations	September 30, 2013
Derivative liabilities	$19,925,000	$3,922,000	$-	$(4,602,000)	$19,245,000

    Fair Value of Financial Instruments. The Company estimates the fair value of financial instruments that are not required to be carried in the condensed consolidated balance sheet at fair value on either a recurring or non-recurring basis as follows:

	September 30, 2013		September 30, 2012		Level in fair
	Carrying amount	Fair value	Carrying amount	Fair value	value hierarchy

Cash and cash equivalents	$136,000	$136,000	$1,738,000	$1,738,000	1
Accounts Receivable, net	$119,000	$119,000	$-	$-	2
Accounts Payable	$1,024,000	$1,024,000	$604,000	$604,000	2

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and approximated fair value due to their short-term nature.

Note 19 — Noncontrolling Interest in Subsidiaries

    At September 30, 2013, the Company owned 96% of Novalog’s common stock, 98% of MSI’s common stock, 81% of RedHawk’s common stock, and 95% of iNetWorks’ common stock.

    For the Fiscal 2013 and Fiscal 2012, Novalog, MSI, RedHawk, and iNetWorks did not have any operating activities.

Note 20 — Subsequent Events (unaudited)

Creation of Series D Convertible Preferred

    On October 30, 2013, the Company filed the Certificate of Designations of Rights, Preferences, Privileges and Limitations of the Series D Convertible Preferred Stock (the "Certificate of Designations") with the Delaware Secretary of State to designate 4,000 shares of the Company's preferred stock as Series D Convertible Preferred Stock ("Series D Preferred"). The Series D Preferred votes alongside the Company's Common Stock, on an as converted basis, and ranks junior to the Company's Series B Convertible Cumulative Preferred Stock, but is senior to all other classes of the Company's preferred stock.

    Each share of Series D Preferred has a stated value of $10,000 (the "Stated Value"), and is convertible, upon expiration of the 20 calendar day period following the filing by the Company of an Information Statement on Schedule 14C relating to an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to permit the issuance of Common Stock in connection with the conversion of the Series D Preferred, into that number of shares of Common Stock (the "Conversion Shares") equal to the Stated Value divided by the Conversion Price set forth in the Certificate of Designations.

Series D Preferred Financing

    On October 31, 2013, the Company accepted subscription agreements (the "Subscription Agreements"), from certain accredited investors (the "Investors") to purchase 414 shares of Series D Preferred for $10,000 per share, resulting in gross proceeds to the Company of approximately $4.14 million (the "Series D Offering"). As additional consideration for the purchase of each share of Series D Preferred, Investors received one-year warrants to purchase 59,523 shares of Common Stock for $0.084 per share ("Warrant Shares") (the "Series D Warrants"). Proceeds derived from the Series D Offering are intended to be used for general working capital purposes.

    In connection with the Series D Offering, the Company and the Investors entered into the Investor Rights Agreement (the "Investor Rights Agreement"), pursuant to which the Company agreed to register the Conversion Shares and Warrant Shares under the Securities Act of 1933, as amended (the "Securities Act"), within 60 days after filing its Annual Report on Form 10-K for the year ended September 30, 2013. The Company and the Investors also entered into a Voting Agreement (the "Voting Agreement"), pursuant to which the Company agreed to, among other things, (i) amend the Company's Amended and Restated Bylaws (the "Bylaws") to decrease the fixed number of directors from ten to seven, and (ii) appoint two individuals designated by one of the Investors to the Company's Board of Directors ("Board"), after those designees are qualified and accepted by the Board.

Cancellation of Debt

    In connection with offer and sale of the Series D Preferred, certain holders of the Company's senior convertible debt issued in connection with previous debt financings ("Note Holders") agreed to exchange such debt, aggregating approximately $22.7 million principal amount and accrued interest, for the Series D Offering, resulting, upon execution of definitive documents, in the issuance of an additional approximately 2,200 shares of Series D Preferred and Series D Warrants to purchase approximately 135.0 million shares of the Company's Common Stock. Furthermore, certain holders of the Company’s junior subordinated convertible debt agreed to exchange an aggregate principal of approximately $14.4 million for approximately 100.5 million shares of restricted Common Stock that vests if the trading price of the Company’s Common Stock reaches $0.143.

    The Series D Preferred and Series D Warrants were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 3(a)(9) and/or Section 4(2) thereof, and Rule 506 of Regulation D thereunder. Each of the Investors and Note Holders represented that it was an "accredited investor" as defined in Regulation D.

Modification of PFG Loan Agreement

    On November 1, 2013, the Company substantially modified its Loan Agreement with PFG to provide, among other things, for a one-year extension of the maturity date under the Loan Agreement, until December 13, 2014. In return, the Company has made a $2.0 million repayment on the loan and has agreed to deposit $500,000 with PFG as collateral for the loan. PFG also purchased shares of the Company's Series D Preferred, and modified its Guaranty Agreement with the Company to release Costa Brava Partnership III, LP from its guarantee of the Company's debt to PFG.

Amendments to Articles of Incorporation or Bylaws

    On October 7, 2013, the Company's Board of Directors approved an amendment to Article III, Section 2 of the Company's Bylaws to decrease the fixed number of directors from ten to seven (the "Bylaw Amendment"). The Bylaw Amendment became effective on October 31, 2013 with the execution of the Voting Agreement.

Increase of Authorized Number of Common Shares

    On September 10, 2013, upon written consent by the majority of our voting stock, the Board approved an amendment to the Company’s Articles of Incorporation to the increase of the total number of authorized shares of the Company’s Common Stock from 801,000,000 to 2,001,000,000, of which 2,000,000,000 will be available for issuance as Common Stock (the “Amendment”). The Amendment will become effective upon filing with the Delaware Secretary of State, which filing will occur following the 20 calendar day period following the Company’s filing of the Information Statement on Schedule 14C, filed with the SEC on December 20, 2013.

Increase of Shares Issuable under 2011 Omnibus Incentive Plan, Cancellation and Reissuance of Employee Incentive Stock Options

    On October 21, 2013, upon written consent by the majority of our voting stock, the Board approved the cancellation and reissuance of employee incentive stock options to purchase 145.0 million shares of the Company’s Common Stock with a strike price of $0.042 per share. On October 31, 2013, upon written consent by the majority of our voting stock, the Board approved an amendment to the 2011 Omnibus Incentive Plan to the increase the number of shares of Common Stock issuable under the 2011 Omnibus Incentive Plan to 446,500,000, which amendment will become effective following the 20 calendar day period following the Company’s filing of the Information Statement on Schedule 14C, filed with the SEC on December 20, 2013.

New Location Established as ISC8 Malaysia

    On October 28, 2013, the Company announced the opening of a new office in Kuala Lumpur, Malaysia in support of the projected growth of business within South East Asia. ISC8 Malaysia will serve as a regional hub for the Company in the multi-billion dollar market in South East Asia.

Senior Secured Revolving Credit Facility

    On November 5, 2013 the Company made significant modifications to its Loan and Security Agreement with PFG, updating loan covenants and extending the maturity date under the Loan Agreement to December 13, 2014. PFG also purchased shares of the Company’s Series D Preferred and modified its Guaranty Agreement with the Company.

Dispute Over Maturity Date of Note

On December 6, 2013, a certain holder of Senior Subordinated Convertible Promissory Notes (the “Notes”) who chose not to convert into the Series D Offering (the “Non-Converting Note Holder”), totaling approximately $1.0 million, notified the Company that they interpreted the Notes to require the Company to use the net proceeds from the Qualified Financing dated November 1, 2013, to repay certain outstanding debts. In August 2013, however, the Company and the Non-Converting Note Holder amended the terms of the Notes to extend the maturity date of the Notes to January 31, 2014 (the “Amendment”), regardless of the consummation of the Qualified Financing. The Non-Converting Note Holder has objected to the Company’s interpretation of the Amendment, and has taken the position that the Notes are currently due and payable from proceeds of the Qualified Financing, notwithstanding the Company’s position that Amendment extended the maturity date of the Notes to January 31, 2014.

Although the Company disputes the Non-Converting Note Holder's position, and believes that the Amendment extended the maturity date of the Notes to January 31, 2014, we may not prevail. In the event we are unable to reach an accommodation or negotiated settlement with the Note Holders, and are otherwise unsuccessful in defending our position, the Notes may become immediately due and payable as of November 1, 2013, in which case we may be considered in default on the Notes.

ISC8 INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31, 2013	September 30, 2013 (1)
Assets
Current assets:
Cash and cash equivalents	$375,000	$136,000
Accounts receivable, net	-	119,000
Deposit on PFG credit line	500,000	1,000,000
Prepaid expenses and other current assets	574,000	561,000
Total current assets	1,449,000	1,816,000
Restricted cash	75,000	75,000
Property and equipment, net	693,000	753,000
Goodwill	393,000	393,000
Intangible assets, net	758,000	790,000
Deferred financing costs, net	64,000	715,000
Other assets	89,000	126,000
Non-current assets of discontinued operations	293,000	297,000
Total assets	$3,814,000	$4,965,000
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$823,000	$1,024,000
Accrued expenses	1,538,000	3,066,000
Deferred revenue	134,000	221,000
Senior secured revolving credit facility, net of discount	3,073,000	4,908,000
Senior subordinated secured convertible promissory notes, net of discount	1,610,000	15,793,000
Senior subordinated secured promissory notes	-	5,392,000
Capital lease obligations, current portion	415,000	447,000
Current liabilities from discontinued operations	625,000	678,000
Total current liabilities	8,218,000	31,529,000
Subordinated secured convertible promissory notes, net of discount	782,000	8,570,000
Capital lease obligations, less current portion	86,000	77,000
Derivative liability	124,000	19,245,000
Executive salary continuation plan liability	942,000	957,000
Other liabilities	75,000	139,000
Total liabilities	10,227,000	60,517,000
Commitments and contingencies (Note 11)
Stockholders’ deficit:
Convertible preferred stock, $0.01 par value, 1,000,000 shares authorized, 900 shares of Series B Convertible Cumulative Preferred Stock issued and outstanding as of December 31, 2013 and September 30, 2013, liquidation preference of $866,000, and 2,757 and 0 shares of Series D Convertible Preferred Stock issued and outstanding, liquidation preference of $27,570,000 and $0, as of December 31, 2013 and September 30, 2013, respectively(2)	-	-
Common stock, $0.01 par value, 2,000,000,000 and 800,000,000 shares authorized; 231,681,000 and 205,581,000 shares issued and outstanding at December 31, 2013 and September 30, 2013, respectively (3)	2,317,000	2,056,000
Paid-in capital	230,688,000	181,443,000
Accumulated other comprehensive loss	23,000	(123,000)
Accumulated deficit	(239,765,000)	(239,252,000)
ISC8 stockholders’ deficit	(6,737,000)	(55,876,000)
Noncontrolling interest	324,000	324,000
Total stockholders’ deficit	(6,413,000)	(55,552,000)
Total liabilities and stockholders’ deficit	$3,814,000	$4,965,000

(1) The condensed consolidated balance sheet as of September 30, 2013 was derived from the audited consolidated financial statement included in the Company’s 2013 Annual Report on Form 10-K, filed with the SEC on December 24, 2013 adjusted to reflect discontinued operations. In March 2013, the Company ceased operations of its government focused business, including Secure Memory Systems, Cognitive Systems and Microsystems business units (the “Government Business”). In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”), the assets and liabilities related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements.

(2) The number of shares of Convertible Preferred Stock issued and outstanding has been rounded to the nearest one hundred (100).

(3) The number of shares of Common Stock issued and outstanding has been rounded to the nearest one thousand (1000).

See Accompanying Notes to Condensed Consolidated Financial Statements

ISC8 INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Quarter Ended
	December 31, 2013	December 31, 2012(1) (2)

Revenues	$93,000	$93,000
Cost of revenues	48,000	48,000
Gross Profit	45,000	45,000
Operating expenses:
General and administrative expense	2,375,000	2,368,000
Research and development expense	1,898,000	1,968,000
Total operating expenses	4,273,000	4,336,000
Operating loss	(4,228,000)	(4,291,000)
Interest and other (income) expense
Interest expense	3,928,000	1,987,000
Gain from change in fair value of derivative liability	(7,334,000)	(4,947,000)
Gain on extinguishment of debt	(316,000)	-
Other (income) expense	4,000	(1,000)
Total interest and other (income) expenses	(3,718,000)	(2,961,000)
Loss from continuing operations before provision for income taxes	(510,000)	(1,330,000)
Provision for income taxes	3,000	-
Loss from continuing operations	(513,000)	(1,330,000)
Loss from discontinued operations (net of $0 tax)	-	(834,000)
Net loss	$(513,000)	$(2,164,000)

Basic and diluted net loss per common share
Loss from continuing operations	$-	$(0.01)
Loss from discontinued operations	$-	$(0.01)
Net loss per share, basic and diluted	$-	$(0.02)

Basic and diluted weighted average number of common shares outstanding	224,816,000	141,394,000

(1) In March 2013, the Company ceased operations of its government focused business, including Secure Memory Systems, Cognitive Systems and Microsystems business units (the “Government Business”). In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”), the results of operations related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements.

(2) On June 28, 2013, the Company changed its fiscal year end-date from the last Sunday of September to September 30. Accordingly, the first fiscal quarter of 2012 was previously reported as December 30, 2012. We did not change the prior period presentation to reflect the change in fiscal year as the difference is not material. See Note 1 of the Notes to the Condensed Consolidated Financial Statements.

See Accompanying Notes to Condensed Consolidated Financial Statements

ISC8 INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited)

	Quarter Ended
	December 31, 2013	December 31, 2012
Net loss	$(513,000)	$(2,164,000)
Other comprehensive loss before tax from continuing operations:
Foreign currency translation adjustments, net of $0 tax	(146,000)	-
Comprehensive loss	$(659,000)	$(2,164,000)

See Accompanying Notes to Condensed Consolidated Financial Statements

ISC8 INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Quarter Ended
	December 31, 2013	December 31, 2012 (1) (2)
Cash flows from operating activities:
Net loss	$(513,000)	$(2,164,000)
(Income) loss from discontinued operations	-	(834,000)
Loss from continuing operations	(513,000)	(1,330,000)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	168,000	97,000
Provision for bad debt	83,000	-
Non-cash interest expense	3,448,000	1,674,000
Gain on extinguishment of debt	(316,000)	-
Change in fair value of derivative liability	(7,334,000)	(4,947,000)
Non-cash stock-based compensation	1,535,000	235,000
Loss on disposal of property and equipment	4,000	-
Changes in assets and liabilities:
Accounts receivable	36,000	-
Prepaid expenses and other current assets	(45,000)	(124,000)
Other assets	181,000	-
Accounts payable and accrued expenses	255,000	654,000
Deferred revenue	(87,000)	(42,000)
Executive Salary Continuation Plan liability	(15,000)	(1,000)
Net cash used in operating activities	(2,600,000)	(3,784,000)

Cash flows from investing activities:
Property and equipment expenditures	-	(53,000)
Net cash paid related to acquisition of Bivio	-	(569,000)
Net cash used in investing activities	-	(622,000)
	-
Cash flows from financing activities:
Proceeds from unsecured convertible promissory notes	200,000	4,210,000
Proceeds from Series D Convertible Preferred Stock	4,440,000	-
Proceeds from warrants exercised	6,000	-
Debt issuance costs paid	(132,000)	-
Net change in deposit on PFG credit line	500,000	-
Principal payments on PFG credit line	(2,000,000)	-
Principal payments on notes payable	(25,000)	(4,000)
Principal payments on capital leases	(103,000)	(4,000)
Net cash provided by financing activities	2,886,000	4,202,000

Cash flows from discontinued operations:
Net cash used in operating activities	(49,000)	(1,109,000)
Net cash used in discontinued operations	(49,000)	(1,109,000)
Effect of exchange rate changes on cash	2,000	2,000
Net increase (decrease) in cash and cash equivalents	239,000	(1,311,000)
Cash and cash equivalents at beginning of period	136,000	1,738,000
Cash and cash equivalents at end of period	$375,000	$427,000

Non-cash investing and financing activities:
Equipment financed with capital leases	$80,000	$-
Conversion of notes and accrued interest to Series D Preferred stock	$23,056,000	$-
Conversion of notes to restricted stock	$14,503,000	$-
Employee stock based plan contribution	$272,000	$-
Conversion of notes and accrued interest to common stock	$-	$30,000
Common stock issued to pay accrued interest	$487,000	$483,000
Issuance of warrants to acquire Bivio Software assets	$-	$85,000
Senior Subordinated Note issued to settle accrued interest	$-	$143,000
Issuance of warrants in connection with Forbearance agreements	33,000	324,000

Supplemental cash flow information:
Cash paid for interest	$149,000	$152,000
Cash paid for income taxes	$3,000	$3,000

(1) In March 2013, the Company ceased operations of its government focused business, including Secure Memory Systems, Cognitive Systems and Microsystems business units (the “Government Business”). In accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”), the assets and liabilities related to the Government Business are now presented as discontinued operations for all periods presented in the consolidated financial statements. See Note 13 of the Notes to the Condensed Consolidated Financial Statements.

(2) On June 28, 2013, The Company changed its fiscal year end-date from the last Sunday of September to September 30. Accordingly, the first fiscal quarter of 2012 was previously reported as December 30, 2012. We did not change its prior period presentation to reflect the change in fiscal year as the difference is not material. See Note 1 of the Notes to the Condensed Consolidated Financial Statements.

See Accompanying Notes to Condensed Consolidated Financial Statements

ISC8 INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1 — General

    The information contained in the following Notes to Condensed Consolidated Financial Statements is derived from that which appears in the accompanying unaudited condensed consolidated financial statements for ISC8 Inc. (“ISC8”), and its subsidiaries (together with ISC8, the “Company”), and do not include certain financial presentations normally required under accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, the unaudited condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (“Fiscal 2013”), filed with the SEC on December 24, 2013, including the risk factors contained therein, as updated in this Quarterly Report on Form 10-Q for the quarter ended December 31, 2013. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results expected for the entire year.

    The consolidated financial information for the three month periods ended December 31, 2013 and 2012 included herein is unaudited but includes all normal recurring adjustments which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Company at December 31, 2013, and the results of its operations and its cash flows for the three month periods ended December 31, 2013 as compared to the same period ended December 31, 2012.

    The accompanying September 30, 2013 balance sheet was derived from the audited fiscal 2013 financial statements.

Recent Developments

    Creation of Series D Convertible Preferred. On October 30, 2013, the Company filed the Certificate of Designations of Rights, Preferences, Privileges and Limitations of the Series D Convertible Preferred Stock (the "Certificate of Designations") with the Delaware Secretary of State to designate 4,000 shares of the Company's preferred stock as Series D Convertible Preferred Stock ("Series D Preferred"). The Series D Preferred votes alongside shares of the Company's common stock, par value $0.01 per share (“Common Stock”), on an as converted basis, and ranks junior to the Company's Series B Convertible Cumulative Preferred Stock, but is senior to all other classes of the Company's preferred stock. Each share of Series D Preferred has a stated value of $10,000 (the "Stated Value"), and is currently convertible, at the option of the holder, into that number of shares of Common Stock equal to the Stated Value divided by the Conversion Price set forth in the Certificate of Designations (the "Conversion Shares").

    Series D Preferred Financing. On October 31, 2013, the Company accepted subscription agreements from certain accredited investors (the "Investors") to purchase shares of Series D Preferred (the "Series D Offering") for $10,000 per share. As additional consideration, each Investor received one-year warrants to purchase 59,523 shares of Common Stock for $0.084 per share ("Warrant Shares") for every share of Series D Preferred purchased (the "Series D Warrants"). Through December 31, 2013, investors have purchased 452 shares of Series D Preferred, resulting in gross proceeds of approximately $4.52 million.

    Cancellation of Debt. In connection with the offer and sale of the Series D Preferred, certain holders of the Company's outstanding senior convertible debt agreed to exchange such debt, in the aggregate total of approximately $23.1 million in principal and accrued interest, for shares of Series D Preferred and Series D Warrants on substantially similar terms to the Series D Offering (the “Senior Note Conversion”). Upon execution of definitive documents, the Senior Note Conversion will result in the issuance of approximately 2,300 shares of Series D Preferred and Series D Warrants to purchase approximately 137.2 million shares of Common Stock. Furthermore, certain holders of the Company’s junior subordinated convertible debt agreed to exchange an aggregate total of approximately $14.5 million in principal and accrued interest for approximately 101.4 million shares of restricted Common Stock that vests in the event the trading price of the Company’s Common Stock reaches $0.143 (the “Junior Note Conversion”).

    Modification of PFG Loan Agreement. On November 1, 2013, the Company substantially modified its Loan Agreement with Partners for Growth III, L.P. (“PFG”) to provide, among other things, for a one-year extension of the maturity date under the Loan Agreement to December 31, 2014 (the “PFG Loan Modification”). In return, the Company made a $2.0 million repayment on the loan, deposited $500,000 with PFG as collateral for the loan, and, in the event the Company consummates a debt or equity financing, the Company agreed to pay to PFG 25% of the proceeds from such financing. PFG and the Company also modified the Guaranty Agreement executed in connection with the Loan Agreement in order to: (i) release Costa Brava Partnership III, LP (“Costa Brava”) from its guarantee of the Company's debt to PFG, (ii) reduce the maximum guarantee amount to $1.0 million, and (iii) affirm the obligations of the Griffin Fund LP (“Griffin”) under the Guaranty Agreement.

    Amendments to Articles of Incorporation or Bylaws. On October 31, 2013, the Company amended Article III, Section 2 of the Company's Bylaws to decrease the fixed number of directors from ten to seven (the "Bylaw Amendment").

    Increase of Authorized Number of Common Shares. On January 16, 2014, the Company filed with the Delaware Secretary of State an amendment to its Certificate of Incorporation to the increase of the total number of authorized shares of capital stock from 801,000,000 to 2,001,000,000, of which 2,000,000,000 will be available for issuance as Common Stock (the “Amendment”).

    Amendment to 2011 Omnibus Incentive Plan and Option Exchange Program. On January 16, 2014, the Company implemented an amendment to its 2011 Omnibus Incentive Plan (the “2011 Plan”) to increase the number of shares of Common Stock issuable under the 2011 Plan to 446,500,000 (the “Plan Amendment”). In October 2013, in anticipation of stockholder approval of the Plan Amendment, the Company commenced an option exchange program (the “Option Exchange Program”) wherein holders of stock options previously issued under the Company’s equity compensation plans could, at the option of the holder, exchange outstanding options for new options to purchase shares of Common Stock for $0.042 per share. To date, the Company has canceled outstanding stock options to purchase 28.6 million shares of Common Stock, and issued new options under the 2011 Plan to purchase approximately 146.9 million shares of Common Stock for $0.042 per share.

    New Location Established as ISC8 Malaysia. On October 28, 2013, the Company announced the opening of a new office in Kuala Lumpur, Malaysia in support of the projected growth of business within South East Asia (“ISC8 Malaysia”). ISC8 Malaysia will serve as a regional hub for the Company in the multi-billion dollar market in South East Asia.

Summary of Significant Accounting Policies

    There have been no significant changes to the Company’s significant accounting policies during the three months ended December 31, 2013. See Note 1 to the Company’s Consolidated Financial Statements included in the Company’s 2013 Annual Report on Form 10-K, filed with the SEC on December 24, 2013, for a comprehensive description of the Company’s significant accounting policies.

    Consolidation. The consolidated financial statements include the accounts of ISC8 and its subsidiaries, Novalog, Inc. (“Novalog”), MicroSensors, Inc. (“MSI”), RedHawk Vision Systems, Inc. (“RedHawk”) iNetWorks Corporation (“iNetWorks”), ISC8 Europe Limited (“ISC8 Europe”) and ISC8 Malaysia SDN.BMD. Of the Company’s subsidiaries, only ISC8 Europe presently has operating activities and assets, separate employees and facilities. All significant intercompany transactions and balances have been eliminated in the consolidation. None of the Company’s subsidiaries accounted for more than 10% of the Company’s total assets at December 31, 2013 or December 31, 2012.

    Reclassifications. Certain amounts in the consolidated financial statements have been reclassified in order to conform to the current year presentation.

    Reportable Segments. The Company is presently managing its continuing operations as a single business segment. The Company is continuing to evaluate the current and potential business derived from sales of its products and, in the future, may present its consolidated statement of operations in more than one segment if the Company segregates the management of various product lines in response to business and market conditions.

    Discontinued Operations. On March 19, 2013, the Company discontinued its government-focused business, including the Secure Memory Systems, Cognitive and Microsystems business units (the “Government Business”), to focus on the Company’s cyber-security business. The Company's former Vice Chairman and Chief Strategist, John Carson, who originally founded the Government Business, has formed Irvine Sensors Corporation, an unrelated entity, to continue the Government Business.

    The results of operations and the assets of the Government Business are now presented as discontinued operations in the consolidated financial statements through the date of dissolution, as applicable, in accordance with the provisions of the Presentation of Financial Statements Topic 205 of the Accounting Standards Codification (“ASC”). To provide comparability between the periods, the consolidated financial information for all periods presented has been reclassified to reflect the Company’s results of continuing operations. See Note 8 below.

    Change in Fiscal Year End-Date. On June 28, 2013, the Company’s Board of Directors unanimously approved a change to the Company’s fiscal year end-date from the last Sunday of September to September 30. Accordingly, Fiscal 2013 ended on September 30, 2013, rather than September 29, 2013. Although the first fiscal quarter of 2012 was previously reported as December 30, 2012, the Company did not change its prior period presentation reflecting the current change in fiscal year because the difference is immaterial.

    Use of Estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management prepares estimates for a number of factors, including derivative liability, stock-based compensation, warrants valuation, revenue recognition, valuation of goodwill and other intangible assets, allowance for doubtful accounts and notes receivable, and deferred tax assets and liabilities. The Company believes its estimates of derivative liabilities, and warrants valuation to be the most sensitive estimates impacting financial position and results of operations in the near term.

    Subsequent Events. Management has evaluated events subsequent to December 31, 2013 through the date of this Quarterly Report on Form 10-Q for transactions and other events that may require adjustment of and/or disclosure in such financial statements. See Note 12 for a discussion of events occurring subsequent to December 31, 2013.

Note 2 – Revolving Credit Facility Repayment

    During July 2013, Costa Brava deposited $1.0 million into an escrow account held by PFG (the “PFG Guarantee Fund”), which was used for the partial repayment of the $5.0 million revolving credit facility issued by PFG to the Company in December 2011 (the “Revolving Credit Facility”). Costa Brava irrevocably transferred the rights, title and interest of the PFG Guarantee Fund to the Company. In exchange for funding the PFG Guarantee Fund, the Company issued a $1.0 million Senior Secured Convertible Note (defined below) to Costa Brava. In October 2013, the Company deposited $1.5 million of the proceeds received from the Series D Offering into the PFG Guarantee Fund, and, in turn, made a $2.0 million payment on the Revolving Credit Facility, leaving the Revolving Credit Facility with a $3.0 million outstanding balance.

Note 3 – Going Concern

    The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of obligations in the normal course of business. The Company generated significant net losses in previous fiscal years. For the three months ended December 31, 2013 and 2012, the Company had a loss from continuing operations of $0.5 million and $1.3 million, respectively. As of December 31, 2013 and September 30, 2013, the Company also had negative working capital of approximately $6.5 million and $29.7 million, and stockholders’ deficit of $6.4 million and $55.6 million, respectively.

    Management believes that the Company’s losses in recent years have primarily been the result of increased research and development expenditures related to the cyber technology and efforts to productize those technologies and bring them to market. These losses were augmented by insufficient revenue to support the Company’s skilled and diverse technical staff, who are considered necessary to support commercialization of the Company’s technologies. Unsuccessful commercialization efforts in past fiscal years have contributed to the stockholders’ deficit as of December 31, 2013.

    Management is focused on managing costs in line with estimated total revenues, including contingencies for cost reductions if projected revenues are not fully realized. However, there can be no assurance that anticipated revenues will be realized or that the Company will be able to successfully implement its plans. Accordingly, the Company will need to raise additional funds to meet its continuing obligations in the near future and may incur additional future losses. However, there can be no assurance that suitable financing will be available on acceptable terms, on a timely basis, or at all.

    The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 4 — Goodwill and Other Intangible Assets

    The Company acquired goodwill as a result of its purchase of Bivio Software in October 2012. The Company tests goodwill for impairment annually during its third fiscal quarter, referred to as the annual test date. The Company will also test for impairment between annual test dates if an event occurs or circumstances arise that would indicate the carrying amount may be impaired. Goodwill impairment testing is performed as a single reporting unit.

Intangible assets with definite lives at December 31, 2013 consist principally of software technology, trade names, and customer relationship, which were acquired as a result of the business combination with Bivio Software in October 2012. These assets are amortized on a straight-line basis over their estimated useful lives. The Company will test for impairment between annual test dates if an event occurs or circumstances arise that would indicate the carrying amount may be impaired. There were no indications of impairment through December 31, 2013.

    We do not believe there is a reasonable likelihood that there will be a material change in the future estimates and assumptions we use to test for impairment losses on goodwill and intangible assets. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to future impairment charges that could be material.

Note 5 — Debt Instruments

    In October 2013, the Company implemented the Senior Note Conversion and Junior Note Conversion discussed above in Note 1, “Recent Developments”, and exchanged certain outstanding debt totaling approximately $23.1 million in principal and accrued interest for shares of Series D Preferred, Series D Warrants and/or shares of restricted Common Stock (“Restricted Stock”). The following table summarizes the Senior Note Conversion and Junior Note Conversion activity during the quarter ended December 31, 2013:

	Principle balance, net of unamortized discount at September 30, 2013	(Repayment) Proceeds	Debt converted into Series D Preferred	Debt converted to restricted Common Stock	Amortization/ extinguishment of debt discount	Principle balance, net of unamortized discount as of December 31, 2013
Senior Secured Revolving Credit Facility	$4,908,000	$(2,000,000)	$-	$-	$165,000	$3,073,000
Senior Subordinated Secured Convertible Promissory 2013 Notes	15,793,000	175,000	(16,199,000)	-	1,841,000	1,610,000
Senior Subordinated Secured Promissory Notes	5,392,000	-	(5,392,000)	-	-	-
Subordinated Secured Convertible Promissory Notes	8,570,000	-	(381,000)	(14,357,000)	6,950,000	782,000
Total Gross Debt	34,663,000	(1,825,000)	(21,972,000)	(14,357,000)	8,956,000	5,465,000
Accrued interest converted to equitiy	-	-	(1,084,000)	(146,000)	-	-
Gross adjustment to paid-in capital(1)			$(23,056,000)	$(14,503,000)

(1) The net amount presented excludes the impact of unamortized debt discount, derivative liability and deferred issuance costs.

Senior Subordinated Secured Convertible Promissory 2013 Notes

    Through October 31, 2013, we issued Senior Subordinated Secured Convertible Promissory Notes (the “Senior Subordinated Convertible Notes”) in the aggregate principal amount of $17.8 million to certain accredited investors, including Griffin. The Senior Subordinated Convertible Notes accrue interest at a rate of 12% per annum, and are secured by all of the Company’s assets. The Senior Subordinated Convertible Notes are convertible, at the option of each respective holder, into that number of shares of Common Stock equal to the outstanding principal and accrued interest of the Senior Subordinated Notes, divided by the conversion price set forth in the note (the “Conversion Price”). The Senior Subordinated Convertible Notes issued during Fiscal 2012 (the “2012 Notes”) had a Conversion Price of $0.12 per share, or the price of shares sold by us to one or more investors in a subsequent financing resulting in gross proceeds in excess of $1.0 million (a “Qualified Financing”). The Senior Subordinated Convertible Notes issued during Fiscal 2013 (the “2013 Notes”) have a floating price based on the next Qualified Financing. Since both the 2012 Notes and 2013 Notes have a floating conversion price, the embedded conversion feature was considered a derivative liability, and was bifurcated from the host until October 31, 2013 when the price was fixed at $0.042 as a result of the Series D Offering and the 2012 Notes and 2013 Notes were no longer considered derivatives.

    On October 31, 2013, pursuant to the Senior Note Conversion, Senior Subordinated Convertible Notes in the aggregate total of approximately $17.2 million of principal and accrued interest (the “Outstanding Balance”) were canceled and exchanged for approximately 1,720 shares of Series D Preferred. The Company accounted for the conversion of these Senior Subordinated Convertible Notes, which was deemed an extinguishment of debt, in one of two methods. For the Senior Subordinated Convertible Notes in the aggregate principal amount of $5.5 million held by investors not otherwise related to the Company, the Company removed the net carrying value of the debt, including accrued interest, deferred financing cost and the derivative liability, and recorded the fair value of the shares of Series D Preferred issued in exchange for the cancellation thereof. The resulting difference of $0.4 million was recognized as a gain on debt extinguishment. The remaining Senior Subordinated Convertible Notes in the aggregate total of $11.7 million, which notes were held by related parties, were accounted for as capital transactions whereby the net carrying value of the debt, including accrued interest, deferred financing cost and the derivative liability, totaling $13.1 million, was recorded as an increase to paid in capital.

    During Fiscal 2013, the Company and each respective holder of remaining Senior Subordinated Convertible Notes, including those sold to clients of J.P. Turner & Company, L.L.C. (“J.P. Turner”), entered into an amendment to extend the maturity date of the notes to January 31, 2014 (the “Amended Senior Subordinated Convertible Notes”). As additional consideration for this extension, the Company issued warrants to those holders of the Amended Senior Subordinated Convertible Notes to purchase an aggregate total of 63.8 million shares of Common Stock for $0.001 per share. On December 6, 2013, holders of certain Amended Senior Subordinated Convertible Notes sold to clients of J.P. Turner in the aggregate principal amount of approximately $1.0 million notified the Company of their position that the Series D Offering meets the definition of a Qualified Financing, as such term is defined in the Amended Senior Subordinated Convertible Notes, and, as a result, the Amended Senior Subordinated Convertible Notes matured on November 1, 2013, a position the Company disputes. See Note 13 herein for further information regarding subsequent events relating to these Amended Senior Subordinated Convertible Notes.

    As of December 31, 2013, $0.5 million of the outstanding Senior Subordinated Convertible Notes had matured. The Company is in the process of working with the respective holders of these notes to extend the maturity dates or convert the debt into shares Series D Preferred and Series D Warrants; however no assurances can be given that the Company will be successful in this effort. See Note 13 herein for further information regarding subsequent events relating to the Senior Subordinated Secured Convertible Notes.

Subordinated Secured Convertible Promissory Notes

    In December 2010, the Company entered into a Securities Purchase Agreement with Costa Brava and Griffin, pursuant to which the Company issued and sold to Costa Brava and Griffin 12% Subordinated Secured Convertible Notes due December 23, 2015 (the “Subordinated Notes”) in the aggregate principal amount of $7.8 million and, in March 2011, the Company sold additional Subordinated Notes to Costa Brava and Griffin for an aggregate purchase price of $1.2 million. Subsequently, in July 2011, the Company sold Subordinated Notes to five accredited investors, including Costa Brava and Griffin, in the aggregate principal amount of $5.0 million. In addition, holders of certain of the Company’s then outstanding debt, with a principal balance of $1.1 million, converted such debt into Subordinated Notes during the year ended September 30, 2011.

    As of December 31, 2013, the principal and accrued but unpaid interest of the remaining unconverted Subordinated Notes was convertible at the option of the holder into shares of Common Stock at an initial conversion price of $0.07 per share. The conversion price is subject to a full price adjustment feature for certain price dilutive issuances of securities by the Company, and proportional adjustment for events such as stock splits, dividends, combinations, etc., and as such, are considered to be derivatives. Upon completion of the Series D Offering, the conversion price was adjusted to $0.042 per share. The Company may force the conversion of the Subordinated Notes into Common Stock if certain customary equity conditions have been satisfied and the volume weighted average price of the Common Stock is $0.25 or greater for 30 consecutive trading days. As of December 31, 2013, the Company has not met the equity conditions to force the conversion of the Subordinated Notes.

    On October 31, 2013, Subordinated Notes in the aggregate total of $14.5 million in principal and accrued interest due to Costa Brava and Griffin were cancelled in exchange for approximately 101.5 million shares of Restricted Stock. The Restricted Stock will vest in the event the trading price of the Company’s Common Stock reaches $0.143. Because the managing members of Costa Brava and Griffin served on the Company’s board of directors during the quarter ended December 31, 2013, Costa Brava and Griffin are related parties to the Company. As such, the canceled $14.5 million principal and accrued interest, and the related discount and derivative liability was treated as a contribution to paid in capital.

    Also, on October 31, 2013, the holder of a Subordinated Note totaling $0.4 million in principal and accrued interest, not otherwise related to the Company, exchanged such note for approximately 40 shares of Series D Preferred. The Company removed the net carrying value of the debt including accrued interest, deferred financing cost and the derivative liability, recorded the fair value of the Series D Preferred and the resulting difference of $37,000 was recognized as a loss on debt extinguishment.

    As of December 31, 2013, Subordinated Notes in the aggregate principal amount of $1.4 million remain outstanding, of which $0.2 million mature during December 2015, $0.2 million mature during January 2016, $0.1 million mature during April 2016 and $0.9 million mature during July 2016. The balance of the unconverted Subordinated Notes, net of unamortized discounts at December 31, 2013 was $0.8 million. The debt discounts will be amortized over the term of the unconverted Subordinated Notes, unless such amortization is accelerated due to earlier conversion of the Subordinated Notes pursuant to their terms.

Senior Subordinated Secured Promissory Notes

    In March 2011, the Company issued and sold 12% Senior Subordinated Secured Promissory Notes (the “Senior Subordinated Notes”) to two accredited, related party investors, Costa Brava and Griffin. In July 2011, the Senior Subordinated Notes were amended to permit the holders to demand repayment any time on or after July 16, 2012, in partial consideration for permitting the issuance of additional Subordinated Secured Convertible Promissory Notes. The Senior Subordinated Notes are secured by substantially all of our assets pursuant to Security Agreements dated March 16, 2011 and March 31, 2011 between the Company and Costa Brava as representative of the Senior Subordinated Note holders. However, the liens securing the Senior Subordinated Notes are subordinate to the liens securing the Company’s indebtedness to PFG under the Revolving Credit Facility. Interest is calculated by adding the amount of such interest to the outstanding principal amount of the Senior Subordinated Notes as paid-in-kind interest. As a result of the addition of such interest, the outstanding principal amount of the Senior Subordinated Notes at October 31, 2013 was $5.4 million.

    On October 31, 2013, the outstanding balance was converted to approximately 545 shares of Series D Preferred. Since the note holders are related parties to the Company, the Company accounted for the conversion of these notes as a capital transaction whereby the net carrying value of the debt including accrued interest was recorded as an increase to contributed capital.

Priority of Outstanding Debt

    As of December 31, 2013, our outstanding debt is ranked as follows: (i) the Revolving Credit Facility is senior to all other debt; (ii) the Senior Subordinated Convertible Notes and Subordinated Secured Notes rank pari passu with one another; and (iii) the Subordinated Notes rank junior to all other debt.

Revolving Credit Facility

    In December 2011, the Company entered into the Loan Agreement with PFG to obtain the Revolving Credit Facility. As additional consideration for entering into the Revolving Credit Facility, the Company issued to PFG and two PFG affiliated entities 7-year warrants to purchase, for $0.11 per share, an aggregate of 15.0 million shares of the Company’s Common Stock (the “PFG Warrants”).

    The Revolving Credit Facility was originally set to mature on December 14, 2013, however, in connection with the PFG Loan Modification, the maturity date was extended to December 31, 2014. Interest on the Revolving Credit Facility accrues at the rate of 12% per annum, payable monthly, with the principal balance payable on the Maturity Date. See Note 1 above and Note 13 below for further discussion of events during and subsequent to the quarter ended December 31, 2013 related to the Revolving Credit Facility.

    To secure the payment of the Company’s obligations under the Loan Agreement, the Company granted to PFG a first position, continuing security interest in substantially all of the Company’s assets, including substantially all of its intellectual property. In addition, Costa Brava, Griffin and certain other existing creditors of the Company have agreed that, while any obligations remain outstanding by the Company to PFG under the Loan Agreement, their security interests in and liens on the Company’s assets shall be subordinated and junior to those of PFG.

    As of and prior to the quarter ended December 31, 2013, the Company was not in compliance with certain debt covenants of the Revolving Credit Facility. As such, the table below summarizes the various waiver and forbearance extensions and all warrants (the “Waiver Warrants”) issued to PFG. The exercise price of the Waiver Warrants is equal to the lower of the next equity financing effective price (the "NEFEP") or a stated price per share determined on the date of issuance of each forbearance extension. Prior to the consummation of the Series D Offering, the exercise price of the Waiver Warrants was not fixed, causing each Waiver Warrant to be accounted for as a derivative liability. However, upon consummation of the Series D Offering, the exercise price of each Waiver Warrant became fixed at $0.042 per share and the Company reclassified the fair value totaling $2,834,000 to paid in capital. With the ninth forbearance and in connection with the loan modification, PFG waived its rights with respect with debt covenant compliance through December 31, 2014.

Forbearance	Extension Through Date	Exercise Price per share	Exercisable Share
Waiver	September 30, 2012	$0.042	2,045,455
Forbearance Extension	October 31, 2012	$0.042	2,045,455
Second Forbearance Extension	December 15, 2012	$0.042	2,045,455
Third Forbearance Extension	January 31, 2013	$0.042	2,045,455
Fourth Forbearance Extension	February 28, 2013	$0.042	2,045,455
Fifth Forbearance Extension	March 31, 2013	$0.042	2,045,455
Sixth Forbearance Extension	April 30, 2013	$0.042	2,045,455
Seventh Forbearance Extension	May 31, 2013	$0.042	2,045,455
Eighth Forbearance Extension	June 30, 2013	$0.042	2,045,455
Ninth Forbearance Extension	October 28, 2013	$0.01	2,232,142
Total			20,641,237

    As of December 31, 2013, PFG has not exercised any Waiver Warrants.

Derivative Liability

    Certain instruments, including the embedded conversion feature in certain of the Compay's outstanding debt and warrants, contain provisions that adjust the respective conversion or exercise prices in the event of certain dilutive issuances of securities, or exercise/conversion prices that are not fixed. These provisions required the Company to record a derivative liability upon issuance. The Company re-measured the fair value of the derivative liability to be $0.1 million as of December 31, 2013 and $19.2 million as of September 30, 2013 (see Note 11 below for a description of the Company's fair value measurements).

    The Company estimated the fair value of the derivative liability using the Binomial Lattice pricing model with the following significant inputs, as outlined below, to estimate the fair value of the derivative liability as of December 31, 2013 and September 30, 2013:

	December 31, 2013	September 30, 2013
Risk free interest rate	0.38%	0.40%
Expected volatility	133.0%	94.8%
Expected dividends	None	None

Note 6 — Convertible Preferred Stock

Series B Preferred

    In the year ended October 3, 2010 (“Fiscal 2010”), the Company sold and issued an aggregate of 3,490 preferred stock units (the “Series B Preferred”) at a purchase price of $700 per preferred stock unit. Each share of Series B Preferred is convertible at any time at the holder’s option into 2,000 shares of Common Stock at a conversion price of $0.50. During Fiscal 2010, the year ended October 2, 2011 (“Fiscal 2011”), and Fiscal 2012, 2,564 shares of Series B Preferred were converted into approximately 5,127,000 shares of the Company’s Common Stock. During Fiscal 2013, approximately 60 shares of the Company’s Series B Preferred were converted into 120,000 shares of the Company’s Common Stock. As a result of such conversions, approximately 866 shares of Series B Preferred were outstanding at December 31, 2013, convertible into approximately 1,732,000 shares of the Company’s Common Stock.

    The Series B Preferred is non-voting, except to the extent required by law. With respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, the Series B Preferred ranks senior to the Common Stock and Series D Preferred. The liquidation preference per share of Series B Preferred equals its stated value, $1,000 per share. The Series B Preferred is not entitled to any preferential cash dividends; however, the Series B Preferred is entitled to receive, pari passu with the Company’s Common Stock, such dividends on the Common Stock as may be declared from time to time by the Company’s Board of Directors.

Series D Preferred

    On October 30, 2013, we filed the Certificate of Designations with the Delaware Secretary of State to designate 4,000 shares of the Company's preferred stock as Series D Preferred. Each share of Series D Preferred has a Stated Value of $10,000 and votes alongside our Common Stock on an as-converted basis. The Series D Preferred ranks junior to our Series B Preferred, but is senior to all future classes of our preferred stock. The Series D Preferred is not redeemable at the election of the holder, but the Company may redeem the Series D Preferred, in whole or in part, in exchange for a cash payment equal to the Stated Value of the shared of Series D Preferred redeemed. The holders of the Series D Preferred may elect, at any time, to convert the Series D Preferred into that number of shares of Common Stock equal to the Stated Value, divided by the current conversion price of $0.042 (the “Conversion Price”). The Series D Preferred also has a mandatory conversion provision that allows the Company to require conversion of all outstanding shares of Series D Preferred in the event the Company sells shares of common stock for at least $0.084 per share in a private financing or series of financings that result in aggregate gross proceeds of at least $10.0 million.

    As of December 31, 2013, there were 2,757 shares of Series D Preferred issued and outstanding.
The following table summarizes equity activity for the quarter ended December 31, 2013 related to the sale of, and exchange of debt for, Series D Preferred and as discussed above in Note 5. The amounts presented include the impact of unamortized debt discount, derivative liability and deferred issuance costs.

	Preferred Stock (Series D only)
	Shares	Amount	Paid-in Capital

Balance, September 30, 2013	-	9	181,443,000

Cash Proceeds from sale of Series D Preferred Stock and warrants, net of issuance costs of $219,000	452	4	4,296,000
Convertible debt exchanged for Series D Preferred stock	2,305	23	24,705,000
Convertible debt exchanged for restricted stock	-	-	13,111,000
Stock based compensation	-	-	1,535,000
Warrant derivatives reclassified to equity	-	-	2,834,000
Other equity activity, net	-	-	2,764,000

Balance, December 31, 2013	2,757	36	230,688,000

Note 7 — Common Stock Warrants and Stock Based Compensation

    Common Stock Warrants. As of December 31, 2013, warrants to purchase a total of 292.7 million shares of the Company’s Common Stock were outstanding, with a weighted average exercise price of $0.07 per share and exercise prices ranging from $0.001 per share to $0.55 per share. As of September 30, 2013, warrants to purchase a total of 71,194,000 shares of the Company’s Common Stock were outstanding, with a weighted average exercise price of $0.10 per share and exercise prices ranging from $0.001 per share to $0.55 per share.

    Stock Incentive Plans. The Company’s stockholders approved the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”), which is designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. The 2006 Plan permits the granting of stock options (including both incentive and non-qualified stock options), stock-only stock appreciation rights, non-vested stock and non-vested stock units, performance awards of cash, stock or property, dividend equivalents and other stock grants. Upon approval of the 2006 Plan, the Company’s 2003 Stock Incentive Plan (the “2003 Plan”), 2001 Non-Qualified Stock Option Plan (the “2001 Non-Qualified Plan”), 2001 Stock Option Plan (the “2001 Plan”) and 2000 Non-Qualified Stock Option Plan (the “2000 Plan”) (collectively, the “Prior Plans”) were terminated, but existing options issued pursuant to the Prior Plans remain outstanding in accordance with the terms of their original grants.

    As of December 31, 2013 and September 30, 2013, there are no outstanding and/or exercisable options to purchase the Company’s Common Stock under the 2001 Plan or the 2001 Non-Qualified Option Plan.

    Pursuant to an amendment of the 2006 Plan by stockholders in March 2009, the number of shares of Common Stock reserved for issuance under the 2006 Plan automatically increases at the beginning of each subsequent fiscal year by the lesser of 1,250,000 shares or 5% of the Company’s issued and outstanding Common Stock of the Company outstanding on the last day of the preceding fiscal year. As a result, the number of shares issuable under the 2006 Plan increased by 485,000 shares in Fiscal 2010, by 1,250,000 shares in Fiscal 2011, by 1,250,000 shares in Fiscal 2012. As of December 31, 2013, there were 440,500 outstanding and exercisable options to purchase the Company’s Common Stock under the 2006 Plan with exercise prices ranging from $0.16 to $13.00. As of September 30, 2013, there were options to purchase 621,000 shares of the Company’s Common Stock outstanding and exercisable under the 2006 Plan, with exercise prices ranging from $0.09 to $13.00 per share.

    In December 2010, the Company’s Board adopted the Company’s 2010 Non-Qualified Stock Option Plan (the “2010 Plan”) under which the Company’s eligible officers, directors and employees, consultants and advisors who qualify as “accredited investors” within the meaning of Rule 501 under the Securities Act, may be granted non-qualified stock options. 18,500,000 shares of the Company’s Common Stock were reserved for issuance under the 2010 Plan, and options to purchase 18,500,000 shares of the Company’s Common Stock at an exercise price of $0.09 per share were issued to certain of the Company’s officers and directors in December 2010 pursuant to the 2010 Plan. As of December 31, 2013, there are 9,000,000 outstanding and exercisable options to purchase the Company’s Common Stock under the 2010 Plan at an exercise price of $0.09 per share. As of September 30, 2013, there were options to purchase 15,500,000 shares of the Company’s Common Stock outstanding under the 2010 Plan, of which options to purchase 15,250,000 shares were exercisable, at an exercise price of $0.09 per share. No further grants may presently be made under the 2010 Plan.

    In March 2011, the Company’s stockholders approved the Company’s 2011 Omnibus Incentive Plan (the “2011 Plan”) and reserved for issuance 46,500,000 shares of Common Stock under the 2011 Plan. The number of shares reserved for issuance under the 2011 Plan was increased to 446,500,000 shares, effective January 16, 2014. The 2011 Plan is designed to promote the interests of the Company and its stockholders by serving as a comprehensive equity incentive program to attract and retain the services of individuals capable of assuring the future success of the Company and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The 2011 Plan permits grants of stock options (including both incentive and non-qualified stock options), stock-only appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards of cash, stock or property, other stock grants and other stock-based awards. As of December 31, 2013, there were options to purchase 160,497,000 shares of the Company’s Common Stock outstanding under the 2011 Plan, at exercise prices ranging from $0.042 to $0.150 per share, none of which were exercisable at December 31, 2013 due to a condition in the option agreement prohibiting the exercise of any option before the filing of an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized capital stock, which amendment was filed with the Delaware Secretary of State on January 16, 2014. The aggregate number of shares of Common Stock issuable under all stock-based awards that may be made under the 2011 Plan at December 31, 2013 is 485,248,000 shares.

    Below is a summary of stock option transactions during the three months ended December 31, 2013:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (yrs)	Aggregate Intrinsic Value
Outstanding at September 30, 2013	51,752,000	$0.20	7.7	$-
Granted	146,938,000	0.04	9.8	-
Exercised	-	-	-	-
Forfeited/Cancelled	(28,633,000)	0.14	7.7	-

Outstanding at December 31, 2013	170,056,000	0.08	9.4	-

Vested and expected to vest, December 31, 2013	144,547,600	0.08	9.4	-

Exercisable, December 31, 2013	79,610,000	0.11	9.0	-

    For the three months ended December, 31, 2013, the Company utilized the Black-Scholes valuation model for estimating the fair value of share-based compensation with the following assumptions:

	Three months ended	Three months ended
	December 31, 2013	December 31, 2012

Expected life	5.4 years	6.7 years
Expected volatility	169%	88.1% -99.3%
Expected dividend	None	None
Risk-free rate	1.6%	1.1-1.3%

    The Company issues new shares of Common Stock to satisfy option exercises. Based on historical experience of option cancellations, the Company has estimated an annualized forfeiture rate of 15% and 7% for employee options for the three months ended December 31, 2013 and 2012, respectively. Forfeiture rates are adjusted over the requisite service period when actual forfeitures differ, or are expected to differ, from the estimate.

    During the three months ended December 31, 2013, a total of 146.9 million options to purchase shares of the Company’s Common Stock were granted under the 2011 Plan, with an exercise price of $0.042. One-third of the grant vests immediately and the remaining two thirds vest in equal monthly installments over two years and expire on October 21, 2023. The options were granted in exchange for the cancellation of options to purchase 27.1 million shares of Common Stock previously granted that were both vested and unvested, pursuant to the Option Exchange Program. The Company treated these exchanges as a modification to the existing options. The Company recorded the incremental cost of the modification measured by the excess of the fair value of the modified award over the fair value of the original award immediately before the modification as additional compensation cost recognized over the requisite service period. For the three months ended December 31, 2013, a $1.5 million stock option expense was recognized related to these transactions under the Option Exchange Program.

    Employee Stock Benefit Plan. The Company has established an employee retirement plan (the “ESBP”). This plan provides for annual contributions to the Company’s Employee Stock Bonus Trust (“SBT”) to be determined by the Board of Directors and which will not exceed 15% of total payroll. As of December 31, 2013, the Company has not made any contributions to the SBT for the year ended September 30, 2014. In Fiscal 2013, the Company made a contribution of 9.1 million shares of Common Stock with an estimated market value of $272,000 to the SBT.

    Deferred Compensation Plan. In September 2002, the Company established a deferred compensation plan, the Non-Qualified Deferred Compensation Plan, for certain key employees with long-term service with the Company. Annual contributions of Common Stock of the Company were made to a Rabbi Trust under such plan to be held for the benefit of the deferred compensation plan participants. The Board of Directors did not authorize a contribution to the Non-Qualified Deferred Compensation Plan for Fiscal 2012. During Fiscal 2013 the Board of Directors authorized a contribution of 14,000 shares to the Non- Qualified Deferred Compensation Plan. Participants’ potential distributions from the Rabbi Trust represent unsecured claims against the Company. The Rabbi Trust was established by the Company and is subject to creditors’ claims. Shares in this plan may be distributed to each plan beneficiary when they retire from service with the Company. At December 31, 2013, and September 30, 2013 there were 44,000 shares of the Company’s Common Stock were in the Rabbi Trust.

Note 8 — Loss per Share

    Since the Company had a net loss from continuing operations for the three months ended December 31, 2013 and 2012, there was no difference between basic and diluted loss per share in each of these fiscal years.

    The following table sets forth the computation of basic and diluted loss per common share:

	Three Months Ended
	December 31, 2013	December 31, 2012
Basic and Diluted Net Loss Numerator:
Loss from continuing operations	$(513,000)	$(1,330,000)
Income (loss) from discontinued operations	-	(834,000)

Net loss	$(513,000)	$(2,164,000)

Basic and Diluted Net Loss Denominator:
Weighted average number of common shares outstanding	224,816,000	141,394,000

Basic and diluted loss per common share:
Loss from continuing operations	$-	$(0.01)
Net income from discontinued operations	$-	$(0.01)
Net loss per common share	$-	$(0.02)

    Options, warrants and convertible instruments outstanding at December 31, 2013 and September 30, 2013 to purchase approximately 896,632,000 and 594,951,000 shares of the Company’s Common Stock, respectively, were not included in the above computation because they were anti-dilutive.

Note 9 — Discontinued Operations

    On March 19, 2013, the Company announced that it had discontinued the Government Business, and instead focus on the Company’s cyber-security business. As a result of the Company’s decision, the Company’s Government Business is classified as a discontinued operation in the consolidated financial statements of the Company.

    The following summarized financial information relates to discontinued operations, consisting of the Government Business:

	Three Months Ended
	December 31, 2013	December 31, 2012
Total revenues	$-	$782,000

Cost and expenses
Cost of revenues	-	581,000
General and administrative expense	-	559,000
Research and development expense	-	476,000

Total costs and expenses	-	1,616,000
Net loss from discontinued operations (net of $0 tax)	$-	$(834,000)

    Included in the consolidated balance sheets are the following major classes of assets and liabilities associated with the Government Business as of December 31, 2013 and September 30, 2013:
	December 31, 2013	September 30, 2013
Accounts receivable, net	$-	$-
Prepaid expenses and other current assets	-	-
Current assets of discontinued operations	-	-
Unbilled revenues on uncompleted contracts	290,000	290,000
Property and equipment, net	-	7,000
Other assets	3,000	-
Non-current assets of discontinued operations	293,000	297,000
Accounts payable	87,000	141,000
Accrued expenses	438,000	438,000
Advance billings on uncompleted contracts	99,000	99,000
Current liabilities from discontinued operations	$624,000	$678,000

Note 10 — Commitments and Contingencies

    The Company leases certain facilities and equipment under cancelable and non-cancelable operating leases, with escalating rent provisions for facility leases. Future minimum payments under capital lease obligations and operating lease commitments for the next five years as of December 31, 2013 are as follows:

Fiscal Year	Capital Leases	Operating Leases
2014 (remaining nine months)	$362,000	$203,000
2015	128,000	245,000
2016	42,000	243,000
2017	25,000	175,000
2018	-	149,000
2019 and beyond	-	-
Less amounts representing interest	(56,000)	-

Future minimum lease payments	$501,000	$1,015,000

Total rent expense for operating leases amounted to $67,000 and $8,000 for the three months ended December 31, 2013 and 2012, respectively. Rent expense is recognized on a straight-line basis over the lease period. Deferred rent amounts are immaterial.

Litigation

    The Company has been, and may from time to time, become a party to various other legal proceedings arising in the ordinary course of its business. The Company does not presently know of any such other matters, the disposition of which would be likely to have a material effect on the Company’s consolidated financial position, results of operations or liquidity.

Disputes

    On December 6, 2013, a certain holder of Senior Subordinated Convertible Promissory Notes (the “Notes”) who chose not to convert into the Series D Offering (the “Non-Converting Note Holder”), totaling approximately $1.0 million, notified the Company that they interpreted the Notes to require the Company to use the net proceeds from the Series D Offering, to repay certain outstanding debts. In August 2013, however, the Company and the Non-Converting Note Holder amended the terms of the Notes to extend the maturity date of the Notes to January 31, 2014 (the “Amendment”), regardless of the consummation of a Qualified Financing, as such term is defined in the Notes. The Non-Converting Note Holder has objected to the Company’s interpretation of the Amendment, and has taken the position that the Notes are currently due and payable from proceeds of the Qualified Financing, notwithstanding the Company’s position that Amendment extended the maturity date of the Notes to January 31, 2014. As of February 14, 2014, the Notes remained due and payable, and the Company is continues to negotiate with the Non-Converting Note Holder to extend the maturity date of the Notes. In the event we are unable to reach an accommodation or negotiated settlement with the Non-Converting Note Holders, and are otherwise unsuccessful in defending our position, the Notes may become immediately due and payable, in which case we may be considered in default on the Notes.

    On November 15, 2013 we failed meet a contractual first year minimum payment obligation of $100,000 with a certain vendor resulting in a contractual breach, which requires that we pay all fees and guarantee payment of totaling $1.8 million (the “Guarantee Payment”) immediately. We have not cured the breach of contract, but we have successfully negotiated a payment plan (the “Payment Plan”) with this vendor which consists of four equal monthly payments of $25,000 plus interest beginning February 2014. Due to our limited working capital, if we are unable to meet the requirements of the Payment Plan, we will be required to pay the Guarantee Payment in full, which could have a materially adverse impact on our business, financial condition and results of operations.

Note 11 — Fair Value Measurements

The Company measures the fair value of applicable financial and non-financial assets and liabilities based on the following levels of inputs.

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.
•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.
    The hierarchy noted above requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. There were no transfers between Level 1, Level 2 and/or Level 3 during the three months ended December 31, 2013. Financial liabilities carried at fair value as of December 31, 2013 are classified below:

	Level 1	Level 2	Level 3	Total
Derivative liabilities	$-	$-	$124,000	$124,000

    The table below sets forth a summary of changes in the fair value of our Level 3 financial instruments for the year ended December 31, 2013:

	September 30, 2013	Recorded New Derivative Liabilities	Warrant Derivatives Reclassified to equity	Extinguished in Conversion of debt to Series D Preferred and RSUs	Change in estimated fair value recognized in results of operations	December 31, 2013
Derivative liabilities	$19,245,000	$33,000	$(2,834,000)	(8,986,000)	$(7,334,000)	$124,000

    Fair Value of Financial Instruments. The Company estimates the fair value of financial instruments that are not required to be carried in the condensed consolidated balance sheet at fair value on either a recurring or non-recurring basis as follows:

	December 31, 2013		September 30, 2013		Level in fair
	Carrying amount	Fair value	Carrying amount	Fair value	value hierarchy

Cash and cash equivalents	$375,000	$375,000	$136,000	$136,000	1
Accounts Receivable, net	$-	$-	$119,000	$119,000	2
Accounts Payable	$823,000	$823,000	$1,024,000	$1,024,000	2

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and approximated fair value due to their short-term nature.

Note 12 — Noncontrolling Interest in Subsidiaries

    At December 31, 2013, the Company owned 96% of Novalog’s common stock, 98% of MSI’s common stock, 81% of RedHawk’s common stock, and 95% of iNetWorks’ common stock.
For the three months ended December 31, 2013 and 2012, Novalog, MSI, RedHawk, and iNetWorks did not have any operating activities.

Note 13 — Subsequent Events

    Amendment to 2011 Omnibus Incentive Plan and Option Exchange Program. On January 16, 2014, the Company implemented an amendment to its 2011 Omnibus Incentive Plan (the “2011 Plan”) to the increase the number of shares of Common Stock issuable under the 2011 Plan to 446,500,000 (the “Plan Amendment”).

    Senior Subordinated Secured Convertible Promissory 2013 Notes. On February 6, 2014, the Company’s board of directors approved the issuance of senior subordinated secured convertible promissory notes in the aggregate principal amount of up to $3.5 million (the “2014 Senior Subordinated Notes”), of which, $1.5 million may be issued in exchange for the cancellation of certain outstanding senior notes. The 2014 Senior Suborinated Notes mature on July 31, 2014. As of the date hereof, the Company has issued 2014 Senior Subordinated Notes in the aggregate principal amount of $525,000.
As additional consideration, each holder of 2014 Senior Subordinated Notes will receive one share of Common Stock and a two year warrant to purchase one share of Common Stock at $0.042 for every $0.168 invested. The 2014 Senior Subordinated Notes shall pay 12% simple interest on a payment-in-kind (“PIK”) basis. At the close of $4.0 million equity security issued by the Company, the 2014 Senior Subordinated Notes will convert into shares of Series D Preferred at the election of the holder thereof in the event 50% or more of the holders elect to convert.

    Loan Modification. On February 7, 2014 the Company entered into a second loan modification (the "Second Modification”) with an effective date of October 28, 2013, (the “Second Modification Effective Date”) to the Loan Agreement with PFG for the Revolving Credit Facility. In accordance with the terms of the Second Modification, in the event the Company consummates a debt or equity financing on or after the Second Modification Effective Date, the Company must pay to PFG 10% of the gross proceeds received from such financing. PFG, however, waived the deposit requirement for the month of January 2014. In consideration for the Second Modification, the Company has agreed to pay PFG a back-end fee of 15% on any capital transaction consummated on or after February 1, 2014.

244,228,141 Shares of Common Stock

ISC8 INC.

Prospectus

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,200
Accounting fees and expenses	$7,000
Legal fees and expenses	$30,000
Miscellaneous fees and expenses	$6,000
Total	$44,200

Item 14. Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

●	for any transaction from which the director derived any improper personal benefit.

Our certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

●	such indemnification is expressly required to be made by law;

●	the proceeding was authorized by the board of directors; or

●	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to e indemnified under Article XI of our bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

    Our bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI of our bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

            We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

Item 15. Recent Sales of Unregistered Securities

    Since February 2011, we have issued the following securities that were not registered under the Securities Act of 1933:

    On October 31, 2013, the Company accepted subscription agreements from certain accredited investors (the "Investors") to purchase shares of Series D Preferred (the "Series D Offering") for $10,000 per share. As additional consideration, each Investor received one-year warrants to purchase 59,523 shares of Common Stock for $0.084 per share ("Warrant Shares") for every share of Series D Preferred purchased (the "Series D Warrants"). Through December 31, 2013, investors have purchased 452 shares of Series D Preferred, resulting in gross proceeds of approximately $4.52 million.

    In connection with the offer and sale of the Series D Preferred, certain holders of the Company's outstanding senior convertible debt cancelled such debt, in the aggregate total of approximately $23.0 million in principal and accrued interest, for shares of Series D Preferred and Series D Warrants on substantially similar terms to the Series D Offering (the “Note Exchanges”). The Note Exchanges resulted in the issuance of approximately 2,305 shares of Series D Preferred and Series D Warrants to purchase approximately 137.2 million shares of Common Stock.

    In addition, on the dates set forth below, the Company issued the following securities:

    On March 16, 2011, the Company issued and sold a 12% Senior Subordinated Secured Promissory Note due March 16, 2013 in the aggregate principal amount of $2,000,000.

    Between March 22 and March 28, 2011, the Company issued an aggregate total of 663,579 shares of Common Stock to an accredited institutional investor upon such investor’s conversion of an aggregate of $199,073.70 of the stated value of the Company’s Series C Convertible Preferred Stock.

    On March 24, 2011, the Company issued an aggregate of 20,338 shares of Common Stock to seven accredited investors pursuant to its election to convert the payment of interest accrued as of such date on those certain convertible and non-convertible interest-bearing debentures issued by the Company to such investors on March 24, 2010.

    On March 29, 2011, the Company issued an aggregate of 15,714 shares of Common Stock to an accredited institutional investor upon such investor’s conversion of an aggregate of $4,714.20 of the stated value of the Company’s Series C Convertible Preferred Stock.

    On March 31, 2011, the Company issued and sold to two accredited investors 12% Senior Subordinated Secured Promissory Notes due March 16, 2013 in the aggregate principal amount of $2,000,000, and 12% Subordinated Secured Convertible Notes due December 23, 2015 in the aggregate principal amount of $1,200,000.

    On various dates between April 8 and May 3, 2011, the Company issued an aggregate of 3,070,707 shares of Common Stock to an accredited institutional investor upon such investor’s conversion of an aggregate of $921,212.10 of the stated value of the Company’s Series C Convertible Preferred Stock.

    On July 1, 2011, the Company issued and sold to four accredited investors 12% Subordinated Secured Convertible Notes due December 23, 2015 in the aggregate principal amount of $4,250,000.

    On July 19, 2011, the Company issued and sold to an accredited investor a 12% Subordinated Secured Convertible Note due December 23, 2015 in the aggregate principal amount of $750,000.

    As additional consideration for a $5.0 million revolving line of credit, on December 7, 2011, the Company issued 7-year warrants to purchase an aggregate of 15,000,000 shares of Common Stock at the exercise price of $0.11 per share.

    On December 20, 2011, December 22, 2011 and January 5, 2012, the Company issued an aggregate of 322,857 shares of Common Stock to four accredited institutional investors upon such investors’ conversion of an aggregate of $161,428.50 of the stated value of the Company’s Series B Convertible Preferred Stock.

    On January 16, 2012, the Company issued an aggregate of 5,506,216 shares of Common Stock to 26 accredited investors pursuant to the Company’s election, according to the terms and conditions of those certain 12% Subordinated Secured Convertible Notes issued by the Company to such investors on various dates between December 23, 2010 and July 19, 2011.

    On March 23, 2012, the Company issued an aggregate of 357,140 shares of Common Stock to five accredited investors upon such investors’ conversion of an aggregate of $178,571.00 of the stated value of the Company’s Series B Convertible Preferred Stock.

    On April 13, 2012, the Company issued an aggregate of 3,198,400 shares of Common Stock to 26 accredited investors pursuant to the Company’s election, according to the terms and conditions of those certain 12% Subordinated Secured Convertible Notes issued by the Company to such investors on various dates between December 23, 2010 and July 19, 2011. These shares were issued in lieu of cash in order to pay the interest accrued on the Notes for the fiscal quarter ended April 1, 2012.

    On July 13, 2012, the Company issued an aggregate of 4,458,000 shares of Common Stock to 26 accredited investors pursuant to the Company’s election, according to the terms and conditions of those certain 12% Subordinated Secured Convertible Notes issued by the Company to such investors on various dates between December 23, 2010 and July 19, 2011.

    Between September 28, 2012 and October 3, 2012, the Company issued and sold Senior Subordinated Secured Convertible Promissory Notes due November 30, 2012 in the aggregate principal amount of $1,500,000.

    On February 12, 2013, the Company cancelled and exchanged certain senior debt for Senior Subordinated Secured Convertible Promissory Notes in the aggregate principal amount of approximately $7.56 million. As additional consideration for the Exchange, the Company issued an aggregate total of approximately 15.0 million shares of Common Stock to holders of the cancelled notes.

    On or about January 15, 2013 and April 12, 2013, the Company issued an aggregate of 5,046,700 and 4,416,908, respectively, shares of Common Stock to 25 accredited investors pursuant to the Company's election, according to the terms and conditions of those certain 12% Subordinated Secured Convertible Notes issued by the Company to such investors on various dates between December 23, 2010 and July 19, 2011.

    On April 30, 2013, the Company issued and sold 12% Senior Subordinated Secured Promissory Notes in the aggregate principal amount of $1,145,000, and issued a total of 3,180,556 shares of Common Stock as additional consideration for the purchase of the notes.

    On February 13, 2014, the Company issued and sold senior subordinated secured convertible promissory notes in the aggregate principal amount of $525,000.

    Each of the securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder and, in the case of the Not Conversion, Section 3(a)(9) of the Securities Act. Each of the investors represented that it was an "accredited investor" as defined in Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The exhibits are incorporated by reference to the Exhibit Index attached hereto and a part hereof by reference.

(b) Financial Statements. See page F-1 for an index of the financial statements and financial statement schedules included in the Registration Statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on February 24, 2014.

ISC8 INC.
By: /s/ Bill Joll Bill Joll Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bill Joll and John Vong, or each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Bill Joll	/s/ John Vong
Bill Joll	John Vong
Chief Executive Officer and President	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer)
Dated: February 24, 2014	Dated: February 24, 2014

/s/ Simon Williams	/s/ Alexander Awan
Simon Williams, Chairman of The Board and Director Dated: February 24, 2014	Alexander Awan, Director Dated: February 24, 2014

/s/ Theodore Lanes	/s/ Chester P. White
Theodore Lanes, Director	Chester P. White, Director
Dated: February 24, 2014	Dated: February 24, 2014

INDEX TO EXHIBITS
Exhibit Number	Exhibit Description

3.1.1	Certificate of Incorporation of the Registrant (1)

3.1.2	Certificate of Amendment of Certificate of Incorporation to increase the authorized shares of the Corporation’s common stock and the authorized shares of the Corporation’s Preferred Stock (2)

3.1.3	Certificate of Amendment of Certificate of Incorporation to reclassify, change, and convert each ten (10) outstanding shares of the Corporation’s common stock into one (1) share of common stock (3)

3.1.4	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series B Convertible Preferred Stock (4)

3.1.5	Certificate of Amendment dated March 9, 2011 to Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock (5)

3.1.6
Certificate of Amendment of Certificate of Incorporation to increase the authorized shares of the Corporation’s common stock from 500,000,000 to 800,000,000 and change of name of corporation to ISC8 Inc. from Irvine Sensors Corporation (6)

3.1.7	Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series D Convertible Preferred Stock (7)

3.1.8	Certificate of Elimination of the Series A-1 10% Cumulative Convertible Preferred Stock (8)

3.1.9	Certificate of Elimination of the Series A-2 10% Cumulative Convertible Preferred Stock (8)

3.1.10	Certificate of Elimination of the Series C Convertible Preferred Stock (8)

3.2	By-laws, as amended and currently in effect (9)

10.1*	Amended and Restated 2006 Omnibus Incentive Plan (10)

10.2*	Executive Salary Continuation Plan, as amended and restated December 26, 2007 (11)

10.3*	2010 Non-Qualified Stock Option Plan (12)

10.4*	Form of Stock Option Agreement for 2010 Non-Qualified Stock Option Plan (13)

10.5*	Employment Agreement dated December 23, 2010 between the Company and Bill Joll (14)

10.6*	Non-Incentive Stock Option Agreement between the Company and Bill Joll (15)

10.7*	Employment Agreement dated December 23, 2010 between the Company and John Carson (16)

10.8*	Form of Non-Incentive Stock Option Agreement between the Company and John Carson and John Stuart (17)

10.9*	Employment Agreement dated December 23, 2010 between the Company and John Stuart (18)

10.10*	2011 Omnibus Incentive Plan (19)

10.11*	Form of Non-Incentive Stock Option Agreement under the 2011 Omnibus Incentive Plan (20)

10.12*	Form of Incentive Stock Option Agreement under the 2011 Omnibus Incentive Plan (21)

10.13*	Form of Restricted Stock Agreement under the 2011 Omnibus Incentive Plan (22)

10.14*	Senior Management Performance Bonus Plan (23)

10.15*	Form of Stock Appreciation Rights Agreement (Stock Settled) under the Company’s 2006 Omnibus Incentive Plan (24)

10.16*	Form of Non-Incentive Stock Option Agreement under the Company’s 2006 Omnibus Incentive Plan (25)

10.17*	Form of Incentive Stock Option Agreement under the Company’s 2006 Omnibus Incentive Plan (26)

10.18*	Form of Restricted Stock Unit Agreement under the Company’s 2006 Omnibus Incentive Plan (27)

10.19*	Form of Restricted Stock Award Agreement under the Company’s 2006 Omnibus Incentive Plan (28)

10.20*	Form of Incentive Stock Option Agreement under the Company’s 2006 Omnibus Incentive Plan (29)

10.21*	Form of Non-Incentive Stock Option Agreement under the Company’s 2006 Omnibus Incentive Plan (30)

10.22*	Form of Stock Appreciation Rights Agreement (Stock Settled) under the Company’s 2006 Omnibus Incentive Plan (31)

10.23*	Irvine Sensors Corporation Deferred Compensation Plan, as amended and restated June 6, 2008, effective January 1, 2005 (32)

10.24	Form of Indemnification Agreement between the Registrant and its directors and officers (33)

10.25	Securities Purchase Agreement dated December 23, 2010 between the Company and Costa Brava and Griffin (34)

10.26	Form of 12% Subordinated Secured Convertible Note issued by the Company to Costa Brava and Griffin on December 23, 2010 (35)

10.27	Security Agreement dated December 23, 2010 between the Company and Costa Brava as representative of the Note holders (36)

10.28	Stockholders Agreement dated December 23, 2010 between the Company and Costa Brava and Griffin (36)

10.29	Voting Agreement dated December 23, 2010 among the Company, the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan, Costa Brava and Griffin (38)

10.30	Form of Indemnification Agreement for directors designated by Costa Brava and Griffin (39)

10.31	Form of Subscription Agreement for Bridge Notes (40)

10.32	Form of Bridge Note (41)

10.33	Form of Agent Common Stock Warrant for Bridge Note Financing (42)

10.34	Form of Joinder Agreement (43)

10.35	Form of 12% Senior Subordinated Secured Promissory Note issued by the Company to Costa Brava on March 16, 2011 and to Costa Brava and Griffin on March 31, 2011 (44)

10.36	Security Agreement dated March 16, 2011 between the Company and Costa Brava as representative of the Note holders (45)

10.37	Omnibus Amendment dated March 16, 2011 between the Company and Costa Brava and Griffin (46)

10.38	Form of 12% Subordinated Secured Convertible Notes due December 23, 2015 issued to Costa Brava and Griffin on March 31, 2011 (47)

10.39	Form of 12% Subordinated Secured Convertible Notes due December 23, 2015 issued on July 1, 2011 (48)

10.4	Security Agreement dated July 1, 2011 (49)

10.41	Second Omnibus Amendment dated July 1, 2011 (50)

10.42	Asset Purchase Agreement dated October 17, 2011 by and between the Company and Vectronix, Inc. (51)

10.43	Stockholder Voting and Support Agreement dated October 17, 2011 by and among Purchaser and certain of the Company’s stockholders (52)

10.44†	Patent License Agreement dated as of March 18, 2009 by and between the Company and Aprolase Development Co., LLC (53)

10.45*	Confidential Transition Agreement and Release dated October 25, 2011 by and between the Company and John J. Stuart, Jr. (54)

10.46*	Offer Letter of Employment dated August 15, 2011 by and between the Company and Dan Regalado, as amended on September 9, 2011 (55)

10.47	Loan and Security Agreement dated December 14, 2011 between the Company and Partners for Growth III, L.P. (56)

10.48	Form of Warrant dated December 14, 2011 issued to PFG and two of its related entities (57)

10.49	Foreclosure Sale Agreement dated October 4, 2012 between the Company and GF Acquisition Co. 2012, LLC (58)

10.50	Form of Forbearance, Limited Waiver and Consent under Loan and Security Agreement between the Company and Partners for Growth III, L.P. dated August 21, 2012 (59)

10.51*	401(k) and Stock Bonus Plan (60)

10.52*	Trust Agreement for the 401(k) and Stock Bonus Plan (61)

10.53	Form of Senior Subordinated Secured Promissory Note due November 30, 2012 issued on September 28 and October 3, 2012.

10.54	Extension of Forbearance Under Loan and Security Agreement between the Company and PFG dated September 28, 2012.

10.55	Form of Warrant issued to PFG as of September 28, 2012 in connection with the Extension of Forbearance Under Loan and Security Agreement. (62)

10.56	Form of 2013 Note, dated February 12, 2013. (63)

10.57	Fifth Omnibus Amendment, dated February 12, 2013. (63)

10.58	Sixth Omnibus Amendment, dated April 29, 2013. (64)

10.59	Form of Warrant, dated April 30, 2013. (64)

10.60	Ninth Forbearance Extension, dated July 1, 2013. (64)

10.61	Seventh Omnibus Amendment, dated August 7, 2013. (64)

10.62	Intercreditor Agreement, dated August 7, 2013. (65)

10.63	Form of Subscription Agreement, dated August 8, 2013. (65)

10.64	Form of Subscription Agreement, dated October 31, 2013. (66)

10.65	Form of Warrant, dated October 31, 2013. (66)

10.66	Form of Investor Rights Agreement, dated October 31, 2013. (66)

10.67	Form of Voting Agreement, dated October 31, 2013. (66)

10.68	Loan Modification, dated November 1, 2013. (66)

14.1	Code of Ethics (67)

21.1	Subsidiaries of the Registrant (68)

23.1	Consent of Disclosure Law Group (69)

23.2	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, Independent Registered Public Accounting Firm (70)

24.1	Power of Attorney (71)

(1) Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2003 as filed with the SEC on December 24, 2003 (File No. 001-08402).

(2) Incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on August 27, 2008 (File No. 001-08402).

(3) Incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K as filed with the SEC on August 27, 2008 (File No. 001-08402).

(4) Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on October 1, 2009 (File No. 001-08402).

(5) Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011 (File No. 001-08402).

(6) Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 25, 2012 (File No. 001-08402).

(7) Incorporates by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on November 5, 2013 (File No. 001-08402).

(8) Incorporated by reference to Exhibits 4.1, 4.2 and 4.3, respectively, to the Registrant’s Current Report on Form 8-K as filed with the SEC on October 17, 2013 (File No. 001-08402).

(9) Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 21, 2007, by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402) and by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on November 5, 2013 (File No. 001-08402).

(10) Incorporated by reference to Exhibit 10.13 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009 as filed with the SEC on May 13, 2009 (File No. 001-08402).

(11) Incorporated by reference to Exhibit 99.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on December 31, 2007 (File No. 001-08402).

(12) (Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(13) Incorporated by reference to Exhibit 10.14 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2011 as filed with the SEC on February 16, 2011 (File No. 001-08402).

(14) Incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(15) Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2011 as filed with the SEC on February 16, 2011 (File No. 001-08402).

(16) Incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(17) Incorporated by reference to Exhibit 10.11 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2011 as filed with the SEC on February 16, 2011 (File No. 001-08402).

(18) Incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(19) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011 (File No. 001-08402).

(20) Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011 (File No. 001-08402).

(21) Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011 (File No. 001-08402).

(22) Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011 (File No. 001-08402).

(23) Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2011 (File No. 001-08402).

(24) Incorporated by reference to Exhibit 10.59 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC on May 15, 2007 (File No. 001-08402).

(25) Incorporated by reference to Exhibit 10.60 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC on May 15, 2007 (File No. 001-08402).

(26) Incorporated by reference to Exhibit 10.61 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC on May 15, 2007 (File No. 001-08402).

(27) Incorporated by reference to Exhibit 10.62 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC on May 15, 2007 (File No. 001-08402).

(28) Incorporated by reference to Exhibit 10.63 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC on May 15, 2007 (File No. 001-08402).

(29) Incorporated by reference to Exhibit 10.15 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008 as filed with the SEC on August 13, 2008 (File No. 001-08402).

(30) Incorporated by reference to Exhibit 10.16 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008 as filed with the SEC on August 13, 2008 (File No. 001-08402).

(31) Incorporated by reference to Exhibit 10.17 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008 as filed with the SEC on August 13, 2008 (File No. 001-08402).

(32) Incorporated by reference to Exhibit 10.18 filed with the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008 as filed with the SEC on August 13, 2008 (File No. 001-08402).

(33) Incorporated by reference to Exhibit 10.9 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2000 as filed with the SEC on December 29, 2000 (File No. 001-08402).

(34) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(35) Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(36) Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(37) Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(38) Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(39) Incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(40) Incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(41) Incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K as filed with the SEC on December 29, 2010 (File No. 001-08402).

(42) Incorporated by reference to Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2011 as filed with the SEC on February 16, 2011 (File No. 001-08402).

(43) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 6, 2011 (File No. 001-08402).

(44) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 21, 2011 (File No. 001-08402).

(45) Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 21, 2011 (File No. 001-08402).

(46) Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 21, 2011 (File No. 001-08402).

(47) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on April 6, 2011 (File No. 001-08402).

(48) Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Quarterly Report on Form 8-K as filed with the SEC on July 7, 2011 (File No. 001-08402).

(49) Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Quarterly Report on Form 8-K as filed with the SEC on July 7, 2011 (File No. 001-08402).

(50) Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Quarterly Report on Form 8-K as filed with the SEC on July 7, 2011 (File No. 001-08402).

(51) Incorporated by reference to Exhibit 2.1 filed with the Registrant’s Quarterly Report on Form 8-K as filed with the SEC on October 19, 2011 (File No. 001-08402).

(52) Incorporated by reference to Exhibit 2.2 filed with the Registrant’s Quarterly Report on Form 8-K as filed with the SEC on October 19, 2011 (File No. 001-08402).

(53) Incorporated by reference to Exhibit 10.12 filed with the Registrant’s Quarterly Report on Form 10-Q as filed with the SEC on May 13, 2009 (File No. 001-08402).

(54) Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on October 31, 2011 (File No. 001-08402).

(55) Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on October 31, 2011 (File No. 001-08402).

(56) Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on December 15, 2011 (File No. 001-08402).

(57) Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K as filed with the SEC on December 15, 2011 (File No. 001-08402).

(58) Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A as filed with the SEC on October 3, 2012 (File No. 001-08402).

(59) Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 6, 2012 (File No. 001-08402).

(60) Incorporated by reference to Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 as filed with the SEC on June 20, 2012 (File No. 333-182235).

(61) Incorporated by reference to Exhibit 99.2 to the Registrant's Registration Statement on Form S-8 as filed with the SEC on June 20, 2012 (File No. 333-182235).

(62) Incorporated by reference Exhibits 10.55, 10.56 and 10.57, respectively, to the Registrant’s Annual Report on Form 10-K filed with the SEC on December 28, 2012 (File No. 001-08402).

(63) Incorporated by reference to Exhibit 10.1 and 10.2, respectively, to the Registrant's Current Report on Form 8-K as filed with the SEC on February 14, 2013 (File No. 001-08402).

(64) Incorporated by reference to Exhibit 10.1 and 10.3, respectively, to the Registrant's Current Report on Form 8-K as filed with the SEC on May 9, 2013 (File No. 001-08402).

(65) Incorporated by reference to Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to the Registrant's Current Report on Form 8-K as filed with the SEC on August 13, 2013 (File No. 001-08402).

(66) Incorporated by reference to Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to the Registrant's Current Report on Form 8-K as filed with the SEC on November 5, 2013 (File No. 001-08402).

(67) Incorporated by reference to Exhibit 14 to the Registrant's Annual Report on Form 10-K as filed with the SEC on December 24, 2003 (File No. 001-08402).

(68) Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K as filed with the SEC on December 24, 2013 (File No. 001-08402).

(69) To be filed by amendment.

(70) Filed herewith.

(71) Filed herewith.

* Denotes management contract or compensatory plan or arrangement

† Confidential treatment was previously requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions were omitted from this exhibit and filed separately with the Securities and Exchange Commission